     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1998

                                                      REGISTRATION NO. 333-56877
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     under
                           The Securities Act of 1933
                            ------------------------

                               PENTON MEDIA, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                          36-2875386                            2721
 (State or Other Jurisdiction of            (I.R.S. Employer             (Primary Standard Industrial
  Incorporation or Organization)         Identification Number)          Classification Code Number)

                              1100 SUPERIOR AVENUE
                             CLEVELAND, OHIO 44114
                           TELEPHONE: (216) 696-7000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                     PRESTON L. VICE, SENIOR VICE PRESIDENT
                              1100 SUPERIOR AVENUE
                             CLEVELAND, OHIO 44114
                           TELEPHONE: (216) 696-7000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                            ------------------------

                                   Copies to:

               CHRISTOPHER M. KELLY                                   BRIAN D. HOGAN
            JONES, DAY, REAVIS & POGUE                               KIRKLAND & ELLIS
         NORTH POINT, 901 LAKESIDE AVENUE                         200 EAST RANDOLPH DRIVE
               CLEVELAND, OHIO 44114                              CHICAGO, ILLINOIS 60601

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 3, 1998


                                      LOGO

                               PENTON MEDIA, INC.

                                  COMMON STOCK
               DISTRIBUTED TO STOCKHOLDERS OF PITTWAY CORPORATION

     This Prospectus is being furnished in connection with the distribution (the "Stock Distribution") to stockholders of Pittway Corporation, a Delaware corporation ("Pittway"), of common stock, par value $.01 per share ("Common Stock"), of Penton Media, Inc., a Delaware corporation formerly known as Penton Publishing, Inc. ("Penton" or the "Company"). Penton is currently a wholly-owned subsidiary of Pittway.

     The shares of Common Stock will be distributed on the basis of one share of Common Stock for each share of Pittway stock, without distinction between classes, to holders of record of Pittway common stock and Pittway class A stock at the close of business on July 31, 1998 (the "Record Date"). No consideration will be paid by Pittway's stockholders for the Common Stock received in the Stock Distribution.


     There is not currently a public market for the Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "PME," subject to official notice of issuance.



     THE STOCK DISTRIBUTION IS CONDITIONED UPON THE CLOSING IMMEDIATELY THEREAFTER OF THE ACQUISITION BY PENTON, IN EXCHANGE FOR COMMON STOCK, CASH AND CERTAIN CONTINGENT RIGHTS, OF DONOHUE MEEHAN PUBLISHING COMPANY, AN ILLINOIS CORPORATION ("DM PUBLISHING"). See "Introduction." The closing of the acquisition is conditioned upon the satisfaction or waiver of various closing conditions. See "DM Publishing Combination Agreement -- Closing Conditions." It is anticipated that such closing and the Stock Distribution will occur on or about August 7, 1998. Certificates representing the shares of Common Stock distributed in the Stock Distribution will be mailed as soon as practicable after the closing of the acquisition. After the Stock Distribution and the acquisition of DM Publishing, 22,781,713 shares of Common Stock will be outstanding.


     RECIPIENTS OF COMMON STOCK IN THE STOCK DISTRIBUTION SHOULD NOTE THE FACTORS DISCUSSED IN "RISK FACTORS" BEGINNING ON PAGE 21.

                            ------------------------

NO STOCKHOLDER APPROVAL OF THE STOCK DISTRIBUTION IS REQUIRED OR SOUGHT. PITTWAY
   IS NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND PITTWAY A PROXY. YOU ARE FURTHER REQUESTED NOT TO SURRENDER ANY PITTWAY COMMON STOCK OR
                          CLASS A STOCK CERTIFICATES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     Questions relating to the Stock Distribution should be directed to James F. Vondrak, Secretary of Pittway Corporation, 200 South Wacker Drive, Suite 700, Chicago, Illinois 60606-5802 (telephone: (312) 831-1070). After the Stock Distribution, stockholders of Penton with inquiries relating to the Stock Distribution or their ownership of Common Stock should contact Preston L. Vice, Secretary of Penton (telephone: (216) 696-7000).


                 The date of this Prospectus is August 4, 1998.

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
SUMMARY OF CERTAIN INFORMATION.............    3
FORWARD-LOOKING STATEMENTS.................    7
RECENT DEVELOPMENTS........................    7
INTRODUCTION...............................    8
  The Company..............................    8
  The Stock Distribution...................    9
THE STOCK DISTRIBUTION.....................   10
  Reasons for the Stock Distribution and
    the DM Publishing Combination..........   10
  Manner of the Stock Distribution.........   10
  Pittway Stock Held under or Issuable
    pursuant to Pittway Employee Plans.....   11
  Relationship between Penton and Pittway
    after the Stock Distribution...........   12
  Certain Federal Income Tax Aspects of the
    Stock Distribution.....................   12
DM PUBLISHING COMBINATION AGREEMENT........   13
  Closing Consideration and Contingent
    Rights.................................   13
  Employment Agreements....................   14
  Representations and Warranties...........   14
  Indemnification and Hold Harmless
    Agreements.............................   15
  Certain Tax Matters......................   17
  Expenses.................................   18
  Registration Rights......................   18
  Closing Conditions.......................   18
RISK FACTORS...............................   21
  Factors Affecting the Common Stock.......   21
  Factors Relating to Taxation.............   22
  Factors Relating to Operations...........   22
  Effect on the Trading Prices of Pittway
    Stock..................................   24
CAPITALIZATION.............................   25
SELECTED HISTORICAL FINANCIAL
  INFORMATION..............................   26
UNAUDITED PRO FORMA COMBINED FINANCIAL
  INFORMATION..............................   27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...............................   32
  Overview.................................   32
  Results of Operations....................   33
  Foreign Currency.........................   37
  Liquidity and Capital Resources..........   37
  Seasonality..............................   38
  Inflation................................   38
  Year 2000 Issue..........................   38
  Forward-Looking Statements...............   39
  Changes in Accounting Standards..........   39
BUSINESS...................................   40
  Overview.................................   40
  Industry.................................   41
  Business Strategy........................   43



                                             PAGE
                                             ----
  Recent Acquisitions and Divestitures.....   44
  Sources of Revenue.......................   45
  Information Products and Services........   46
  Production and Distribution..............   54
  Promotion and Marketing..................   55
  Competition..............................   55
  Trademarks and Intellectual Property
    Rights.................................   55
  Customers................................   56
  Environmental Matters....................   56
  Employees................................   56
  Properties...............................   56
  Litigation...............................   56
MANAGEMENT.................................   57
  Board of Directors.......................   57
  Committees of the Board of Directors.....   59
  Executive Officers.......................   59
  Significant Employees....................   61
EXECUTIVE COMPENSATION.....................   64
  Compensation Tables......................   64
  Penton Compensation Plans................   65
  Employment Agreements....................   72
CERTAIN TRANSACTIONS.......................   72
STOCK OWNERSHIP OF CERTAIN BENEFICIAL
  OWNERS AND EXECUTIVE OFFICERS AND
  DIRECTORS................................   73
DESCRIPTION OF CAPITAL STOCK...............   76
  Common Stock.............................   76
  Preferred Stock..........................   76
  Listing and Trading of Common Stock......   76
  Dividends on Common Stock................   76
  Stock Distribution Agent, Transfer Agent
    and Registrar..........................   76
ANTI-TAKEOVER EFFECTS......................   77
  Business Combinations....................   77
  Classified Board of Directors............   78
  Number of Directors; Removal;
    Vacancies..............................   78
  Stockholder Action; Special Meetings.....   78
  Stockholder Proposals and Nominations....   78
  Amendment of Bylaws......................   79
LIMITATIONS ON LIABILITY AND
  INDEMNIFICATION OF OFFICERS AND
  DIRECTORS................................   80
  Elimination of Liability in Certain
    Circumstances..........................   80
  Indemnification and Insurance............   80
1999 ANNUAL STOCKHOLDERS MEETING...........   80
LEGAL MATTERS..............................   80
EXPERTS....................................   81
AVAILABLE INFORMATION......................   81
INDEX TO FINANCIAL STATEMENTS..............  F-1

                         SUMMARY OF CERTAIN INFORMATION

     This summary is qualified by the more detailed information set forth elsewhere in this Prospectus, which should be read in its entirety. When used with reference to periods after the Stock Distribution (as defined below), the terms "Penton" and the "Company" mean Penton Media, Inc. and its subsidiaries after giving effect to the DM Publishing Combination (as defined below). Penton's logo and certain of the titles and logos of Penton's publications and media services referred to herein are trademarks of Penton. Each trade name, trademark or service mark of any other company appearing in the Prospectus is the property of its holder.

PENTON........................   Penton Media, Inc. ("Penton") is a Delaware
                                 corporation formerly known as Penton
                                 Publishing, Inc. Founded in 1892 by John
                                 Augustus Penton, Penton is a leading business media company. Penton's principal media platforms, including magazines, trade shows and conferences, and electronic media products, provide proprietary information to business users and integrated marketing solutions to industry suppliers. Penton's publications, trade shows and conferences, and electronic media products currently serve the electronics, design/engineering, manufacturing, supply chain/aviation, mechanical systems/construction, foodservice/hospitality, government/compliance, and management markets, and, upon completion of the DM Publishing
                                 Combination, will also serve the convenience store/baking market.

DM PUBLISHING COMBINATION.....   Immediately following the Stock Distribution,
                                 Penton will acquire Donohue Meehan Publishing
                                 Company, an Illinois corporation ("DM
                                 Publishing"), through a merger of DM Publishing into D-M Acquisition Corp., an Illinois corporation and a wholly-owned subsidiary of Penton, in exchange for common stock, par value
                                 $.01 per share ("Common Stock"), of Penton, cash and contingent rights to receive additional cash (and/or under certain circumstances additional Common Stock) (the "DM
                                 Publishing Combination"). At the closing of the acquisition, Penton will enter into a two-year employment agreement with each of DM
                                 Publishing's two shareholders. See "DM
                                 Publishing Combination Agreement."

                                 Penton believes that the DM Publishing
                                 Combination will benefit Penton and its
                                 stockholders because, among other things, it will strengthen Penton's position in publishing for the foodservice industry. Penton also expects to benefit from the addition to its management of the two shareholders of DM Publishing, who, combined, have over fifty years of experience in publishing for that industry.

MANAGEMENT....................   It is expected that all current senior
                                 management of both Penton and DM Publishing, who have extensive experience in the business media industry, will remain with Penton after the Stock Distribution and the DM Publishing
                                 Combination. The current Chief Executive
                                 Officer and the current President of Penton, who will be serving immediately following the Stock Distribution and the DM Publishing
                                 Combination, have 24 and 21 years,
                                 respectively, of experience in this industry.
                                 The various operating unit heads of the major
                                 Penton operations who will be serving
                                 immediately following the Stock Distribution and the DM Publishing Combination have, on average, over 25 years of experience in this industry.

                                 For information regarding employment agreements with certain senior management of Penton and DM Publishing, see "DM

                                 Publishing Combination Agreement -- Employment Agreements" and "Executive Compensation -- Employment Agreements."

STOCK DISTRIBUTION............   The distribution of Common Stock to
                                 stockholders of Pittway.

DISTRIBUTING COMPANY..........   Pittway Corporation, a Delaware corporation
                                 ("Pittway").

VOTE REQUIRED.................   A vote of Pittway's stockholders is not
                                 required to approve the Stock Distribution because (i) the Stock Distribution is a dividend, which is within the sole discretion of Pittway's Board of Directors to declare and
                                 (ii) the Stock Distribution does not represent a sale, lease, or exchange of all or substantially all of Pittway's property and assets under the Delaware General Corporation
                                 Law.

STOCK DISTRIBUTION RATIO......   One share of Common Stock for each share of
                                 Pittway common stock, and one share of Common
                                 Stock for each share of Pittway class A stock, held of record on the Record Date.

RECORD DATE...................   Close of business on July 31, 1998.


STOCK DISTRIBUTION DATE.......   Expected to be on or about August 7, 1998. On
                                 the Stock Distribution Date, the Stock
                                 Distribution Agent will begin distributing
                                 Common Stock certificates to stockholders of Pittway. Pittway stockholders will not be required to make any payment or to take any other action in connection with the Stock
                                 Distribution. STOCKHOLDERS OF PITTWAY WILL
                                 CONTINUE TO OWN THEIR PITTWAY COMMON STOCK AND
                                 PITTWAY CLASS A STOCK AND ARE NOT REQUIRED TO,
                                 AND SHOULD NOT, SURRENDER CERTIFICATES
                                 REPRESENTING SUCH STOCK. See "The Stock
                                 Distribution -- Manner of the Stock
                                 Distribution."


STOCK DISTRIBUTION AGENT......   Harris Trust and Savings Bank
                                 P.O. Box A-3504
                                 Chicago, Illinois 60690-3504
                                 (312) 461-5360


SHARES OUTSTANDING............   21,240,075 shares of Common Stock (based on the
                                 aggregate number of shares of common stock and class A stock of Pittway outstanding on the Record Date) will be distributed in the Stock
                                 Distribution. As of the Record Date, there were 3,938,832 shares of Pittway common stock outstanding and 17,301,243 shares of Pittway class A stock outstanding.



                                 1,541,638 shares of Common Stock will be distributed in connection with the DM Publishing Combination (excluding shares that may be contingently issuable in the year 2000). See "DM Publishing Combination Agreement -- Closing Consideration and Contingent Rights."



                                 22,781,713 shares of Common Stock will be outstanding immediately after the Stock Distribution and the DM Publishing Combination. At or about such time, certain debt convertible into Common Stock and certain options to purchase Common Stock will also be outstanding. See "Capitalization."


CONDITION.....................   THE STOCK DISTRIBUTION IS CONDITIONED UPON THE
                                 CLOSING IMMEDIATELY THEREAFTER OF THE DM
                                 PUBLISHING COMBINATION. SEE "INTRODUCTION." The closing of the DM Publishing Combination is conditioned upon the satisfaction or waiver of various closing conditions. See "DM Publishing Combination
                                 Agreement -- Closing Conditions."

RISK FACTORS..................   Stockholders should consider the factors
                                 discussed under "Risk Factors." Some of the significant risk factors include "Factors
                                 Affecting the Common Stock -- Ownership by
                                 Certain Significant Stockholders," "Factors
                                 Relating to Taxation -- Tax Aspects of the
                                 Stock Distribution," "Factors Relating to
                                 Operations -- Dependence on and Cyclicality of
                                 Advertising Revenue," "-- Acquisition Risks," and "-- Risks Associated with International
                                 Operations."


TRADING MARKET................   The Common Stock has been approved for listing
                                 on the New York Stock Exchange under the symbol
                                 "PME," subject to official notice of issuance.
                                 It is not anticipated that there will be "when issued" trading of the Common Stock prior to the Stock Distribution Date.


STOCK TICKER SYMBOL...........   PME

TRANSFER AGENT AND
REGISTRAR.....................   Harris Trust and Savings Bank
                                 P.O. Box A-3504
                                 Chicago, Illinois 60690-3504
                                 (312) 461-5360

FEDERAL INCOME TAX
CONSEQUENCES..................   Pittway has received a ruling from the Internal
                                 Revenue Service that the Stock Distribution will be tax-free to Pittway and its stockholders for federal income tax purposes.
                                 See "The Stock Distribution -- Certain Federal
                                 Income Tax Aspects of the Stock Distribution."

ANTI-TAKEOVER PROVISIONS......   Certain provisions of Delaware corporation law
                                 and of Penton's certificate of incorporation and bylaws may have the effect of discouraging unsolicited takeover bids from third parties.
                                 See "Anti-Takeover Effects."

PENTON DIVIDEND POLICY........   Penton expects to pay initial quarterly
                                 dividends in an amount of $.03 per share. The future payment of dividends will depend on business decisions that will be made by the Board of Directors from time to time based upon the results of operations and financial condition of Penton and such other business considerations as the Board of Directors considers relevant.

PRINCIPAL OFFICE OF PENTON....   1100 Superior Avenue
                                 Cleveland, Ohio 44114
                                 (216) 696-7000

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following table summarizes certain financial data with respect to Penton. The historical income statement data for each of the three years in the period ended December 31, 1997 and balance sheet data as of December 31, 1996 and 1997 have been derived from Penton's audited annual financial statements and notes thereto, which appear elsewhere in this Prospectus. The historical data as of or for the three months ended March 31, 1998 and 1997 have been derived from unaudited financial statements appearing elsewhere herein which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The unaudited pro forma data reflect adjustments to Penton's historical data for the year ended December 31, 1997, and the three months ended March 31, 1998, to give effect to: (i) the acquisition of Independent Exhibitions Limited, Equity Information Exchange Limited and Service Exhibitions Limited (collectively referred to herein as "INDEX"), which was completed on December 12, 1997, as if such acquisition had occurred on January 1, 1997 and had been included on the basis of its twelve months ended November 30, 1997, (ii) the DM Publishing Combination as if such acquisition had occurred on January 1, 1997,
(iii) the issuance of Common Stock pursuant to the DM Publishing Combination as if such issuance had occurred on January 1, 1997, and (iv) other adjustments required to reflect the combined results of operations of Penton as a separate public company. See "Unaudited Pro Forma Combined Financial Information." Historical and pro forma results may not be indicative of the future performance of Penton as a separate public company. The information set forth below should be read in conjunction with the audited and unaudited Penton historical consolidated financial information, the unaudited pro forma combined financial information, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus. Historical dividends per share have not been presented because Penton was not a public company during the periods presented.


                                                                                                      HISTORICAL        PRO FORMA
                                                                                                  -------------------   ---------
                                                                                    PRO FORMA        THREE MONTHS         THREE
                                                                                   ------------                          MONTHS
                                                 HISTORICAL
                            ----------------------------------------------------                         ENDED
                                          YEAR ENDED DECEMBER 31,                   YEAR ENDED         MARCH 31,          ENDED
                            ----------------------------------------------------   DECEMBER 31,   -------------------   MARCH 31,
                              1993       1994       1995       1996       1997         1997         1997     1998(A)      1998
                            --------   --------   --------   --------   --------   ------------   --------   --------   ---------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FOR THE PERIOD:
  OPERATING RESULTS
    Revenues..............  $149,991   $159,284   $179,900   $188,557   $204,931     $222,957     $ 48,666   $ 52,485   $ 54,589
    Operating income
      (b).................     7,063     10,290     11,947     18,499     25,297       28,407        4,857      4,665      4,976
    Income from continuing
      operations..........     3,920      6,062      8,625     10,956     14,874       14,923        2,718      2,340      2,379
    Income from
      discontinued
      operations..........        (6)        51        (48)        --         --           --           --         --         --
    Cumulative effect of
      changes in
      accounting
      principles..........      (190)        --         --         --         --           --           --         --         --
    Net income............     3,724      6,113      8,577     10,956     14,874       14,923        2,718      2,340      2,379
    Income from continuing
      operations and net
      income per share,
      basic and diluted
      (c).................       .18        .29        .40        .52        .70          .66          .13        .11        .10
  CASH FLOWS AND OTHER
    DATA
    Cash flows
      Operating...........  $  8,142   $  5,329   $  7,423   $ 20,507   $ 23,186     $ 24,987     $    590   $ (1,018)  $   (452)
      Investing(d)........    (5,432)    (5,026)    (4,989)    (4,722)   (53,192)     (53,192)     (14,799)    (1,128)    (1,128)
      Financing...........    (2,650)      (668)    (1,697)   (15,888)    30,854       29,517       13,916      1,459      4,672
    Capital
      expenditures(d).....     6,151      7,593      4,989      4,822      5,450        5,646          759      1,128      1,128
    Depreciation and
      amortization........     5,145      5,596      5,772      5,911      6,551        8,342        1,678      2,027      2,241
    EBITDA(e).............    12,208     15,886     17,719     24,410     31,848       36,749        6,535      6,692      7,217
AT END OF PERIOD:
  Total assets of
    continuing
    operations............  $101,519   $105,901   $116,494   $108,799   $156,426     $178,440     $123,826   $159,094   $184,882
  Investment in
    discontinued
    operations............     4,818      5,241         --         --         --           --           --         --         --
  Total assets............   106,337    111,142    116,494    108,799    156,426      178,440      123,826    159,094    184,882
  Goodwill and other
    intangibles...........    22,954     22,784     21,916     21,940     71,822      103,361       36,837     71,673    102,399
  Stockholder's equity....    60,675     61,847     70,763     59,151     69,613       84,081       61,869     71,953     90,404


---------------
(a) Operating results for the period were negatively impacted by period costs of trade shows acquired in December 1997 for which revenues will not be recognized until the trade shows are held in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) Revenues less operating expenses. See Consolidated Statement of Income included in Penton's Consolidated Financial Statements.


(c) Historical earnings per share are based on 21,200,000 shares of Common Stock outstanding. Pro forma earnings per share are based on 22,739,000 shares, consisting of the historical shares outstanding increased by 1,539,000 shares issuable upon completion of the DM Publishing Combination, as if it had occurred on March 31, 1998. The actual number of shares to be issued in the Stock Distribution and the DM Publishing Combination differs slightly from the amounts presented herein.



(d) Cash flows from investing activities include capital expenditures.



(e) Penton defines EBITDA as operating income before depreciation and amortization. EBITDA is often used to analyze and compare companies on the basis of operating performance and cash flow. However, EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures and other investment requirements. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Not all companies calculate EBITDA in the same manner, and EBITDA as presented may not be comparable to similarly titled measures presented by other companies.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that constitute forward-looking statements in that they include statements regarding the intent, belief, or current expectations of Penton, its directors or its officers primarily with respect to the future operating performance of Penton. All statements other than statements of historical facts included in this Prospectus are forward-looking statements. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. Although such forward-looking statements (and the assumptions upon which they are based) reflect Penton's current reasonable judgment regarding the direction of its business, actual results will almost always vary, sometimes materially. Penton undertakes no obligation to release publicly any revisions to any such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated results. The information contained in this Prospectus, including without limitation the information under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," identifies important factors that could affect actual results, and Penton's forward-looking statements are expressly qualified in their entirety by such factors.

                              RECENT DEVELOPMENTS

     Penton's revenues for the three and six months ended June 30, 1998 were $59.2 million and $111.7 million, respectively, compared to $54.1 million and $102.7 million, respectively, for the comparable periods in 1997. Penton's operating income for the three and six months ended June 30, 1998 was $6.9 million and $11.6 million, respectively, compared to $8.6 million and $13.4 million, respectively, for the comparable periods in 1997. Net income for the three and six months ended June 30, 1998 was $3.7 million and $6.0 million, respectively, equivalent to $0.17 per share and $0.28 per share, respectively, based on 21,200,000 shares of Common Stock outstanding. Net income for the three and six months ended June 30, 1997 was $4.9 million and $7.6 million, respectively, or $0.23 per share and $0.36 per share, respectively, based on 21,200,000 shares of Common Stock outstanding.


     The increase in revenues for the six months ended June 30, 1998 over the comparable period in 1997 was primarily attributable to (i) an overall increase in advertising revenues, which included the publication of Hydraulics and Pneumatics' Fluid Power Handbook and Directory published every other year, and an increase in advertising volume related to two new publications launched in the first quarter of 1998, IW Growing Companies and Penton's Embedded Systems Development, (ii) the inclusion for the first time of the operations of trade shows acquired in December 1997 and (iii) an increase in revenues from external customers of the Company's printing facility.


     The decline in operating income and net income for the six months ended June 30, 1998 over the comparable period in 1997 was due primarily to (i) an increase in period costs related to trade shows acquired in December 1997 (indirect selling, general, and administrative costs are expensed as incurred while the related revenues and direct show expenses are recognized when the event is held), (ii) higher charges related to Pittway stock appreciation rights held by Penton employees, and (iii) interest and amortization expenses related to the trade shows acquired in December 1997.

                                  INTRODUCTION

THE COMPANY

     Penton Media, Inc., a Delaware corporation formerly known as Penton Publishing, Inc. ("Penton" or the "Company"), is a direct, wholly-owned subsidiary of Pittway Corporation, a Delaware corporation ("Pittway"). Founded in 1892 by John Augustus Penton, Penton is a leading business media company. Penton's principal media platforms, including magazines, trade shows and conferences, and electronic media products, provide proprietary information to business users, and integrated marketing solutions to industry suppliers. Penton's publications, trade shows and conferences, and electronic media products serve the electronics, design/engineering, manufacturing, supply chain/aviation, mechanical systems/construction, foodservice/hospitality, government/compliance, and management markets, and, upon completion of the DM Publishing Combination (as defined below), will also serve the convenience store/baking market. Penton's diverse array of products provide business-to-business marketers with the tools to communicate effectively with their customers, and provide current information to the markets served. Penton had total revenue of approximately $205 million in 1997.

     Widely recognized as a publisher of high-quality business and trade magazines, Penton has, in recent years, diversified its media platforms to include trade shows and conferences, electronic media products (including Web sites and CD-ROMs), custom publishing, research, databases, and information product sales. Penton also owns a printing plant, Penton Press, which prints nearly all of Penton's publications and approximately 50 outside publishers' magazines, and a direct-mail and marketing services business, Curtin & Pease/Peneco.


     Penton is the fifth largest specialized business magazine publisher in the United States, according to the American Business Press, the leading association for the business publishing industry. Penton publishes 42 national business and trade publications with a combined circulation of over 2.7 million subscribers worldwide. Of the 21 Penton magazines that serve measured market segments tracked by external reporting sources, 17 are ranked either first or second in their markets. Some of Penton's leading magazine brands include Air Transport World, American Machinist, Computer-Aided Engineering, Electronic Design, IndustryWeek, Machine Design, Microwaves & RF, New Equipment Digest, and Wireless Systems Design. Penton's magazines accounted for approximately 74% of Penton's total revenue in 1997.


     Penton has aggressively expanded its presence in the trade show and conference business in recent years, and currently operates 63 trade shows and conference events. Penton acquired three trade show companies in 1997:

          ACQUIRED COMPANY                 DATE                    CONSIDERATION
          ----------------                 ----                    -------------
A/E/C SYSTEMS International           January, 1997     $14.0 million and up to $3.25
  ("A/E/C")                                             million in contingent consideration,
                                                        $655,000 of which has been paid
INDEX*, comprised of:                 December, 1997    UK L16.1 million cash, UK L1.5
  Independent Exhibitions Limited                       million loan note, and up to UK L2.6
  Equity Information Exchange                           million contingent consideration
  Limited
  Service Exhibitions Limited
Industrial Shows of America           December, 1997    $5.0 million and up to $6.0 million
  ("ISOA")..........................                    in contingent consideration

---------------

* Each trade show company comprising INDEX was under common control.

     Penton's trade shows include the A/E/C SYSTEMS International Shows, Computers for Contractors, Computers in Manufacturing, International Leisure Industry Week, the North American Warehousing & Distribution Exposition & Conference, and the Wireless Symposium & Exhibition. Conferences include the America's Best Plants Series and the Global Leadership Forum. Trade shows and conferences accounted for approximately 5% of Penton's total revenue in 1997. On a pro forma basis, had INDEX and ISOA been acquired in January 1997, Penton's trade show and conference revenue would have accounted for 12% of

Penton's total revenue in 1997, and Penton would have sold approximately 1.4 million net square feet of exhibit space to over 5,500 exhibiting companies.

     In addition to trade shows and conferences, electronic media products have expanded Penton's service to its market segments. As business-to-business use of the Internet has grown, Penton's product arrays have been expanded to include World Wide Web sites that provide both information resources and market access to advertisers. Electronic media products also include editorial content and statistics, directories, and product selection information on CD-ROMs and diskettes. In December of 1997, Penton signed a joint venture agreement with Findlay Publishing of the United Kingdom to produce and market Design Selector Global, a global database of component product information for mechanical, electro-mechanical, and electronics engineers that will be accessible via the Internet. Revenues from electronic media products accounted for less than 1% of Penton's total revenue in 1997.

     In addition to publications, trade shows and conferences, and electronic media, Penton's business includes marketing and business development services such as databases, direct-mail marketing, custom communications, and research services. These services provide integrated market access to Penton's advertiser customers by facilitating the flow of information between them and their customers.

THE STOCK DISTRIBUTION

     On the Stock Distribution Date (as hereinafter defined), Pittway will distribute (the "Stock Distribution") 100% of the outstanding common stock, par value $.01 per share, of Penton ("Common Stock"), on the basis of one share of Common Stock for each share of Pittway common stock, of the par value of $1.00 per share ("Pittway Common Stock"), and one share of Common Stock for each share of Pittway class A stock, of the par value of $1.00 per share ("Pittway Class A Stock," and together with Pittway Common Stock, "Pittway Stock"), to the holders of record of Pittway Stock as of the close of business on the Record Date (as hereinafter defined). As discussed under "The Stock Distribution -- Reasons for the Stock Distribution and the DM Publishing Combination," Pittway believes it is in the best interests of Pittway and its stockholders to distribute the Common Stock to Pittway's stockholders.


     THE STOCK DISTRIBUTION IS CONDITIONED UPON THE CLOSING IMMEDIATELY THEREAFTER OF THE ACQUISITION BY PENTON OF DONOHUE MEEHAN PUBLISHING COMPANY, AN ILLINOIS CORPORATION ("DM PUBLISHING"), THROUGH THE MERGER OF DM PUBLISHING INTO A WHOLLY-OWNED SUBSIDIARY OF PENTON ("COMBINATION SUBSIDIARY"). Such acquisition is the subject of an agreement (the "DM Publishing Combination Agreement") among Penton, Combination Subsidiary, Pittway, DM Publishing and William C. Donohue and John J. Meehan, the stockholders of DM Publishing (the "DM Publishing Shareholders"). See "DM Publishing Combination Agreement." DM Publishing publishes three magazines in the convenience store/baking market. In connection with the DM Publishing Combination, the DM Publishing Shareholders will receive
(i) 1,541,638 shares of Common Stock, constituting 6.767% of the Common Stock outstanding immediately following the Stock Distribution and the DM Publishing Combination, (ii) $7.0 million in cash, (iii) the right to receive up to $4.0 million of additional cash depending on the amount by which DM Publishing's pre-tax income exceeds $4.0 million per year during 1998 and/or 1999 (see "DM Publishing Combination Agreement -- Closing Consideration and Contingent
Rights -- Contingent Right Based on Earnings"), and (iv) the right to receive additional cash (and/or, in certain circumstances, additional Common Stock) equal to the excess, if any, of $29.0 million over the lower of the average market values, during two reference periods in the year 2000, of the shares of Common Stock issued to the DM Publishing Shareholders at the closing of the DM Publishing Combination, subject to certain limitations with respect to any of such shares sold prior to making such additional payment. The reference periods are the 30 days following the date on which Penton publicly releases its financial results for calendar year 1999 and the 30 days ending on the second anniversary of the date of the DM Publishing Combination. See "DM Publishing Combination Agreement -- Closing Considerations and Contingent
Rights -- Contingent Right Based on Market Value." At the closing of the DM Publishing Combination, Penton will enter into two-year employment agreements with the DM Publishing Shareholders pursuant to which Mr. Donohue will serve as the President and Mr. Meehan will serve as the Executive Vice President of Combination Subsidiary, which will be renamed Donohue Meehan Publishing Company. See "DM Publishing Combination Agreement -- Employment Agreements." The DM Publishing

Shareholders will also become members of Penton's Board of Directors (the "Board"). The acquisition of DM Publishing is referred to herein as the "DM Publishing Combination."


     The closing of the DM Publishing Combination is conditioned upon the satisfaction or waiver of various closing conditions. See "DM Publishing Combination Agreement -- Closing Conditions." Certificates representing the shares of Common Stock distributed in the Stock Distribution will be mailed as soon as practicable after the closing of the DM Publishing Combination (the date of distribution being referred to as the "Stock Distribution Date"). It is anticipated that such closing and the Stock Distribution will occur on or about August 7, 1998.


     Commencing with the Stock Distribution Date, Penton will operate as a separate public company. Penton's principal executive offices are located at 1100 Superior Avenue, Cleveland, Ohio 44114.

                             THE STOCK DISTRIBUTION

     Prior to the Stock Distribution, Pittway will deliver to Harris Trust and Savings Bank (the "Stock Distribution Agent"), for delivery to Pittway's stockholders in the manner described below, 100% of the outstanding Common Stock.

REASONS FOR THE STOCK DISTRIBUTION AND THE DM PUBLISHING COMBINATION

     Pittway believes that it is in the best interests of Pittway and its stockholders to distribute the Common Stock to Pittway's stockholders.

     Penton's business media operations are functionally dissimilar from Pittway's other businesses, the principal one of which is the manufacture and distribution of alarm and other security products. As a separate public company, Penton will be able to offer its employees incentives that are more directly linked to the results of the business in which they work. In addition, as an independent company, Penton will have complete access to its cash flows from operations, as opposed to paying a substantial portion of such cash flow as dividends to Pittway, and will be able independently to determine its capital structure. Another advantage to the Stock Distribution is that Penton will not have to compete with Pittway's other business units for resources and Penton's Board will be able to concentrate on purely business media issues. Finally, Penton believes that it will be better able to attract acquisition targets because of its focused business and the ability to issue Common Stock as part of the purchase price. For a discussion of the risks associated with being an independent company, see "Risk Factors -- Factors Relating to Operations -- No Operating History as an Independent Company."

     The Stock Distribution also makes possible the DM Publishing Combination. The DM Publishing Shareholders indicated early in the negotiations of the DM Publishing Combination Agreement that a combination of DM Publishing with Penton would not be acceptable unless Penton were separated from Pittway's other businesses and operated as a separate public company. The DM Publishing Combination should strengthen Penton's position in publishing for the foodservice industry. Penton also expects to benefit from the addition of the DM Publishing Shareholders to its management.

     In approving the Stock Distribution, the Pittway Board of Directors did not consider any anti-takeover effects with respect to Pittway. The Pittway Board was aware of the anti-takeover effects with respect to Penton, as described under "Anti-Takeover Effects."

MANNER OF THE STOCK DISTRIBUTION


     On the Stock Distribution Date, Pittway will transfer to the Stock Distribution Agent all shares of Common Stock then owned by Pittway with instructions to distribute to each holder of record of Pittway Common Stock or Pittway Class A Stock at the close of business on July 31, 1998 (the "Record Date") one share of Common Stock for each share of Pittway Common Stock then held and one share of Common Stock for each share of Pittway Class A Stock then held, and to transfer to Penton all remaining shares of Common Stock held by the Stock Distribution Agent after the Stock Distribution has been made.



     As of the Record Date, there were 3,938,832 shares of Pittway Common Stock outstanding held by approximately 411 holders of record and 17,301,243 shares of Pittway Class A Stock outstanding held by approximately 860 holders of record. The Stock Distribution will not affect the number of outstanding shares of Pittway Common Stock or Pittway Class A Stock or any rights attached thereto.



     Included among the shares of Pittway Class A Stock were 5,317 shares issued in the December, 1989 merger of Pittway Corporation, a Pennsylvania corporation ("Pennsylvania Pittway"), into Pittway (which changed its name from Standard Shares, Inc. to Pittway Corporation in connection with the merger) as to which the certificates continue to be held by Harris Trust and Savings Bank, in its capacity as the successor to the merger exchange agent, pending the surrender of the corresponding Pennsylvania Pittway stock certificates by the holders of such certificates. Pending such surrender (or disposition under applicable escheat laws), Harris Trust and Savings Bank, in its capacity as the successor to the merger exchange agent, will hold the Common Stock distributed in respect of such shares (and any dividends and other distributions paid by Penton on such Common Stock) for the accounts of such holders.


     Holders of record of Pittway Common Stock and Pittway Class A Stock at the close of business on the Record Date will be entitled to receive shares of Common Stock without paying any consideration for them. HOLDERS OF PITTWAY COMMON STOCK AND PITTWAY CLASS A STOCK WILL CONTINUE TO OWN THEIR SHARES OF PITTWAY STOCK FOLLOWING THE STOCK DISTRIBUTION AND ARE NOT REQUIRED TO, AND SHOULD NOT, SURRENDER THE CERTIFICATES REPRESENTING THEIR PITTWAY STOCK.

     No rights of dissent or appraisal exist with regard to the Stock Distribution under Delaware law.


     A vote of Pittway's stockholders is not required to approve the Stock Distribution because (i) the Stock Distribution is a dividend, which is within the sole discretion of Pittway's Board of Directors to declare and (ii) the Stock Distribution does not represent a sale, lease, or exchange of all or substantially all of Pittway's property and assets under the Delaware General Corporation Law.



     Certificates representing shares of Common Stock will be mailed by the Stock Distribution Agent to record holders of Pittway Stock commencing as soon as practicable after the completion of the DM Publishing Combination. It is anticipated that such mailing will commence on or about August 7, 1998.


PITTWAY STOCK HELD UNDER OR ISSUABLE PURSUANT TO PITTWAY EMPLOYEE PLANS

     Common Stock distributed in respect of Pittway Stock held in the Pittway Corporation Blue Chip Profit Sharing and Savings Plan (the "Pittway Profit Sharing Plan") for the accounts of participants will be delivered to the trustee of the Pittway Profit Sharing Plan for credit to the accounts of such participants (but purchases of Common Stock for such accounts will not be permitted). Shares of Common Stock or other stock credited to the accounts of participants who are employees of Penton and its subsidiaries will subsequently be transferred to their accounts under the Penton Media, Inc. Retirement Savings Plan. Penton may in the future require the disposition of any stock other than Common Stock held under such plan. Pittway may in the future require the disposition of Common Stock held under the Pittway Profit Sharing Plan for the accounts of the remaining participants.


     Holders of options to purchase Pittway Stock that are outstanding under Pittway's 1990 Stock Awards Plan, 1996 Director Stock Option Plan or 1998 Director Stock Option Plan will not receive upon any exercise subsequent to the Record Date any shares of Common Stock. Instead, the numbers of shares of Pittway Stock subject to, and the exercise prices of, such options will be adjusted as provided in each respective plan. However, as described under "Executive Compensation -- Employment Agreements," Thomas L. Kemp, Penton's Chief Executive Officer, has the right under his employment agreement with Penton to surrender to Pittway prior to the Stock Distribution his options to purchase Pittway Stock which are outstanding under Pittway's 1990 Stock Awards Plan and receive from Penton following the Stock Distribution options to purchase Common Stock under Penton's Equity Incentive Plan (as defined below).


     Holders of stock appreciation rights outstanding at the Record Date under Pittway's 1990 Stock Awards Plan will not participate in the Stock Distribution. Instead, such stock appreciation rights, which by their terms are exercisable solely for cash, will be adjusted as provided in such plan.

RELATIONSHIP BETWEEN PENTON AND PITTWAY AFTER THE STOCK DISTRIBUTION

     Subsequent to the Stock Distribution and the DM Publishing Combination, Penton will operate as a separate public company. Pittway will have no continuing relationship with Penton, other than as an arm's-length supplier of up to a specified level of assistance in connection with Penton's preparation of its tax returns for periods ending on or prior to December 31, 1998, and in connection with Penton's other tax matters for such periods, if so requested by Penton. However, the indemnification obligations of each to the other under the DM Publishing Combination Agreement will remain in effect. See "DM Publishing Combination Agreement -- Indemnification and Hold Harmless Agreements" and " -- Certain Tax Matters." Immediately following the Stock Distribution and the DM Publishing Combination, two of Penton's 11 directors will also be members of Pittway's Board of Directors. See "Management -- Board of Directors."

CERTAIN FEDERAL INCOME TAX ASPECTS OF THE STOCK DISTRIBUTION

     Pittway has received a ruling from the Internal Revenue Service (the "IRS") that for federal income tax purposes (i) Pittway will not recognize gain or loss on the Stock Distribution, (ii) Pittway stockholders will not recognize gain or loss (and no amount will otherwise be included in their income) on their receipt of Penton Common Stock in the Stock Distribution, (iii) the basis of the Penton Common Stock received by each holder of Pittway Stock will be determined by allocating such holder's tax basis in such Pittway Stock immediately before the Stock Distribution between such Pittway Stock and Penton Common Stock based on the relative fair market values of each immediately after the Stock Distribution, and (iv) the holding period of the Penton Common Stock received in the Stock Distribution will include the holding period of the Pittway Stock on which such Penton Common Stock was distributed, provided that such Pittway Stock is held as a capital asset on the Stock Distribution Date. As soon as practicable after trading in Penton Common Stock has commenced, Pittway intends to make available to its stockholders information regarding allocation of the basis between Penton Common Stock and Pittway Stock.

     The ruling addresses only the generally applicable material federal income tax consequences of the Stock Distribution. It does not address all federal income tax consequences that may apply to particular stockholders nor any foreign, state or local tax consequences. Pittway's stockholders are urged to consult their own tax advisors regarding the particular tax consequences of their receipt of Penton Common Stock in the Stock Distribution.

     The federal income tax consequences described above could be affected by events subsequent to the Stock Distribution. See "Risk Factors -- Factors Relating to Taxation -- Tax Aspects of the Stock Distribution."

                      DM PUBLISHING COMBINATION AGREEMENT

     The detailed terms of and conditions to the DM Publishing Combination are contained in the Combination Agreement dated as of May 21, 1998 by and among Penton, Combination Subsidiary, Pittway, DM Publishing, and the DM Publishing Shareholders, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary description of the material terms of the DM Publishing Combination Agreement is qualified in its entirety by, and made subject to, the more complete information set forth in the DM Publishing Combination Agreement.

     The DM Publishing Combination Agreement deals primarily with four subjects:
(i) Penton's acquisition of DM Publishing; (ii) Penton's post-acquisition employment of the DM Publishing Shareholders; (iii) the respective representations and warranties and indemnification obligations of Penton, Pittway, and the DM Publishing Shareholders relating to the DM Publishing Combination; and (iv) Penton's grant of registration rights to the DM Publishing Shareholders.

CLOSING CONSIDERATION AND CONTINGENT RIGHTS


     At the closing under the DM Publishing Combination Agreement, DM Publishing will be merged into Combination Subsidiary, a wholly-owned subsidiary of Penton, which will thereupon change its name to Donohue Meehan Publishing Company. In the merger, the DM Publishing Shareholders will receive (i) 1,541,638 shares of Common Stock, constituting 6.767% of the Common Stock outstanding immediately following the Stock Distribution and the merger, (ii) cash in an amount equal to $7.0 million, (iii) the right to receive additional cash in an amount up to a maximum of $4.0 million if certain DM Publishing earnings levels are achieved during 1998 and/or 1999, and (iv) the right to receive additional cash (and/or, in certain circumstances, additional Common Stock) if the market price of the Common Stock during either of two reference periods in the year 2000 is less than a specified amount. Each of such contingent rights is described in greater detail below.


     Contingent Right Based on Earnings. In the event Surviving Corporation's Pre-Tax Profits (the pre-tax profits of DM Publishing and its successor in the merger, adjusted as provided in the DM Publishing Combination Agreement) for 1998 exceed $4.0 million, the DM Publishing Shareholders, in the aggregate, will be entitled to receive from Penton in cash an amount equal to 4 times the excess of such Pre-Tax Profits over $4.0 million. In the event Surviving Corporation's Pre-Tax Profits for 1999 exceed $4.0 million, the DM Publishing Shareholders, in the aggregate, will be entitled to receive from Penton in cash an amount equal to (i) 5 times the excess of such Pre-Tax Profits over $4.0 million, less (ii) the amount of any payment to which the DM Publishing Shareholders, in the aggregate, became entitled with respect to 1998. However, the total amount of such contingent cash payments may not exceed $4.0 million. In the event of the termination, effective as of a date prior to December 31, 1999, of either DM Publishing Shareholder's employment by Penton without "Cause" or by either DM Publishing Shareholder for "Good Reason" (in each case, as defined in the employment agreements referred to below under " -- Employment Agreements"), or in the event of Penton's liquidation effective as of a date prior to December 31, 1999, if such effective date precedes December 31, 1998, the contingent cash payment on account of Surviving Corporation's Pre-Tax Profits for each of 1998 and 1999 will be $2.0 million and if such effective date is on or subsequent to December 31, 1998, the contingent cash payment on account of Surviving Corporation's Pre-Tax Profits for 1999 will be the excess of $4.0 million over the amount of the contingent cash payment, if any, on account of Surviving Corporation's Pre-Tax Profits for 1998. Various actions by DM Publishing's successor in the merger prior to the close of business on December 31, 1999 require the prior written consent of the DM Publishing Shareholders.

     Contingent Right Based on Market Value. In the event that the Average Market Price (as defined in the DM Publishing Combination Agreement) of the Common Stock during the period of 30 days following the date on which Penton publicly releases its financial results for calendar year 1999 or the Average Market Price of the Common Stock during the period of 30 days ending on the second anniversary of the date of the DM Publishing Combination is less than $29.0 million divided by the number of shares of Common Stock issued to the DM Publishing Shareholders at the closing of the DM Publishing Combination (the "Guaranteed Average Market Price"), Penton must, on the 15th day after such second anniversary, pay to each DM

Publishing Shareholder cash in an amount equal to (i) the excess of the Guaranteed Average Market Price over the lower of such Average Market Prices (such excess being referred to as the "Spread") multiplied by (ii) the number of shares of Common Stock issued to such DM Publishing Shareholder at the closing of the DM Publishing Combination (whether or not held by him at the time of payment). However, the payment to be made with respect to any such share no longer held by such DM Publishing Shareholder at the end of the day preceding payment that has been sold by such DM Publishing Shareholder (or by any transferee that acquired such share from such DM Publishing Shareholder in a transaction not involving a sale) for a gross price equal to or exceeding the Guaranteed Average Market Price less the Spread is limited to the excess of the Guaranteed Average Market Price over such gross price (and thus, for example, no payment is to be made with respect to any such share so sold for a gross price equal to or exceeding the Guaranteed Average Market Price). If and to the extent the total amount payable to any DM Publishing Shareholder, or to the DM Publishing Shareholders in the aggregate, would, in the reasonable judgment of the DM Publishing Shareholders or Penton, cause the DM Publishing Combination not to constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), then, at the election of either of the DM Publishing Shareholders or Penton, Penton will substitute for a portion of such cash shares of Common Stock (valued at the Average Market Price during the second reference period) to the extent necessary to avoid such result (except that cash will be paid in lieu of fractional shares).

EMPLOYMENT AGREEMENTS

     At the closing under the DM Combination Agreement, Penton will enter into a two-year employment agreement with each of the DM Publishing Shareholders. Each such employment agreement will provide for an annual salary of $250,000, the right to receive a bonus at the end of the employment term of up to $114,000 dependent on Surviving Corporation's Pre-Tax Profits for 1998 and 1999 (or a bonus in the amount of $114,000 in the event of a termination of employment or liquidation that gives rise to the maximum $4.0 million of contingent cash payments to the DM Publishing Shareholders based on earnings), and participation in Penton's standard benefits package. Each employment agreement will include non-competition, non-solicitation, and confidentiality obligations on the part of the DM Publishing Shareholder which generally survive its termination.

REPRESENTATIONS AND WARRANTIES

     Penton makes representations and warranties in the DM Publishing Combination Agreement to the DM Publishing Shareholders with respect to, among other things, (i) the organization and qualification of Penton and Combination Subsidiary, (ii) the authority of Penton and Combination Subsidiary relative to the DM Publishing Combination Agreement and the transaction contemplated thereby, (iii) Penton's capitalization, (iv) Penton's subsidiaries and other equity interests, (v) certain Penton financial statements, (vi) the absence of undisclosed liabilities, (vii) the absence of material adverse changes since December 31, 1997 with respect to Penton, (viii) pending litigation, (ix) the absence of claims for brokerage commissions and similar compensation in connection with the transaction contemplated by the DM Publishing Combination Agreement, (x) employees and retiree welfare benefit liabilities, (xi) compliance with laws, (xii) affiliate transactions, (xiii) the tax status of the Stock Distribution and the absence of certain plans or intentions of Penton or Combination Subsidiary relevant to the tax status of the DM Publishing Combination, and (xiv) Penton's conduct of business prior to the DM Publishing Combination. Many of such representations and warranties are qualified as being to the knowledge of certain officers of Penton and are given subject to identified and/or materiality exceptions.

     The DM Publishing Shareholders jointly and severally make representations and warranties in the DM Publishing Combination Agreement to Penton with respect to, among other things, (i) the organization and qualification of DM Publishing,
(ii) the authority of the DM Publishing Shareholders and DM Publishing relative to the DM Publishing Combination Agreement and the transaction contemplated thereby, (iii) the investment purpose of each of the DM Publishing Shareholders in acquiring the shares of Common Stock to be issued in the DM Publishing Combination, (iv) DM Publishing's capitalization, (v) DM Publishing's subsidiaries and other equity interests, (vi) title to and the sufficiency of DM Publishing's assets, (vii) certain DM Publishing financial statements, (viii) the absence of undisclosed liabilities, (ix) the absence of material adverse changes since December 31, 1997 with respect to DM Publishing, (x) pending litigation, (xi) the absence of claims for brokerage commissions and similar compensation in connection with the transaction contemplated by the DM Publishing Combination Agreement, (xii) employees and retiree welfare benefit liabilities, (xiii) compliance with laws, (xiv) affiliate transactions, (xv) the absence of certain actions or failures to act of the DM Publishing Shareholders or DM Publishing relevant to the tax status of the DM Publishing Combination, and (xvi) DM Publishing's conduct of business prior to the DM Publishing Combination. Many of such representations and warranties are qualified as being to the knowledge of the DM Publishing Shareholders after due inquiry of certain other individuals and are given subject to identified and/or materiality exceptions.

     Pittway makes representations and warranties in the DM Publishing Combination Agreement to Penton with respect to, among other things, (i) Pittway's organization and qualification, (ii) Pittway's authority relative to the DM Publishing Combination Agreement and the transaction contemplated thereby, (iii) the absence of claims for brokerage commissions and similar compensation in connection with the transaction contemplated by the DM Publishing Combination Agreement, and (iv) affiliate transactions. Certain of such representations and warranties are qualified as being to the knowledge of certain officers of Pittway and are given subject to identified and/or materiality exceptions.

INDEMNIFICATION AND HOLD HARMLESS AGREEMENTS

     Penton Indemnification Provisions for Benefit of the DM Publishing Shareholders. Penton agrees in the DM Publishing Combination Agreement to indemnify, defend and hold harmless the DM Publishing Shareholders from and against any adverse consequences asserted against or imposed upon or incurred by either of them resulting from, relating to, or by reason of (i) any breach by Penton of any of the representations and warranties made by Penton to the DM Publishing Shareholders in the DM Publishing Combination Agreement or any covenant of Penton or Combination Subsidiary in the DM Publishing Combination Agreement or (ii) generally, any liability of any former subsidiary of Penton, including any control group liability of Penton to the extent it is directly attributable to any such former subsidiary.

     DM Publishing Shareholder Indemnification Provisions for Benefit of Penton. The DM Publishing Shareholders, jointly and severally, agree to indemnify, defend and hold harmless Penton, Combination Subsidiary and their respective directors, officers, employees and agents from and against any adverse consequences asserted against or imposed upon or incurred by any of them resulting from, relating to, or by reason of:

          (i) any breach by the DM Publishing Shareholders of any of the representations and warranties made by them to Penton in the DM Publishing Combination Agreement or any covenant of any DM Publishing Shareholder or DM Publishing in the DM Publishing Combination Agreement;

          (ii) any liability of any current or former affiliate of DM Publishing, including any control group liability of DM Publishing to the extent it is directly attributable to any such affiliate; or

          (iii) any untrue or alleged untrue statement of material fact contained in any registration statement or filing made by Penton of the kind described in Section 7.2(g) of the DM Publishing Combination Agreement, or any amendment or supplement to any of the foregoing, or any omission or alleged omission of a material fact required to be stated in any of the foregoing or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission relates to DM Publishing or its affiliates or the DM Publishing Shareholders or their respective affiliates.

     Pittway Indemnification Provisions for Benefit of Penton. Pittway agrees to indemnify, defend and hold harmless Penton and its subsidiaries and their directors, officers, employees and agents from and against any adverse consequences asserted against or imposed upon or incurred by any of them resulting from, relating to, or by reason of:

          (i) any breach by Pittway of any of the representations and warranties made by Pittway to Penton in the DM Publishing Combination Agreement or any covenant of Pittway in the DM Publishing Combination Agreement;

          (ii) subject to certain exceptions, any tax liabilities of the Pittway affiliated tax group for periods (or portions thereof) ended at the time of or prior to the Stock Distribution which are not directly attributable to Penton or its then or former subsidiaries, and any control group liability arising out of events occurring or circumstances existing prior to the Stock Distribution which is not directly attributable to Penton or its then or former subsidiaries; or

          (iii) any tax imposed on Penton or its subsidiaries resulting from the failure, as a result of the failure of Pittway to maintain control of Penton until the Stock Distribution as described in Section 368(c) of the Code or of actions taken after the Stock Distribution by Pittway or any company which after the Stock Distribution is a subsidiary of Pittway, of the Stock Distribution to qualify as a tax-free (to Pittway and the stockholders of Pittway) distribution under Section 355 of the Code.

Notwithstanding the foregoing or any other provision of the DM Publishing Combination Agreement, in no event is Pittway obligated to indemnify, defend or hold harmless, or otherwise obligated, with respect to any adverse consequences arising out of the condition or sufficiency of the assets or stock of Penton or any of its subsidiaries or the existence of any security interests relating thereto.

     Penton Indemnification Provisions for Benefit of Pittway. Penton agrees to indemnify, defend and hold harmless Pittway, its post-Stock Distribution subsidiaries, its and their directors, officers, employees and agents, and any person who or which because of a relationship to Pittway or one of its subsidiaries at the time of or prior to the Stock Distribution would be liable (jointly and severally or otherwise) with respect to liabilities of Pittway or of any subsidiary of Pittway, from and against any adverse consequences asserted against or imposed upon or incurred by any of them resulting from, relating to, or by reason of:

          (i) any liability arising out of the operations, acts, omissions or status of Penton or any of its subsidiaries;

          (ii) any breach by Penton of any covenant of Penton in the DM Publishing Combination Agreement; or

          (iii) any untrue or allegedly untrue statement of material fact contained in any filing of Pittway of the kind described in Section 7.2(h) of the DM Publishing Combination Agreement, or any amendment or supplement to any of the foregoing, or any omission or alleged omission of a material fact required to be stated in any of the foregoing or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission relates to Penton or any of its subsidiaries or their respective affiliates (other than Pittway or any post-Stock Distribution Pittway subsidiary), or to DM Publishing or an affiliate of DM Publishing, or to either DM Publishing Shareholder or his affiliates, or is contained in any information furnished in writing by Penton or a DM Publishing Shareholder pursuant to Section 7.2(g) or (h) of the DM Publishing Combination Agreement or is deemed approved by the DM Publishing Shareholders pursuant to Section 7.2(i) of the DM Publishing Combination Agreement.

Notwithstanding the foregoing, in no event is Penton obligated to indemnify, defend or hold harmless with respect to any adverse consequences from and against which Pittway has agreed to indemnify, defend and hold harmless Penton and its subsidiaries and its and their directors, officers, employees and agents pursuant to Section 7.7(c) of the DM Publishing Combination Agreement or with respect to any adverse consequences by reason of taxes which Pittway has agreed to pay pursuant to the final sentence of Section 7.12(a) of the DM Publishing Combination Agreement.

     DM Publishing Shareholders Indemnification Provisions for Benefit of Pittway. The DM Publishing Shareholders, jointly and severally, agree to indemnify, defend and hold harmless Pittway and its directors, officers, employees and agents from and against any adverse consequences asserted against or imposed upon or incurred by any of them resulting from, relating to, or by reason of any untrue or allegedly untrue statement of material fact contained in any filing of Pittway of the kind described in Section 7.2(g) of the DM Publishing Combination Agreement, or any amendment or supplement to any of the foregoing, or any omission or alleged omission of a material fact required to be stated in any of the foregoing or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or such omission or alleged omission relates to DM Publishing or an affiliate of DM Publishing, or to either DM Publishing Shareholder or his affiliates, and is contained in any information furnished in writing by a DM

Publishing Shareholder pursuant to Section 7.2(g) of the DM Publishing Combination Agreement or is deemed approved by the DM Publishing Shareholders pursuant to Section 7.2(i) of the DM Publishing Combination Agreement.

     Limitations on Certain Indemnification Claims. The DM Publishing Combination Agreement provides that claims against Penton or Pittway for indemnification for adverse consequences arising out of a breach of a representation or warranty cannot be made after the third anniversary of the closing of the DM Publishing Combination. The DM Publishing Combination Agreement provides that claims for indemnification against the DM Publishing Shareholders for adverse consequences arising out of a breach of a representation or warranty (other than those relating to taxes) cannot be made after the 20th day after the second anniversary of the closing of the DM Publishing Combination. In any event, Penton generally has no obligation to indemnify the DM Publishing Shareholders from and against any adverse consequences resulting from any breach by it of its representations and warranties in the DM Publishing Combination Agreement until the DM Publishing Shareholders have suffered aggregate adverse consequences by reason of all such breaches as to which claims for indemnification have been timely made in excess of $500,000 (at which point Penton is obligated to indemnify the DM Publishing Shareholders from and against the adverse consequences exceeding $500,000 resulting from all such breaches; which indemnification obligation will be discharged in full by Penton's payment to the DM Publishing Shareholders of an amount equal to such excess adverse consequences). The DM Publishing Shareholders generally have no obligation to indemnify Penton from and against any adverse consequences resulting from any breach by the DM Publishing Shareholders of the representations and warranties made by them in the DM Publishing Combination Agreement until Penton has suffered aggregate adverse consequences by reason of all such breaches as to which claims for indemnification have been timely made in excess of $500,000 (at which point the DM Publishing Shareholders are obligated to indemnify Penton from and against the adverse consequences exceeding $500,000 resulting from all such breaches as to which claims for indemnification have been timely made).

CERTAIN TAX MATTERS

     Penton agrees in the DM Publishing Combination Agreement not to take (directly or indirectly), and not to permit any of its subsidiaries to take (directly or indirectly), any action (whether prior to, at the time of or after the Stock Distribution) which would cause the Stock Distribution not to be tax free to Pittway, its post-Stock Distribution subsidiaries and the stockholders of Pittway under the provisions of Section 355 of the Code.

     Subject to a contingent exception, each of the DM Publishing Shareholders agrees not to take (directly or indirectly) or fail to take (directly or indirectly) any action (whether prior to, at the time of or after the DM Publishing Combination) and not to permit DM Publishing to take (directly or indirectly) or fail to take (directly or indirectly) any action prior to such time which would cause the DM Publishing Combination (i) to give rise to any tax to DM Publishing or its successor or (ii) not to constitute a "reorganization" under Section 368(a) of the Code.

     Subject to stated exceptions, Penton agrees that after the consummation of the Stock Distribution it will not take (directly or indirectly) any action that would cause the DM Publishing Combination (i) to give rise to any tax to Penton, DM Publishing's successor or the DM Publishing Shareholders or (ii) not to constitute a "reorganization" under Section 368(a) of the Code.

     Penton agrees that after the Stock Distribution it will not take (directly or indirectly), or permit any of its subsidiaries to take (directly or indirectly), any action that would increase the tax liability of any of the companies included in the Pittway affiliated group for any period ending at or prior to or including the consummation of the Stock Distribution.

     The DM Publishing Shareholders agree that after the time of the DM Publishing Combination they will not take (directly or indirectly) any action that would increase the tax liability of DM Publishing for any period ending at or prior to such time.

EXPENSES

     The DM Publishing Combination Agreement provides that, subject to certain exceptions described below under " -- Closing Conditions," the DM Publishing Shareholders, jointly and severally, will bear the costs and expenses (including legal fees and expenses) incurred by DM Publishing or the DM Publishing Shareholders in connection with the transaction contemplated by the DM Publishing Combination Agreement, Pittway will bear its costs and expenses (including legal fees and expenses) incurred in connection with the DM Publishing Combination Agreement and the transaction contemplated thereby and Penton will bear its costs and expenses (including legal fees and expenses) incurred in connection with the DM Publishing Combination Agreement and the transaction contemplated thereby; except that Penton will also bear the costs and expenses of the audit of the DM Publishing financial statements required for the registration statement of which this Prospectus is a part.

REGISTRATION RIGHTS

     In the DM Publishing Combination Agreement, Penton grants to the DM Publishing Shareholders certain rights with respect to registration under the Securities Act of 1933, as amended ("the Securities Act"), of the shares of Common Stock issued to them at the closing of the DM Publishing Combination (and any additional shares that may be issued in respect thereof in stock splits, stock combinations or the like). Generally, the DM Publishing Shareholders have the right to demand one registration (which must be of at least 25% of the shares of Common Stock issued to them at the closing of the DM Publishing Combination) at any time during the 60 days immediately following the second anniversary of the Stock Distribution. In addition, whenever Penton proposes to register Common Stock under the Securities Act (other than on Form S-8 or S-4 or any similar or successor forms) within the 30 months following the consummation of the DM Publishing Combination, Penton is required, subject to certain limitations, to include in such registration all shares of Common Stock issued to the DM Publishing Shareholders at the closing of the DM Publishing Combination (and any additional shares that may be issued in respect thereof in stock splits, stock combinations or the like) that the DM Publishing Shareholders request to include therein. Penton has agreed to pay all registration expenses incurred by Penton (but not by the DM Publishing Shareholders) in connection with any such registration.

     In connection with registrations of Common Stock pursuant to such registration rights, Penton has agreed, subject to certain limitations, to indemnify the DM Publishing Shareholders participating therein against certain liabilities, including liabilities under the Securities Act, or to make provision for contribution to an indemnified party if such indemnification is unavailable; and the DM Publishing Shareholders who participate in any such registrations have agreed, subject to certain limitations, to indemnify Penton against certain of such liabilities and to make provision for such contribution.

CLOSING CONDITIONS

     Conditions to Obligations of Penton, Combination Subsidiary, DM Publishing, and DM Publishing Shareholders. The obligations of Penton, Combination Subsidiary, DM Publishing, and the DM Publishing Shareholders to effect the DM Publishing Combination are subject to satisfaction of the following conditions:
(i) consummation of the Stock Distribution at or prior to the closing of the DM Publishing Combination, (ii) expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) completion of all governmental actions required to be taken, (iv) there being no threatened, instituted, or pending material action or proceeding before any court or governmental authority regarding the transaction, (v) there being no action taken or statute or rule proposed that is reasonably likely to result in a material action or proceeding before any court or governmental authority regarding the transaction, (vi) consummation by Penton of credit arrangements sufficient to enable it to repay at the time of the Stock Distribution its then outstanding indebtedness to Pittway and provide for sufficient working capital,
(vii) there being no suspension or limitation on prices for trading Common Stock on the New York Stock Exchange ("NYSE") or any action by any governmental authority which would limit or adversely affect the extension of credit to Penton, (viii) registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ix) if necessary, registration of the Common Stock to be issued to the DM Publishing Shareholders under all applicable United States state securities or blue sky laws, (x) the effectiveness of a registration statement under the Securities Act, (xi) approval for listing on the NYSE of the Common Stock to be issued pursuant to the Stock Distribution and DM Publishing Combination Agreement, (xii) no receipt by Pittway of a letter from the IRS that the Revenue Ruling has been withdrawn,
(xiii) receipt by Pittway and Penton of each consent and approval necessary in order that the DM Publishing Combination Agreement does not constitute a breach or violation of any material contracts, (xiv) receipt by DM Publishing of each consent and approval necessary in order that the DM Publishing Combination Agreement does not constitute a breach or violation of any material contracts,
(xv) except for the directors who will be serving on both Penton's and Pittway's boards, resignation of Pittway's directors, officers, and employees from each office and directorship held at Penton, (xvi) execution of employment agreements between both Messrs. Donohue and Meehan and Penton, and (xvii) no termination by any party to the DM Publishing Combination Agreement.

     Additional Conditions to Obligations of DM Publishing and the DM Publishing Shareholders. The obligations of DM Publishing and the DM Publishing Shareholders are further subject to the following conditions: (i) the representations and warranties of Penton are true and correct in all material respects and satisfaction by each of Pittway, Penton, and Combination Subsidiary of each covenant in all material respects, (ii) no discovery by the DM Publishing Shareholders of any undisclosed matters or adverse changes of Penton, which individually or in the aggregate, is materially adverse to the value of Penton, (iii) Penton will have furnished the DM Publishing Shareholders a certificate in which Penton certifies that an appropriate inquiry has been made of Penton's executive officers regarding representations and warranties and performance of covenants, (iv) Penton will have furnished to the DM Publishing Shareholders certified copies of resolutions regarding the DM Publishing Combination Agreement, (v) amendment by Penton of its Certificate of Incorporation and By-Laws as provided in the DM Publishing Combination Agreement, and (vi) the receipt by DM Publishing Shareholders of an opinion from Penton's counsel regarding certain matters.

     Additional Conditions to the Obligations of Penton and Combination Subsidiary. The obligations of Penton and Combination Subsidiary to effect the Stock Distribution and transactions under the DM Publishing Combination Agreement are further subject to the following conditions: (i) the representations and warranties of DM Publishing Shareholders and Pittway are true and correct in all material respects and performance and compliance by DM Publishing, the DM Publishing Shareholders, and Pittway with each covenant in all material respects, (ii) no discovery by Penton of any undisclosed matter or adverse change, which individually or in the aggregate, is materially adverse to the value of DM Publishing, (iii) the DM Publishing Shareholders will have furnished Penton a certificate in which they certify that an appropriate inquiry has been made of DM Publishing's executive officers regarding representations and warranties and the performance of covenants, (iv) the DM Publishing Shareholders will have furnished to Penton certified copies of resolutions regarding the DM Publishing Combination Agreement, (v) Pittway will have furnished Penton a certificate in which they certify that an appropriate inquiry has been made of Pittway's executive officers regarding representations and warranties and the performance of covenants, (vi) Pittway will have furnished to Penton certified copies of resolutions regarding the DM Publishing Combination Agreement, (vii) receipt by Penton of an opinion from the DM Publishing Shareholder's and DM Publishing's counsel regarding certain matters, (viii) receipt by Penton of an opinion from Pittway's counsel regarding certain matters, and (ix) DM Publishing's cash and cash equivalents are in an amount sufficient to enable the Combination Subsidiary to pay its liabilities.

     Additional Conditions to the Obligation of Pittway. The obligation of Pittway to effect the Stock Distribution is further subject to the following conditions: (i) performance by Penton, Combination Subsidiary, DM Publishing, and the DM Publishing Shareholders of each obligation and agreement in all material respects and compliance with each covenant to be performed pursuant to the DM Publishing Combination Agreement, (ii) Penton will have furnished to Pittway a certificate which certifies that an appropriate inquiry has been made of Penton's and Combination Subsidiary's executive officers regarding the performance of covenants, (iii) the DM Publishing Shareholders will have furnished to Pittway a certificate which certifies that an appropriate inquiry has been made of DM Publishing's executive officers regarding the performance of covenants, (iv) Penton will have furnished to Pittway certified copies of resolutions regarding the DM Publishing Combination Agreement, (v) receipt by Pittway of an opinion from Penton's counsel regarding certain matters, (vi) receipt by Pittway of an opinion from the DM Publishing's and DM Publishing's counsel regarding certain matters, (vii) resignation of Messrs. Kemp and Ramella as an officer of Pittway,
(viii) release by Messrs. Kemp and Ramella of Pittway from all obligations under their respective employment agreements with Penton, including the supplemental executive retirement plans provided therein, and (ix) repayment by Penton of its indebtedness to Pittway outstanding immediately prior to the Stock Distribution.

     In the event the DM Publishing Combination fails to close, depending on the cause of such failure, Pittway may be required to reimburse the DM Publishing Shareholders, or the DM Publishing Shareholders may be required to reimburse Pittway, Penton, and Combination Subsidiary, for their legal and other costs and expenses incurred in connection with the DM Publishing Combination Agreement and other resulting damages (including, in certain instances in which Pittway is required to reimburse, at least $250,000 of such other damages).

                                  RISK FACTORS

FACTORS AFFECTING THE COMMON STOCK


     No Prior Public Market; Possible Volatility of Stock Price. The Common Stock has been approved for listing on the NYSE under the symbol "PME," subject to official notice of issuance. However, there is no established public trading market for the Common Stock, and there can be no assurance as to the prices at which the Common Stock will trade after the Stock Distribution. Until an orderly market develops (which will depend in part upon the extent to which holders of Pittway Stock conclude that they wish to hold the Common Stock received in the Stock Distribution), prices at which the Common Stock trades may fluctuate significantly. Trading prices will be influenced by many factors, including the depth and liquidity of the market for the Common Stock, quarterly variations in operating results, announcements of new publications, acquisitions or technological innovations by Penton or its competitors, Penton's dividend policy, the possibility of future sales of Common Stock by Penton or its significant stockholders, the operating and stock price performance of other companies that investors may deem comparable to Penton, changes in financial estimates by securities analysts, investor perception of Penton and the prospects for its businesses, and general economic and stock market conditions.


     Certain Anti-Takeover Effects. Certain provisions of Delaware corporation law and of Penton's Restated Certificate of Incorporation and Amended and Restated Bylaws may inhibit changes in control of Penton not approved by the Board and may have the effect of depriving stockholders of an opportunity to receive a premium over the prevailing market price of the Common Stock in the event of an attempted hostile takeover. These provisions include: (i) a classified Board, (ii) a prohibition on stockholder action through written consents, (iii) a requirement that special meetings of stockholders be called only by the Board, (iv) advance notice requirements for stockholder proposals and nominations, and (v) "blank check" preferred stock. See "Anti-Takeover Effects." The existence of these provisions may adversely affect the marketability and market price of the Common Stock. See also "-- Factors Relating to Taxation -- Covenants and Indemnities."


     Ownership by Certain Significant Stockholders. It is projected that immediately following the Stock Distribution and the issuance of Common Stock at the closing of the DM Publishing Combination, members of the Harris family will own in the aggregate approximately 24.05% of the Common Stock, each of the DM Publishing Shareholders will own approximately 3.38% of the Common Stock, Mario
J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli will own in the aggregate approximately 11.82% of the Common Stock and Janus Capital Corporation will own approximately 8.31% of the Common Stock. See "Stock Ownership of Certain Beneficial Owners and Executive Officers and Directors." At that time, certain members of the Harris family and each of the DM Publishing Shareholders also will serve on the Board for terms that do not expire until 2000 or later. See "Management -- Board of Directors." The concentration of voting power among these stockholders may inhibit changes in control of Penton and may adversely affect the liquidity of the market for Common Stock.



     Shares Eligible for Future Sale. After consummation of the Stock Distribution and the DM Publishing Combination, 22,781,713 shares of Common Stock will be outstanding, substantially all of which held by persons other than "affiliates" of Penton will be freely tradeable.


     The shares of Common Stock held by "affiliates" of Penton, including the DM Publishing Shareholders, will not be tradeable in the absence of registration under the Securities Act or an exemption therefrom, including the exemption contained in Rule 144 under the Securities Act. Sales of the Common Stock issued to the DM Publishing Shareholders in connection with the DM Publishing Combination could be effected pursuant to Rule 144 after the first anniversary of the consummation of the DM Publishing Combination or pursuant to the registration rights granted to the DM Publishing Shareholders under the DM Publishing Combination Agreement. See "DM Publishing Combination
Agreement -- Registration Rights."

     After consummation of the Stock Distribution, Common Stock will be issuable if certain outstanding debt of Penton is converted into Common Stock. In particular, notes issued in connection with the December 1997 acquisition of INDEX may be converted, in certain circumstances, into up to UK L3.7 million worth of Common Stock at fair market value. See "Capitalization."

     In addition, 2.6 million shares of Common Stock will be available for awards under the Equity Incentive Plan and the Director Option Plan (as defined below) after the Stock Distribution. See "Capitalization." It is anticipated that shares issued pursuant to the Equity Incentive Plan and the Director Option Plan will be freely transferable, except that transfers by directors and executive officers of Penton will be subject to volume limitations under Rule 144.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, Penton's ability to raise additional capital in the equity markets could be adversely affected.

FACTORS RELATING TO TAXATION

     Tax Aspects of the Stock Distribution. Pittway has received a favorable ruling with respect to the Stock Distribution from the IRS. Actions or events subsequent to the Stock Distribution by Penton or Pittway should not, in and of themselves, render the Stock Distribution taxable, but under certain circumstances could cause the IRS to review the circumstances as of the Stock Distribution Date. If the IRS ruling were invalidated as a result of such review, the receipt of Common Stock in the Stock Distribution could become taxable to the recipients as a dividend and/or a corporate level gain could be recognized by Pittway, based on the amount by which the fair market value of the Common Stock distributed in the Stock Distribution, excluding the value of DM Publishing, exceeds Pittway's basis in its Penton capital stock.

     Covenants and Indemnities. Penton has agreed not to take (directly or indirectly), and not to permit any of its subsidiaries to take (directly or indirectly), any action (whether prior to, at the time of or after the Stock Distribution) which would cause the Stock Distribution not to be tax free to Pittway, its post-Stock Distribution subsidiaries and the stockholders of Pittway under the provisions of Section 355 of the Code and to indemnify Pittway for any adverse consequences suffered by it as a result of the breach of such obligation by Penton. See "DM Publishing Combination
Agreement -- Indemnification and Hold Harmless Agreements" and "-- Certain Tax Matters." These agreements may inhibit changes in control of Penton for a period of time after the Stock Distribution.

FACTORS RELATING TO OPERATIONS

     No Operating History as an Independent Company. Penton does not have an operating history as an independent public company. The operations of Penton have been conducted under separate management, but with strategic direction and financial and administrative service support from Pittway corporate management and financial support from Pittway. Following the Stock Distribution, Penton may purchase from Pittway, at an arm's-length price, up to a specified level of assistance in connection with tax-related matters for periods ending on or prior to December 31, 1998. Penton's management will also have the benefit of advice from its Board that, immediately following the Stock Distribution, will include two directors who are also directors of Pittway. After the Stock Distribution Date, however, Penton will, for the first time, be operating as a separate public company without financial support from Pittway and will incur the additional expense associated with being a public company and will maintain its own lines of credit, banking relationships, and administrative functions. While Penton has been profitable as part of Pittway, there can be no assurance that its profits will continue at the same level as a stand-alone company.

     Dependence on and Cyclicality of Advertising Revenue. Penton's principal source of revenue is advertising. For the year ended December 31, 1997, approximately 76% of Penton's revenues came from advertising. Penton's advertising revenues, as well as those of business magazines in general, are dependent upon general economic cycles. Historically, advertising revenues increase during economic recoveries, and decrease during both general economic downturns and regional economic recessions. Despite the strength of the current economy, however, business publishers are experiencing increasing pressure on advertising rates. In the event of a general economic downturn or a recession in the United States, Penton's advertisers may reduce their advertising budgets or intensify their attempts to negotiate lower advertising rates. Any material decline in advertising revenue would have a material adverse effect on Penton's business, financial condition, and results of operations.

     Competition. Penton's print publications compete with those of a number of publishers, some of whom have greater financial resources that may enhance their ability to compete in the business magazine publishing market. Overall competitive factors include the market's perception of the niche served by the magazine, readers' preference for the publication's content, editorial quality, quantity and quality of circulation, reader response to advertisers' products and services, the effectiveness of sales teams, customer service, and advertising rates. Penton also faces broad competition for audiences from other business media and trade show management companies that organize trade shows and conferences, and from both traditional publishing companies and newly emerging content providers in the online segment of its business.

     Acquisition Risks. An important part of Penton's business strategy is the acquisition of other business media. See "Business -- Business Strategy." The success of Penton's acquisition strategy will depend upon Penton's ability to complete acquisitions and integrate and manage acquired businesses, realize economies of scale and control costs. Acquisitions involve risks, including difficulties in integrating acquired operations, diversion of management resources and unanticipated problems and liabilities. Although management has successfully integrated the operations of businesses acquired in the past, there can be no assurance that Penton will be able to implement its acquisition strategy successfully.

     Depending upon the circumstances, Penton may fund a particular acquisition through the issuance of Common Stock, with cash flow from operations, or with borrowed funds. Acquisitions may result in potentially dilutive issuances of equity securities, increased depreciation and amortization expense, increased interest expense, increased financial leverage, or decreased operating income, any of which could have a material adverse effect on Penton's operating results. There can be no assurance that Penton will be able to complete acquisitions on terms favorable to it or that Penton's existing financial resources, including cash flow from operations, will be sufficient to fund such acquisitions. If Penton does not have sufficient cash resources available to fund acquisitions, its growth could be limited unless it is able to obtain additional capital through subsequent debt or equity financings. There can be no assurance that Penton will be able to obtain such financings or that, if available, such financings will be on terms acceptable to Penton.

     New Product Risks. Penton's success has depended in part upon its ability to monitor rapidly changing market trends and to adapt its publications and services to meet the evolving information needs of existing and emerging target audiences. Penton's future success will depend in part on its ability to continue offering new publications and services that successfully gain market acceptance by addressing the needs of specific audience groups within Penton's target markets. The process of internally researching and developing, launching, gaining acceptance, and establishing profitability for a new publication or service, or assimilating and marketing an acquired publication or service, is inherently risky and costly. New publications and services generally incur initial significant operating losses. There can be no assurance that Penton's efforts to introduce new or assimilate acquired publications or services will be successful or profitable. In addition, Penton has invested in, and intends to continue to invest in, the development of certain Internet services, which are currently generating losses. The Internet is still in the early stages of development as a commercial medium, and there can be no assurance that these services will be successful or profitable. Costs related to the development of new publications and services are expensed as incurred and, accordingly, Penton's profitability from year to year may be adversely affected by the number and timing of new product launches.

     Consolidation of Principal Vendors. Penton's principal vendors are paper suppliers. The paper industry is currently experiencing consolidation among its principal participants. Such consolidation may result in: (i) decreased competition, which may lead to increased prices, interruptions, and delays in services provided by such vendors and (ii) greater dependence on certain vendors. Such factors could adversely affect Penton's results of operations.

     Risks Associated with Trade Shows and Conferences. Obtaining desirable dates and venues for trade show and conference events has become increasingly competitive as the trade show industry has grown. Penton generally reserves venues and dates; however, as is consistent with industry practice, it does not pay for such reservations. Reservations are not binding until a contract is signed between a facility operator and

Penton, and contracts generally hold venues and dates for only one year. Should Penton lose dates and venue for an event, the profitability and future success of that event could be affected. In addition, circumstances beyond the control of Penton, such as natural disasters, labor strikes, and transportation shutdowns, could present financial risk to Penton's trade shows and conferences and to Penton's results of operations.

     Risks Associated with International Operations. Penton recently acquired its first operations outside the United States. A component of Penton's growth strategy is further expansion into international markets. Penton has limited experience in developing localized versions of its publications and services and in marketing and distributing them internationally. In addition, there are certain risks inherent in doing business in international markets, such as the uncertainty of product acceptance by different cultures, the risks of divergent business expectations or cultural incompatibility inherent in establishing joint ventures with foreign partners, difficulties in staffing and managing multinational operations, currency fluctuations, state-imposed restrictions on the repatriation of funds, and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on Penton's future international operations and, consequently, on Penton's results of operations.


     Effect of Increases in Paper and Postage Costs. Paper is a significant expense of Penton relating to its print products and direct-mail solicitations, accounting for approximately 8% of total operating expenses in 1997. While paper prices have increased by an average of less than 1% annually since 1989, paper prices have been volatile over the past several years. They began to rise in 1994, rose significantly in 1995, dropped in 1996 and, to a lesser extent, 1997. Penton does not use forward contracts and all of its paper supply contracts provide for price adjustments on a quarterly basis to reflect then-prevailing market prices. As a result, significant increases in paper prices may have an adverse effect on Penton's future results of operations.


     Postage for magazine distribution and direct-mail solicitations is also a significant expense for Penton, which uses the United States Postal Service for domestic distribution of all of its products and marketing materials. Postage accounted for approximately 8% of total operating expenses in 1997. Postage costs increase periodically and can be expected to increase in the future. The United States Postal Service has announced an average increase of 4.6% for periodical class rates, effective in January 1999.

     No assurance can be given that Penton can recoup paper or postage cost increases by passing them through to its advertisers and, accordingly, such cost increases could have a material adverse effect on Penton's results of operations.

EFFECT ON THE TRADING PRICES OF PITTWAY STOCK

     After the Stock Distribution, Pittway Stock will continue to be listed for trading on the NYSE. Following the Stock Distribution, the trading prices of Pittway Stock are expected to be lower than the trading prices of Pittway Stock prior to the Stock Distribution. After the Stock Distribution, the aggregate trading prices of a share of Pittway Stock and a share of Common Stock may be less than, equal to or greater than the trading price of a share of Pittway Stock prior to the Stock Distribution.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1998, the historical short-term borrowings and capitalization of Penton and DM Publishing and the pro forma short-term borrowings and capitalization of Penton after giving effect to the DM Publishing Combination as if it occurred at March 31, 1998. This table should be read in conjunction with the Penton Consolidated Financial Statements and the Notes thereto, the DM Publishing Financial Statements and the Notes thereto, and the Unaudited Pro Forma Combined Financial Information, included elsewhere in this Prospectus.

                                                                                          COMBINED
                                                                           PRO FORMA       PENTON
                                               PENTON    DM PUBLISHING   ADJUSTMENTS(a)   PRO FORMA
                                               -------   -------------   --------------   ---------
                                                              (DOLLARS IN THOUSANDS)
SHORT-TERM NOTES PAYABLE.....................  $34,648       $  90          $ 7,000        $41,738
                                               =======       =====          =======        =======
LONG-TERM CAPITAL LEASE OBLIGATIONS..........  $    --       $ 101          $    --        $   101
EQUITY:
  Preferred Stock 2,000,000 shares
     authorized; none issued.................       --          --               --             --
  Common Stock, par value $.01 per share;
     60,000,000 shares authorized; 21,200,000
     shares issued and outstanding (pro
     forma -- 22,739,000 shares (b)).........      212          60              (45)           227
  Capital in excess of par value.............   29,630          --           26,143         55,773
  Retained earnings..........................   42,111        (505)          (7,202)        34,404
                                               -------       -----          -------        -------
          Total equity.......................   71,953        (445)          18,896         90,404
                                               -------       -----          -------        -------
TOTAL LONG-TERM DEBT AND EQUITY..............  $71,953       $(344)         $18,896        $90,505
                                               =======       =====          =======        =======

---------------

(a) See Unaudited Pro Forma Combined Balance Sheet and the notes thereto.

(b) Excludes (i) shares of Common Stock that may be issued pursuant to certain convertible notes issued in connection with the INDEX acquisition, (ii) 2.5 million shares of Common Stock reserved for issuance under the Equity Incentive Plan, including shares issuable to Thomas L. Kemp, Penton's Chief Executive Officer, pursuant to his employment agreement and a related waiver with Penton, (iii) 100,000 shares of Common Stock reserved for issuance under the Director Option Plan, and (iv) shares that may become issuable to the DM Publishing Shareholders subsequent to the completion of the DM Publishing Combination. See "DM Publishing Combination Agreement -- Closing Consideration and Contingent Rights," "Risk Factors -- Factors Affecting Common Stock -- Shares Eligible for Future Sale," "Management -- Board of Directors" and "Executive Compensation -- Equity Incentive Plan" and
    "-- Employment Agreements." Options with respect to 633,400 shares of Common Stock under the Equity Incentive Plan and 69,000 shares of Common Stock under the Director Option Plan have been awarded, subject to completion of the Stock Distribution, as of the eighth trading day following the Stock Distribution Date at an exercise price per share equal to the average closing price of the Common Stock for the five trading day period ending such day and Deferred Shares under the Equity Incentive Plan have been awarded, subject to completion of the Stock Distribution, in lieu of certain bonuses otherwise payable in cash in 1998. See "Executive
    Compensation -- Employment Agreements."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table summarizes certain financial data with respect to Penton. The historical income statement data for each of the three years in the period ended December 31, 1997 and balance sheet data as of December 31, 1996 and 1997 have been derived from Penton's audited annual financial statements and notes thereto, which appear elsewhere in this Prospectus. The historical data as of or for the three months ended March 31, 1998 and 1997 have been derived from unaudited financial statements appearing elsewhere herein, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. Historical results may not be indicative of the future performance of Penton as a separate public company. The information set forth below should be read in conjunction with the audited and unaudited Penton historical consolidated financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus. Historical dividends per share have not been presented because Penton was not a public company during the periods presented.


                                                                                           THREE MONTHS
                                                                                               ENDED
                                               YEAR ENDED DECEMBER 31,                       MARCH 31,
                                -----------------------------------------------------   -------------------
                                  1993        1994       1995       1996       1997       1997     1998(a)
                                ---------   --------   --------   --------   --------   --------   --------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
  Revenues....................  $149,991    $159,284   $179,900   $188,557   $204,931   $ 48,666   $ 52,485
  Operating income (b)........     7,063      10,290     11,947     18,499     25,297      4,857      4,665
  Income from continuing
    operations................     3,920       6,062      8,625     10,956     14,874      2,718      2,340
  Income from discontinued
    operations................        (6)         51        (48)        --         --         --         --
  Cumulative effect of changes
    in accounting
    principles................      (190)         --         --         --         --         --         --
  Net income..................     3,724       6,113      8,577     10,956     14,874      2,718      2,340
  Income from continuing
    operations and net income
    per share, basic and
    diluted (21,200,000 shares
    outstanding)..............       .18         .29        .40        .52        .70        .13        .11
CASH FLOWS AND OTHER DATA
  Cash Flows
    Operating.................  $  8,142    $  5,329   $  7,423   $ 20,507   $ 23,186   $    590   $ (1,018)
    Investing (c).............    (5,432)     (5,026)    (4,989)    (4,722)   (53,192)   (14,799)    (1,128)
    Financing.................    (2,650)       (668)    (1,697)   (15,888)    30,854     13,916      1,459
  Capital expenditures (c)....     6,151       7,593      4,989      4,822      5,450        759      1,128
  Depreciation and
    amortization..............     5,145       5,596      5,772      5,911      6,551      1,678      2,027
  EBITDA (d)..................    12,208      15,886     17,719     24,410     31,848      6,535      6,692
AT END OF PERIOD
  Total assets of continuing
    operations................  $101,519    $105,901   $116,494   $108,799   $156,426   $123,836   $159,094
  Investment in discontinued
    operations................     4,818       5,241         --         --         --         --         --
  Total assets................   106,337     111,142    116,494    108,799    156,426    123,836    159,094
  Goodwill and other
    intangibles...............    22,954      22,784     21,916     21,940     71,822     36,837     71,673
  Stockholder's equity........    60,675      61,847     70,763     59,151     69,613     61,869     71,953


---------------
(a) Operating results for the period were negatively impacted by period costs of trade shows acquired in December 1997 for which revenues will not be recognized until the trade shows are held in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) Revenues less operating expenses. See Consolidated Statement of Income included in Penton's Consolidated Financial Statements.


(c) Cash flows from investing activities include capital expenditures.



(d) Penton defines EBITDA as operating income before depreciation and amortization. EBITDA is often used to analyze and compare companies on the basis of operating performance and cash flow. However, EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures and other investment requirements. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Not all companies calculate EBITDA in the same manner, and EBITDA as presented may not be comparable to similarly titled measures presented by other companies.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Statements of Income reflect adjustments to Penton's historical Consolidated Statements of Income for the year ended December 31, 1997, and the three months ended March 31, 1998, to give effect to: (i) the acquisition of INDEX, which was completed on December 12, 1997, as if such acquisition had occurred on January 1, 1997 and had been included on the basis of its twelve months ended November 30, 1997, (ii) the DM Publishing Combination as if such acquisition had occurred on January 1, 1997,
(iii) the issuance of Common Stock pursuant to the DM Publishing Combination as if such issuance had occurred on January 1, 1997, and (iv) other adjustments required to reflect the combined results of operations of Penton as a separate public company.

     The following Unaudited Pro Forma Combined Balance Sheet as of March 31, 1998, presents the financial position of Penton assuming that the DM Publishing Combination had been completed as of that date.

     The acquisition of ISOA in December 1997 and the disposition of one publication during 1997 have not been reflected in the Unaudited Pro Forma Combined Financial Information as the impact of both transactions is immaterial to such information.

     The adjustments required to reflect the transactions are set forth in the "Pro Forma Adjustments" column.

     The unaudited pro forma combined financial information should be read in conjunction with the historical Consolidated Financial Statements of Penton and the historical Financial Statements of INDEX and of DM Publishing, included elsewhere in this Prospectus. All purchase price allocations for the INDEX acquisition and the DM Publishing Combination, treated as purchase transactions, are preliminary in nature and are subject to change within the twelve months following each acquisition based on refinements as actual data becomes available. The pro forma information presented is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had the INDEX acquisition, the Stock Distribution, and the DM Publishing Combination actually taken place at the beginning of the periods or as of the dates specified.

                               PENTON MEDIA, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                                            COMBINED
                                                 PENTON      DM PUBLISHING    PRO FORMA      PENTON
                                               HISTORICAL     HISTORICAL     ADJUSTMENTS    PRO FORMA
                                               ----------    -------------   -----------    ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES.....................................    $52,485        $2,104          $  --        $54,589
                                                 -------        ------          -----        -------
OPERATING EXPENSES:
  Editorial, production and circulation......     23,322           666             --         23,988
  Selling, general and administrative........     22,471           613            300(c)      23,384
  Depreciation and amortization..............      2,027            17            197(b)       2,241
                                                 -------        ------          -----        -------
                                                  47,820         1,296            497         49,613
                                                 -------        ------          -----        -------
OPERATING INCOME.............................      4,665           808           (497)         4,976
                                                 -------        ------          -----        -------
OTHER INCOME (EXPENSE):
  Interest expense...........................       (662)           (5)          (114)(b)       (781)
  Miscellaneous, net.........................          3            10             --             13
                                                 -------        ------          -----        -------
                                                    (659)            5           (114)          (768)
                                                 -------        ------          -----        -------
INCOME BEFORE INCOME TAXES...................      4,006           813           (611)         4,208
                                                 -------        ------          -----        -------
INCOME TAXES:
  Current....................................      1,687            --            (45)(b)      1,832
                                                                                  190(c)
  Deferred...................................        (21)           --             18(c)          (3)
                                                 -------        ------          -----        -------
                                                   1,666            --            163          1,829
                                                 -------        ------          -----        -------
NET INCOME...................................    $ 2,340        $  813          $(774)       $ 2,379
                                                 =======        ======          =====        =======
NET INCOME PER SHARE (22,739,000 SHARES
  OUTSTANDING)(e)............................                                                $   .10
                                                                                             =======

See Unaudited Pro Forma Combined Financial Information and accompanying Notes to Unaudited Pro Forma Combined Financial Information.

                               PENTON MEDIA, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                                          COMBINED
                                                                           PENTON                                      COMBINED
                                 PENTON       INDEX       PRO FORMA          AND      DM PUBLISHING    PRO FORMA        PENTON
                               HISTORICAL   HISTORICAL   ADJUSTMENTS        INDEX      HISTORICAL     ADJUSTMENTS      PRO FORMA
                               ----------   ----------   -----------      ---------   -------------   -----------      ---------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES.....................   $204,931      $8,668       $    --        $213,599       $9,358         $    --        $222,957
                                --------      ------       -------        --------       ------         -------        --------
OPERATING EXPENSES:
  Editorial, production and
    circulation..............     94,560       3,455            --          98,015        2,826              --         100,841
  Selling, general and
    administrative...........     78,523       4,971          (103)  (c)    81,354        2,894           1,200   (c)    85,367
                                                            (2,037)  (c)                                    (81)  (c)
  Depreciation and
    amortization.............      6,551          26           902   (b)     7,479           75             788   (b)     8,342
                                --------      ------       -------        --------       ------         -------        --------
                                 179,634       8,452        (1,238)        186,848        5,795           1,907         194,550
                                --------      ------       -------        --------       ------         -------        --------
OPERATING INCOME.............     25,297         216         1,238          26,751        3,563          (1,907)         28,407
                                --------      ------       -------        --------       ------         -------        --------
OTHER INCOME (EXPENSE):
  Interest expense...........       (841)         --        (2,249)  (b)    (3,090)         (21)           (455)  (b)    (3,566)
  Gain on sale of
    publication..............      1,040          --            --           1,040           --                           1,040
  Miscellaneous, net.........         10          44            --              54           75              --             129
                                --------      ------       -------        --------       ------         -------        --------
                                     209          44        (2,249)         (1,996)          54            (455)         (2,397)
                                --------      ------       -------        --------       ------         -------        --------
INCOME BEFORE INCOME TAXES...     25,506         260        (1,011)         24,755        3,617          (2,362)         26,010
                                --------      ------       -------        --------       ------         -------        --------
INCOME TAXES:
  Current....................      9,754          72        (1,718)  (c)     8,910           34            (179)  (b)     9,628
                                                               802   (c)                                    863   (c)
  Deferred...................        878         (23)          491   (c)     1,346            2             111   (c)     1,459
                                --------      ------       -------        --------       ------         -------        --------
                                  10,632          49          (425)         10,256           36             795          11,087
                                --------      ------       -------        --------       ------         -------        --------
NET INCOME...................   $ 14,874      $  211       $  (586)       $ 14,499       $3,581         $(3,157)       $ 14,923
                                ========      ======       =======        ========       ======         =======        ========
NET INCOME PER SHARE
  (22,739,000 SHARES
  OUTSTANDING)(e)............                                                                                          $    .66
                                                                                                                       ========


See Unaudited Pro Forma Combined Financial Information and accompanying Notes to Unaudited Pro Forma Combined Financial Information.

                               PENTON MEDIA, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1998

                                                                                                        COMBINED
                                                          PENTON      DM PUBLISHING    PRO FORMA         PENTON
                                                        HISTORICAL     HISTORICAL     ADJUSTMENTS       PRO FORMA
                                                        -----------   -------------   -----------       ---------
                                                                         (DOLLARS IN THOUSANDS)
                        ASSETS

CURRENT ASSETS:
  Cash................................................  $    1,732       $1,147         $ 3,173   (d)   $  6,052
  Accounts and notes receivable, less allowance for
    doubtful accounts of $2,481.......................      32,112        1,360              --           33,472
  Inventories.........................................       3,660           --              --            3,660
  Deferred tax assets.................................       2,995           --              --            2,995
  Prepayments, deposits and other.....................       5,077           77              --            5,154
                                                        ----------       ------         -------         --------
                                                            45,576        2,584           3,173           51,333
                                                        ----------       ------         -------         --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Buildings...........................................       6,168           --              --            6,168
  Machinery and equipment.............................      61,623          535              --           62,158
                                                        ----------       ------         -------         --------
                                                            67,791          535              --           68,326
  Less: accumulated depreciation......................      41,341          329              --           41,670
                                                        ----------       ------         -------         --------
                                                            26,450          206              --           26,656
  Land................................................         426           --              --              426
                                                        ----------       ------         -------         --------
                                                            26,876          206              --           27,082
                                                        ----------       ------         -------         --------
OTHER ASSETS:
  Goodwill, less accumulated amortization of $6,863...      65,371           --          30,726   (a)     96,097
  Other intangibles, less accumulated amortization of
    $5,443............................................       6,302           --              --            6,302
  Deferred tax assets.................................       3,951          (23)             --            3,928
  Due from parent company.............................      10,880           --         (10,880)  (d)         --
  Miscellaneous.......................................         138            2              --              140
                                                        ----------       ------         -------         --------
                                                            86,642          (21)         19,846          106,467
                                                        ----------       ------         -------         --------
                                                        $  159,094       $2,769         $23,019         $184,882
                                                        ==========       ======         =======         ========
         LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.......................................  $   34,648       $   90         $ 7,000   (a)   $ 41,738
  Accounts payable....................................       8,691           28              --            8,719
  Accrued compensation and benefits...................       7,352           68              --            7,420
  Other accrued expenses..............................       7,988           --              --            7,988
  Unearned income.....................................       7,929           50              --            7,979
                                                        ----------       ------         -------         --------
                                                            66,608          236           7,000           73,844
                                                        ----------       ------         -------         --------
LONG-TERM LIABILITIES AND DEFERRED CREDITS:
  Net deferred pension credits........................      19,592           --              --           19,592
  Other...............................................         941        2,978          (2,877)  (a)      1,042
                                                        ----------       ------         -------         --------
                                                            20,533        2,978          (2,877)          20,634
                                                        ----------       ------         -------         --------
STOCKHOLDER'S EQUITY:
  Common stock........................................         212           60             (45)  (a)        227
  Capital in excess of par value......................      29,630           --          26,143   (a)     55,773
  Retained earnings...................................      42,111         (505)            505   (a)     34,404
                                                                                         (7,707)  (d)
                                                        ----------       ------         -------         --------
                                                            71,953         (445)         18,896           90,404
                                                        ----------       ------         -------         --------
                                                        $  159,094       $2,769         $23,019         $184,882
                                                        ==========       ======         =======         ========

See Unaudited Pro Forma Combined Financial Information and accompanying Notes to Unaudited Pro Forma Combined Financial Information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(a) To record the DM Publishing Combination, including the issuance of 1,539,000 shares of Common Stock and $7.0 million of notes payable. Solely for the purpose of determining the amount of intangible assets for this pro forma presentation, a market value of $17 per share of Common Stock was assumed. The assumed price per share of Common Stock was based on the expected market value per share immediately after the Stock Distribution is consummated. Such market value was estimated through discussions with investment bankers and through observations of price/earnings multiples of other public media companies. Based on such assumed value, intangible assets, consisting preliminarily of goodwill and trade names, amounted to $31.539 million. The amount of $2.877 million was deducted from other long-term liabilities to reflect the fact that neither the Company nor DM Publishing will be required to satisfy the deferred compensation liability recorded by DM Publishing. Rather, this liability is being satisfied directly by the DM Publishing Shareholders.


    DM Publishing's accumulated deficit of $505,000 at March 31, 1998 has been eliminated in accordance with the purchase method of accounting.


(b) To reflect interest and amortization expense with respect to the debt and intangible assets resulting from the acquisition of INDEX and the DM Publishing Combination.


(c) To eliminate fees paid to former owners of INDEX in 1997 ($2.037 million) and deferred compensation provisions under terminated DM Publishing agreements ($81,000 in 1997; none in 1998), to record incremental general and administrative costs of Penton as a separate public company ($1.2 million in 1997 and $300,000 in 1998), to adjust income taxes for these expenses, and to provide income taxes for DM Publishing as if it were a wholly-owned subsidiary of Penton rather than a Subchapter S corporation.



(d) To reflect cash required to be provided by Pittway to Penton at the time of the Stock Distribution, pursuant to the DM Publishing Combination Agreement as if it had occurred on March 31, 1998, and a non-cash dividend from Penton to Pittway equal to the balance of "Due from parent company."



(e) Net income per share is calculated using 22,739,000 shares, consisting of 21,200,000 shares of Common Stock outstanding and 1,539,000 shares issuable upon completion of the DM Publishing Combination, as if it had occurred on March 31, 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Set forth below is a discussion and analysis by Penton management of the financial condition and results of operations of Penton. Such discussion and analysis should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

     Penton operates in three business segments: media services, printing, and direct-mail marketing. The segments are based on Penton's internal organization and are managed separately due to inherent differences in the nature of these businesses.

     The media services segment serves specific industries and broad markets with integrated product offerings including trade magazines, trade shows and conferences, directories, electronic media products (including Web sites and CD-ROMs), custom publishing, research, databases, and information products. Penton's publications, trade shows and conferences, and electronic media products serve the electronics, design/engineering, manufacturing, supply chain/aviation, mechanical systems/construction, foodservice/hospitality, government/compliance, and management markets, and, upon completion of the DM Publishing Combination, will also serve the convenience store/baking market. Revenues of this segment are generated primarily from advertising, which accounted for 76% of total revenue in 1997, 78% in 1996, and 77% in 1995. No single advertiser comprised more than 1.4% of Penton's advertising revenue during 1997. Penton's top 10 advertisers accounted for only 5% of total revenue and its top 100 customers accounted for less than 18% of total revenues in 1997. Trade show and conference revenues represented 5% of total revenues in 1997, 3% in 1996, and 2% in 1995. The printing segment prints magazines, catalogs, brochures, and direct-mail pieces for the media services segment and outside commercial customers. The direct-mail marketing segment serves primarily the pharmaceutical and business services markets with the ability to design, produce, print, and mail direct-mail marketing campaigns. Penton management is currently considering strategic alternatives for its direct-mail marketing segment.

     The DM Publishing Combination Agreement was signed on May 21, 1998.

     In 1997, Penton acquired three trade show companies -- INDEX, ISOA, and A/E/C, -- for a combined purchase price of $48.7 million, plus contingent payments of up to $12.9 million based on future earnings. The INDEX contingent consideration is comprised of two groups of contingent loan notes. First, the Contingent Convertible Loan Notes grant the holders the excess of INDEX's aggregate net turnover (as defined therein) over UK (POUND)5.3 million for each of the years 1998 and 1999, up to a maximum UK (POUND)2.2 million. The second group is the Senior Executive Contingent Loan Notes, which grant the holder an amount equal to 40% of INDEX's operating profits over UK (POUND)1.75 million for each of the years 1998 and 1999, up to a maximum of UK (POUND)400,000. The ISOA contingent payment, if earned, is equal to 5.5 times the earnings before interest, taxes, depreciation, and amortization ("EBITDA"), as defined therein, over $1.0 million for each of the years 1998 and 1999, plus 6 times the EBITDA over $1.0 million in 2000. The ISOA contingent payments are limited to $6.0 million. The A/E/C contingent consideration, if earned, is equal to 130% of the EBITDA of A/E/C over $1.5 million for each of the years 1997, 1998, and 1999. The total A/E/C contingent payment is limited to $3.25 million, of which $655,000 was earned for the year 1997. The acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of the acquired companies are included in Penton's Consolidated Statement of Income since their respective dates of acquisition. Penton believes that these companies will significantly expand the trade show and conference offerings of Penton's media services segment. Also, in 1997, Penton sold Modern Office Technology magazine for $1.0 million in cash.

     In 1995, Penton sold Progressive Architecture magazine for $1.0 million in cash and exchanged its Millimeter magazine, plus $0.9 million in cash, for EE Product News magazine ("EEPN").

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

  Revenues

     Total revenues, after elimination of inter-segment sales, increased $3.8 million, or 8%, from $48.7 million to $52.5 million.

     Media services revenues increased $3.0 million, or 7%, to $46.6 million. Advertising revenues from Penton's publishing operations accounted for approximately $1.5 million of the increase, primarily as a result of the publication of Hydraulics and Pneumatics' Fluid Power Handbook and Directory, which is published every other year. Trade show and conference revenues increased $1.5 million. The increase was due to the strong performance of the Wireless Symposium & Exhibition/Portable by Design Show and inclusion for the first time of the operations of the Service Management Europe Show acquired in December 1997 as part of INDEX.

     Printing revenues increased $0.5 million, or 5%, bringing total revenue to $9.7 million, due principally to the increase of revenues from external customers.

     Direct-mail marketing revenues increased $0.2 million, or 7%, to $2.9 million. The increase was primarily in the related printing operations, resulting from increased volume from outside customers.

  Cost of Production

     Penton's total cost of production, after elimination of inter-segment charges, grew to $23.3 million compared to $22.2 million, representing an increase of $1.1 million, or 5%.

     Media services production costs grew approximately 2%, due to the publication of the biannual Fluid Power Handbook and Directory, which was not published in 1997, and the addition of the Service Management Europe Show acquired in 1997 as part of INDEX.

     Cost of production for the printing segment increased approximately $0.4 million due to volume-related growth of outside business.

     Direct-mail marketing cost of production increased only 3%, compared to the 7% increase in revenue, due in part to productivity improvements.

  Selling, General, and Administrative

     Total selling, general, and administrative expenses grew $2.6 million, or 13%, to $22.5 million.

     Media services selling, general, and administrative expenses increased approximately $2.6 million, or 14%. The increase was due to (i) sales volume growth, (ii) added costs to support two new publications launched in the first quarter, IW Growing Companies and Penton's Embedded Systems Development, (iii) costs related to the biannual Fluid Power Handbook and Directory, (iv) expenses of the Service Management Europe Show held in March 1998 for the first time under Penton's ownership, and (v) period costs of the newly-acquired trade shows for which revenues will not be recognized until the trade shows are held in future periods.

     Selling, general, and administrative expenses of the printing segment were relatively flat.

     Direct-mail marketing selling, general, and administrative costs increased 7%, due primarily to an increase in selling costs resulting from the growth in revenues of its printing operations.

  Depreciation and Amortization

     Depreciation and amortization increased $0.3 million to $2.0 million. The higher expense was primarily the result of the amortization of intangible assets associated with trade shows acquired in December 1997.

  Operating Income

     Overall, the Company's operating income decreased $0.2 million, or 4%, to $4.7 million from $4.9 million.

     Media services operating income decreased $0.3 million, or 7%. The 1998 first quarter was negatively impacted by the added period costs of trade shows acquired in 1997, start-up costs associated with the two magazine launches, and higher amortization expense as noted above.

     Operating income of the printing segment increased $0.1 million, due to volume-related growth in outside customer sales.

     The direct-mail marketing operations recorded an operating loss of $0.2 million compared to an operating loss of $0.3 million. The improvement was largely due to the increase in revenue of this segment's printing operations.

  Interest Expense

     Interest expense increased $0.5 million, due to additional borrowings to finance the trade shows acquired in December 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

  Revenues

     Total revenues, after elimination of inter-segment sales, increased $16.3 million, or 9%, from $188.6 million to $204.9 million.

     Media services revenues increased $14.5 million, or 9%, to a total of $181.1 million. Revenues from publishing operations accounted for $9.1 million of the improvement, due primarily to increased advertising revenues. Advertising revenues grew 7%, resulting from a 2% growth in page volume and an overall improvement of 4% in yield per page. In addition, Penton benefited from the introduction of four publications launched during 1997. Trade show and conference revenues increased $5.4 million or 100% to $10.8 million due to the inclusion of a full year of operations of the A/E/C trade shows, acquired in January 1997.

     Revenues from the printing segment increased $1.1 million, or 3%, to $39.0 million. The increase in this segment was principally due to the addition of several new third party customers, which accounted for a 19% increase in outside revenue. The media services segment continued to be the printing segment's principal customer, accounting for $28.6 million of its revenue compared to $29.0 million.

     Direct-mail marketing revenues increased $0.2 million, or 1%, due to a strong performance from its related printing operation, which experienced a 25% or $1.8 million increase in revenue from outside customers, and the continued growth of this segment's advertising agency business. However, the increases were offset by a decline in revenues of the direct marketing medical group. This group's revenues declined for the second year in a row as customers continued to shift their focus from direct marketing of pharmaceutical programs to broader consumer-oriented mass media advertising. In 1996, management undertook a number of initiatives to reposition and redirect its business and launched an advertising agency group to offset the revenue decline of its direct marketing medical group. The advertising agency group experienced a 39% or $0.4 million increase in revenue during 1997.

  Operating Expense

     Operating expenses for Penton, after elimination of inter-segment charges, increased $9.5 million, or 6%, from $170.1 million to $179.6 million.

  Cost of Production

     Media services cost of production increased $1.5 million, or 2%, to $80.4 million, due primarily to additional costs related to the inclusion of a full year's operations of A/E/C, new product launches during the year, and volume-related growth. These increases were partially offset by savings resulting from productivity improvements and lower paper costs. As a result, the ratio of production costs to revenues improved 3%.

     Printing costs of production increased $0.6 million, or 2%, to $3.5 million, which was primarily attributable to the increase in volume of outside sales.

     Direct-mail marketing cost of production increased $0.4 million, or 5%, to $9.3 million. The increase was primarily attributable to the growth of printing and advertising agency group sales volume offset by a reduction in costs attributable to lower sales volume of the direct marketing medical group. In addition, overall costs were negatively impacted by the expensing of development costs associated with a physicians retraining program launched in 1996.

  Selling, General, and Administrative Expense

     Selling, general, and administrative costs of media services increased $5.3 million, or 8%. The increase was due principally to an increase in selling costs resulting from the growth in revenues, inclusion of a full year's operations of the A/E/C trade shows, and additions of staff to support new product launches.

     Selling, general, and administrative expenses of the printing segment increased $0.2 million, or 11%, primarily from selling costs associated with the increase in sales volume.

     Direct-mail marketing selling, general, and administrative costs increased $0.4 million as a result of increased selling costs associated with higher sales volume and an expanded number of customer presentations and related promotion costs.

  Depreciation and Amortization

     Depreciation and amortization expense increased $0.6 million to $6.5 million. The higher expense was primarily the result of capital equipment additions and increased amortization of intangible assets associated with the A/E/C trade show, acquired in January 1997.

  Operating Income

     Overall, Penton's operating income increased $6.8 million, or 37%, to $25.3 million compared to $18.5 million. Operating income as a percentage of revenue increased to 12% from 10%, reflecting the benefits achieved from increased revenue, favorable shifts in product mix including the addition of the A/E/C trade shows, and improved productivity.

     Media services operating income increased $7.2 million, or 41%, to $24.9 million. In 1995, the Company implemented a number of programs to improve productivity, reduce costs, and streamline operations. These efforts continued in 1996 and into 1997, resulting in operating savings. When combined with the favorable impact of revenue growth, productivity improvement and reduced paper costs, operating income improved from 11% of total media services revenue to 14%.

     Operating income from the printing segment improved 21% to $1.5 million. The increase was primarily due to sales volume increases coupled with the benefits of reduced paper costs.

     Direct-mail marketing operating losses increased $0.6 million to $1.1 million from $0.5 million, which was due principally to the decrease in revenue of the direct marketing medical group and the expensing of development costs associated with a physicians retraining program.

  Other Income (Expense)

     In 1997, other income (expense) included a $1.0 million gain on the sale of Modern Office Technology magazine offset by $0.8 million of interest expense incurred as a result of borrowings used to finance acquisitions.

  Effective Tax Rates

     The effective tax rates were 41.7% and 40.7% in 1997 and 1996, respectively. An analysis of Penton's effective tax rate appears in Note 7 to Penton's Consolidated Financial Statements.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

  Revenue

     Total revenues, after elimination of inter-segment sales, increased $8.7 million, or 5%, from $179.9 million to $188.6 million.

     Media services revenues increased $8.3 million, or 5%, to a total of $166.6 million. Revenues from publishing operations accounted for $6.6 million of the improvement and were primarily attributable to increased advertising revenue. This increase was offset by a reduction in revenue of approximately $4.2 million due to the sale of Progressive Architecture magazine in December 1995. Advertising revenue grew $8.3 million, or 6%, due to a 2% gain in advertising pages and a 4% increase in yield per page. In addition, 1996 included the revenue from Penton's biannual directory, Hydraulics and Pneumatics' Fluid Power Handbook and Directory, which was not published in 1995. Trade show and conference revenues increased $1.7 million, or 46%, due to the overall growth of Penton's existing trade show and conference business as well as the introduction of the HVAC Comfortech Show.

     Revenues from the printing segment increased $1.3 million, or 4%, to $37.9 million, primarily from increased demand from the media services segment. Outside commercial sales were even.

     Direct-mail marketing revenues increased $0.5 million, or 4%, to $13.2 million from $12.7 million. In 1996, the Company launched its agency media group business, which generated revenues of approximately $1.1 million. This increase was offset by a reduction in revenue of the direct marketing medical group of approximately $0.6 million. Penton introduced a physician's retraining program during 1996 which generated approximately $0.3 million in revenue from course offerings.

  Operating Expenses

     Operating expenses of Penton, after elimination of inter-segment charges, increased $2.1 million, or 1%, from $168.0 million to $170.1 million.

  Cost of Production

     Media services cost of production decreased $0.8 million, or 1%, to $79.0 million. The publishing operation's costs decreased $1.5 million offset by an increase in trade show and conference production costs of $0.7 million. The reduction of $1.5 million was due to the elimination of approximately $3.3 million of costs related to Progressive Architecture magazine, which was sold in December 1995, partially offset by other publishing cost increases of $2.0 million in 1996, primarily attributable to sales volume increases. The increase in trade show and conference related production costs of $0.7 million was due to the introduction of a new event in 1996 as well as to an overall improvement of other trade show and conference revenue.

     Cost of production of the printing segment increased $1.4 million, due to increased sales volume net of the impact of significantly lower scrap paper sales because of softening paper costs.

     Direct-mail marketing cost of production increased $1.1 million, or 15%, to $8.9 million, principally attributable to one-time charges relating to development costs of a newly-created physicians retraining program and also attributable to increased volume.

  Selling, General, and Administrative

     Selling, general, and administrative costs increased $3.2 million, or 5%. The increase was generally due to greater selling-related costs resulting from higher sales activity for the year, additional staff relating to new product launches, and a general increase in the overall cost of doing business, offset by the elimination of costs associated with Progressive Architecture magazine, sold in December 1995.

  Depreciation and Amortization

     Total depreciation and amortization expense increased $0.1 million due to capital equipment additions.

  Operating Income

     Total operating income increased $6.6 million, or 55%, to $18.5 million compared to $11.9 million, primarily as the result of increased revenue and improved productivity.

     Operating income from media services increased $8.3 million, or 88%, to $17.7 million from $9.4 million. The improvement was attributable to overall revenue growth, improved product mix of publications and trade show operations, as well as the full year's benefit of productivity improvement programs implemented in 1995.

     Operating income from the printing segment declined $0.2 million due in large part to a significant reduction in scrap paper sales.

     Direct-mail marketing operating income declined $1.5 million resulting in an operating loss of $0.5 million compared to an operating profit of $1.0 million. This decrease was directly related to the decrease in revenue of the direct marketing medical group, which had historically enjoyed higher margins compared to those of the advertising agency. Operating income was further adversely impacted by development costs associated with the start up of a physicians retraining program. In addition, the related printing operation's operating income decreased due to lower pass-through demand for printing services from the direct marketing medical group.

  Other Income (Expense)

     Other income (expense) decreased $3.1 million. Other income (expense) in 1995 included a $1.7 million gain from the sale of Progressive Architecture magazine and a $1.4 million gain from an insurance settlement resulting from a municipal water main break that flooded a substantial portion of Penton's Cleveland headquarters. Even though part of the operation was disrupted, Penton was able to resume operations quickly with no material loss of business.

  Effective Tax Rates

     The effective tax rates were 40.7% and 42.8% in 1996 and 1995, respectively. An analysis of Penton's effective tax rate appears in Note 7 to Penton's Consolidated Financial Statements.

FOREIGN CURRENCY

     Penton translates the results of its foreign operations into United States dollars according to Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. Assets and liabilities of Penton's foreign entities are translated using the current exchange rate at the balance sheet date. Capital accounts are translated at historical exchange rates. Net sales and expenses of Penton's foreign entities are translated using weighted average exchange rates which approximate the exchange rates at the transaction dates. There were no significant transaction gains or losses during 1997 or the three months ended March 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Penton has generated positive cash flow from operations and has utilized the majority of such cash flows to invest in capital assets, finance acquisitions, reduce debt, and pay dividends to Pittway.

     Penton's cash flow from (used in) operating activities was $(1.0) million, $0.6 million, $23.2 million, $20.5 million and $7.4 million for the three months ended March 31, 1998 and 1997 and years 1997, 1996, and 1995, respectively.

     In the first quarter of 1998, Penton used cash in continuing operations, primarily attributable to the timing of cash flows as Penton added fixed administration and direct show expenses for its acquired trade show companies only partially offset by related advance deposits. In each of the prior years, cash flow from operating activities was primarily derived from earnings before depreciation and amortization. Increases in accounts payable in 1996 and 1997 as well as decreases in accounts receivable, inventories, and deposits in 1997 contributed to such cash flow.

     For each of the years 1997, 1996, and 1995, Penton's investment activities affecting cash flow consisted of capital expenditures and the net assets of businesses acquired, offset by net proceeds from the sale of certain publications. In the first three months of 1998, and in the years 1997, 1996, and 1995, capital expenditures were $1.1 million, $5.5 million, $4.8 million, and $5.0 million, respectively. Also, in 1997, Penton acquired the net assets of three trade show companies for a combined purchase price of $48.7 million, offset by the proceeds from the sale of Modern Office Technology magazine for $1.0 million. In 1996, Penton's investment activities include the exchange of Millimeter magazine, plus $0.9 million in cash, for EEPN magazine and the sale of Progressive Architecture magazine for $1.0 million in cash.

     In 1997, Penton incurred total short-term debt of $48.3 million to finance the acquisitions of the three trade show companies, of which $14.0 million was repaid during 1997.

     The majority of Penton's operating cash requirements have historically been funded by operations and by Pittway. Penton's management anticipates that the primary source of funds to fulfill such needs in the future will be internally generated cash from operations and borrowings where necessary. Penton's investments by and advances to Pittway include net after-tax cash generated by (or used in) the operations of Penton of approximately $3.5 million in 1997, $15.9 million in 1996, and $1.7 million in 1995. Historically, Penton has neither earned nor been charged interest on these funds.

     Penton's management anticipates additional cash expenditures as a result of being a separate public company. Such expenditures could include, but may not be limited to, the payment of dividends, financing costs of new debt, and administrative costs.


     Penton has signed a commitment letter with First Union National Bank to establish an unsecured, committed, revolving line of credit for $75.0 million (the "Revolving Credit Facility"). The Revolving Credit Facility will be used to replace existing notes payable and to meet short-term cash needs. Approximately $32.7 million will remain available after replacing the existing notes payable and paying the cash portion of the consideration to be paid to the DM Publishing Shareholders. The Revolving Credit Facility will contain customary representations, warranties and conditions, as well as covenants customary for facilities of this type. It is a condition to the Stock Distribution and the DM Publishing Combination that such a line be available.


     Penton's management anticipates that Penton's long-term financing needs will be met with internally generated cash flows and financing arrangements with lenders, if necessary.

     Penton may, in the future, require additional credit facilities or issuances of corporate debt or equity securities in connection with acquisitions or otherwise. Any debt incurred or issued by Penton may be secured or unsecured, have a fixed or variable rate of interest, and be subject to such terms as management deems prudent. In addition, Penton's future operating performance and ability to meet its financial obligations will be subject to future economic conditions and to financial, business, and other factors, many of which will be beyond Penton's control.

SEASONALITY

     Historically, Penton has not experienced significant seasonality in its business. Nevertheless, in 1997, Penton experienced a greater growth in the second quarter when compared with the other three quarters of the year due primarily to the inclusion of the A/E/C trade show held in June 1997. Due to the addition of the ISOA and INDEX trade shows at the end of 1997, Penton anticipates a greater growth of revenue in the second and fourth quarters because the significant portion of the trade show and conference revenues will be generated in the second and fourth quarters of the year.

INFLATION

     Generally, while the impact of inflation on Penton's overall results of operations has not been significant in recent years, paper prices have fluctuated over the last few years. Paper prices began to rise in 1994, increased significantly in 1995, dropped significantly in 1996 and, to a lesser extent, in 1997. It is expected that paper prices will increase in 1998. Management continually monitors the impact of inflation on its operations and attempts to mitigate the impact through productivity and technological improvements, cost containment programs, and by increasing selling prices over time as allowed by market conditions. Nevertheless, there can be no assurances that Penton can recoup cost increases by passing them on to its customers.

YEAR 2000 ISSUE

     Penton continues to assess the extent of its risks related to processing year 2000 information. All software applications that may be unable to interpret the year 2000 have been identified and Penton has already commenced work to modify or replace those applications. Penton believes that all necessary work to make its systems year 2000 compliant will be completed on time. In addition, the estimated costs to modify or replace its applications are not considered material to Penton and should not involve a significant amount of Penton's internal resources.

     Penton is in the process of working with its vendors regarding their progress in identifying and addressing issues related to the year 2000. Penton is in the process of obtaining commitments from all major vendors on whose software Penton may be dependent that they have plans in place to be compliant before processing of information related to year 2000 would be required. Although no assurance can be given that all of these third-party systems will be year 2000 compliant, Penton believes that the risk is not significant.

FORWARD-LOOKING STATEMENTS

     "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this Prospectus contain forward-looking statements which are subject to various risks and uncertainties. Actual results could differ materially from those discussed herein. Important factors that could cause or contribute to such differences include those discussed under "Risk Factors" as well as those discussed elsewhere in this Prospectus.

CHANGES IN ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement No. 133, "Accounting for Derivatives Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is required to be adopted by Penton in the third quarter of 1999. Adoption of this statement is not expected to have a material impact on Penton as Penton currently has no derivative instruments.

                                    BUSINESS

     For purposes of the following discussion, the business of Penton includes the business of DM Publishing, unless otherwise expressly indicated.

OVERVIEW


     Founded in 1892 by John Augustus Penton, Penton is a leading business media company. Penton's principal media platforms, including magazines, trade shows and conferences, and electronic media products, provide proprietary information to business users, and integrated marketing solutions to industry suppliers. Penton's publications, trade shows and conferences, and electronic media products serve the electronics, design/engineering, manufacturing, supply chain/aviation, mechanical systems/construction, foodservice/hospitality, government/compliance, and management markets, and, upon completion of the DM Publishing Combination, will also serve the convenience store/baking market. Penton's diverse array of products provides business-to-business marketers with the tools to communicate effectively with their customers, and provides current information to the markets served. Penton had total revenue of approximately $205 million in 1997.


     Widely recognized as a publisher of high-quality business and trade magazines, Penton has, in recent years, diversified its media platforms to include trade shows and conferences, electronic media products (including Web sites and CD-ROMs), custom publishing, research, databases, and information product sales. Penton also owns a printing plant, Penton Press, which prints nearly all of Penton's publications and approximately 50 outside publishers' magazines, and a direct-mail and marketing services business, Curtin & Pease/Peneco.


     Penton is the fifth largest specialized business magazine publisher in the United States, according to the American Business Press, the leading association for the business publishing industry. Penton publishes 42 national business and trade publications with a combined circulation of over 2.7 million subscribers worldwide. Of the 21 Penton magazines that serve measured market segments tracked by external reporting sources, 17 are ranked either first or second in their markets. Some of Penton's leading magazine brands include Air Transport World, American Machinist, Computer-Aided Engineering, Electronic Design, IndustryWeek, Machine Design, Microwaves & RF, New Equipment Digest, and Wireless Systems Design. Penton's magazines accounted for approximately 74% of Penton's total revenue in 1997.


     Penton has aggressively expanded its presence in the trade show and conference business in recent years, and currently operates 63 trade shows and conference events. Penton acquired three trade show companies in 1997: A/E/C was acquired in January and INDEX and ISOA were acquired in December. Penton's trade shows include the A/E/C SYSTEMS International Shows, Computers for Contractors, Computers in Manufacturing, International Leisure Industry Week, the North American Warehousing & Distribution Exposition & Conference, and the Wireless Symposium & Exhibition. Conferences include the America's Best Plants Series and the Global Leadership Forum. Trade shows and conferences accounted for approximately 5% of Penton's total revenue in 1997. On a pro forma basis, had INDEX and ISOA been acquired in January 1997, Penton's trade show and conference revenue would have accounted for 12% of Penton's total revenue in 1997, and Penton would have sold approximately 1.4 million net square feet of exhibit space to over 5,500 exhibiting companies.

     In addition to trade shows and conferences, electronic media products have expanded Penton's service to its market segments. As business-to-business use of the Internet has grown, Penton's product arrays have been expanded to include World Wide Web sites that provide both information resources and market access to advertisers. Electronic media products also include editorial content and statistics, directories, and product selection information on CD-ROMs and diskettes. In December of 1997, Penton signed a joint venture agreement with Findlay Publishing of the United Kingdom to produce and market Design Selector Global, a global database of component product information for mechanical, electro-mechanical, and electronics engineers that will be accessible via the Internet. Revenues from electronic media products accounted for less than 1% of Penton's total revenue in 1997.

     In addition to publications, trade shows and conferences, and electronic media, Penton's business includes marketing and business development services such as databases, direct-mail marketing, custom communications, and research services. These services provide integrated market access to Penton's advertiser customers by facilitating the flow of information between them and their customers.

INDUSTRY

  Economic Trends

     The robust United States economy has favorably affected the business media industry in recent years. As companies grow, they use advertising in print publications, exhibits at trade shows and conferences, and electronic media to communicate with their customers and potential customers.

     Global economic trends also influence business media. As United States companies penetrate international markets, they seek communications partners that can help them sell their products and services. In addition, professionals and managers in international markets have an increasing need for business information. As a result, business media companies are producing international editions of their titles, launching trade shows in international venues, and designing their electronic media products to serve global audiences.

  Performance

     The business media industry has benefited from these trends. According to the 1997 Veronis Suhler & Associates Communications Industry Forecast, business-to-business communications was the fifth fastest growing segment of the overall communications industry for the period 1991 to 1996, growing at a compound annual growth rate ("CAGR") of 7.4% during that period. Total spending in business-to-business media was $16.5 billion in 1997, up from $15.2 billion in 1996, according to this report. The report forecasts a 7.0% CAGR for business magazines from 1997 to 2001, inclusive, and a 10.4% CAGR for trade shows and exhibitions over the same period.

     The business-to-business media industry in the United States currently includes about 1,500 trade magazine publishing companies that publish more than 5,000 titles. In addition, this industry produces approximately 3,900 trade shows that are operated by integrated media companies, independent show operators and, increasingly, financial owners, and an additional 2,100 association-owned shows.

     Despite an active merger and acquisition market over the past few years, business media remains a fragmented industry with a wide array of owners. Furthermore, there is significant organic growth of new products, such as trade magazines, trade shows, conferences, and online services, as new markets and technologies develop. With relatively little capital required to launch new products, business media embrace entrepreneurial organic growth.

     Advertising revenues on Internet Web sites totaled $906.0 million in 1997, according to the Internet Advertising Bureau. Jupiter Communications forecasts Web site advertising will grow to a volume of $1.9 billion in 1998, $3.0 billion in 1999, and $4.36 billion in 2000.

     The demand for objective, current information and analysis on topics that are relevant in the market sectors served by business-to-business publications has increased significantly in recent years. Marketers' need to communicate with their customers, through advertising designed to increase sales and build brand loyalty, has increased commensurately. Business-to-business, market-focused media provide communications channels that connect marketers with a targeted group of customers.

  Print Publications

     Publishers of controlled circulation titles, including Penton, have evolved into broadly integrated media companies in response to major trends: (i) marketers are increasingly pursuing integrated marketing strategies, i.e., the use of a variety of tools for communicating with targeted business audiences;
(ii) end-users, whose professional roles are more demanding, are seeking more information to meet their specific professional needs, as well as a variety of effective channels for receiving information; and (iii) digital technology continues to make rapid advances, which have fed the development of the Internet and the creation and use of CD-ROMs and other products.

     In general, magazine publishers generate the majority of their revenues from the sale of advertising. Penton's advertising revenues, as well as those of business magazines in general, are dependent upon general economic cycles. Historically, advertising revenues increase during economic recoveries, and decrease during both general economic downturns and regional economic recessions. Despite the strength of the current economy, however, business publishers are experiencing increasing pressure on advertising rates. In the event of a general economic downturn or a recession in the United States, Penton's advertisers may reduce their advertising budgets or intensify their attempts to negotiate lower advertising rates. As compared to general-interest magazines, however, Penton believes that its advertising revenues are relatively resistant to changes in general economic conditions due to the diversity of markets served, its reputation for high-quality, special-interest editorial content, and the fact that many advertisers market products that are directly related to the editorial content of the magazines in which they advertise.

     In recent years, magazine publishers have sought to diversify their revenues and expand the influence of their existing brands by developing new revenue streams in addition to advertising. In general, magazine publishers have sought to expand the use of their magazines' editorial content into different media. The integrated portfolios of business-to-business media companies include print products such as magazines and newsletters, which offer readers the convenience of portable information while offering advertisers targeted audiences; trade shows and conferences, which facilitate face-to-face interaction between sellers and buyers that often results in product orders; and electronic media, including World Wide Web sites, CD-ROMs, and customized Internet-based information delivery services, which offer interaction with market experts, content depth and timeliness, and the potential for making purchases electronically. In 1997, Penton derived approximately 7% of its revenue from its various ancillary products and services, which include databases, electronic products, paid subscriptions, reprints, custom publishing, and research. Penton believes its portfolio of magazines provides opportunities to develop ancillary revenues due to the targeted nature of the magazines' editorial content.

  Trade Shows

     A trade show can be described as a face-to-face version of a print publication. Trade show attendees, like readers of print publications, receive product information and content in the form of exhibits, conferences, and other ancillary forums. Producers of trade shows and conferences generate revenue from exhibit space sales, advertising, sponsorships, and conference and general attendance fees. Trade shows and conferences allow sellers to make face-to-face sales presentations to significant numbers of qualified buyers in a short period of time. Trade show attendees include manufacturers and developers, sales and distribution personnel, and large-volume end-users. Industry leaders have consistently used trade shows to introduce new products to purchasers in the markets they serve.

     Trade shows have become an increasingly important element of overall marketing strategy for vendors in many markets. Companies consider trade shows one of the most effective media for generating and closing sales, second only to direct selling. Exhibit space revenues from trade shows were approximately $4.8 billion in 1997, a 14% increase over 1996, according to Tradeshow Week ("TSW") magazine research. In 1997, exhibit square footage rose 7%, the number of exhibiting firms increased 5% and attendance increased 6% over 1996, according to TSW.

  Electronic Media

     The proliferation of Web sites and the growing number of users combine to make the Internet an increasingly significant advertising and brand-building vehicle. The Internet enables marketers to deliver targeted messages because it provides the ability to track user behavior and offers the potential for permitting online transactions. The advertising-based business model for online services, which is similar to those of both print and television media, involves the payment of advertising fees to Internet content providers. These fees are based on the demographics and purchasing habits of the audience and on the quantity and positioning of advertisements delivered. Web sites provide a forum where sellers can deliver product information and advertising to a targeted customer base. Penton expects that the Internet market, like the publications market, will continue to grow as a platform for product advertising.

BUSINESS STRATEGY

     Penton's business strategy is to grow revenues, cash flow, profitability, and margins by being the preferred provider of integrated media services in selected market segments. Major components of this strategy include:

  - Focusing on Core Market Segments

     Penton's primary strategy is to be the preferred information provider in selected market segments by producing broad and diverse arrays of media properties that provide integrated marketing solutions to the vendors in such market segments. In pursuing this strategy, Penton has (i) launched or purchased trade shows and conferences that fit strategically with, and add value to, its magazines, (ii) added electronic media products and services to meet the expanding information needs of its readers and information users, (iii) made acquisitions in selected markets to strengthen its competitive position, and
(iv) disposed of magazines that were not market leaders. Penton intends to build the strength of its core portfolio of leading information brands by enhancing the quality of their editorial content and Penton's marketing services, and extending its existing brands into other media. In 1997, Penton complemented its core publications in the design/engineering market, the wireless segment of the electronics market, and the manufacturing management market by acquiring or expanding existing trade shows and expanding online content and Web sites. Management believes that maintaining or achieving a leading position as a provider of diverse integrated media services in these and other markets served will enhance its competitive position and profitability.

  - Diversifying Revenue Streams

     As with most business-to-business publishing companies, Penton historically derived nearly all of its revenues from advertising in its publications. Penton's focus on controlled circulation business-to-business magazines limited the opportunity to capture the increasing communications budgets its advertisers were allocating towards marketing and promotion vehicles such as trade shows, direct-mail, customized company magazines, and electronic media. Consequently, Penton shifted its strategy to focus on enhancing its revenues from other sources. Penton believes that significant opportunities exist to diversify revenues by leveraging the editorial content and the nationally-recognized brand names of its existing publications through trade shows and conferences, licensing arrangements, strategic joint ventures, circulation list rentals, affinity group marketing, and electronic media. For example, Penton's current business relationships include (i) an agreement between Electronic Design ("ED"), a Penton publication, and CCI Asia-Pacific Ltd., a leading Hong Kong-based business publishing company, to produce a Chinese edition of ED and
(ii) an agreement between Air Transport World ("ATW"), a Penton publication, and CCI Asia-Pacific Ltd. to produce a Chinese edition of ATW. Penton believes that increasing the percentage of revenue generated by trade shows and conferences, which characteristically produce higher margins and are less vulnerable to economic cycles than advertising, is a viable means to increasing profitability and margins.

  - Increasing Positions in Growth Markets

     Penton continues to monitor trends both in the markets it currently serves and in emerging markets in order to identify new audiences for business-to-business information. When Penton identifies appropriate growth opportunities, it intends to launch or acquire publications and other media products that are attractive to advertisers, readers, and other information users. Penton has established an emerging technology initiative to identify media opportunities in emerging technology markets at an early stage through either acquisition or launch.

  - Leveraging Administrative Services and Reducing Costs

     Management believes it can leverage its administrative and overhead services to enhance the profitability of acquired businesses and new launches. In addition, management continues to identify cost reduction opportunities, including (i) using technology to re-engineer processes, including circulation, production, and graphics; (ii) outsourcing functions in which Penton is not cost-effective; (iii) increasing productivity; (iv) centralizing certain departments; and (v) decentralizing functions that are more cost-effectively conducted at the operating group level. Management believes that effective implementation of such measures enhances Penton's competitive position and its overall profitability.

  - Completing Strategic Acquisitions

     Penton regularly evaluates potential acquisitions to expand and strengthen its activities in selected markets. Penton believes that the acquisition of other media businesses complements its existing services and improves its competitive position with current and potential customers. Consistent with this strategy, Penton acquired three trade show businesses in 1997 and has entered into the DM Publishing Combination Agreement. The primary focus of Penton's acquisition strategy is to strengthen current market positions and to add value to the acquired business through existing market knowledge and core competencies. Acquisitions of business media properties that would provide Penton with a premier position in new attractive markets are also part of Penton's acquisition strategy. Penton currently has no binding agreement or arrangement relating to the acquisition of businesses or assets, other than the DM Publishing Combination Agreement.

  - Expanding Market Positions Globally

     Penton intends to leverage its established brands in key overseas markets, focusing on those markets whose size and growth potential will support its strategy of developing broad and diverse media arrays. Management intends to further expand internationally through overseas launches of proven United States properties, joint ventures and licensing arrangements with local operating partners, and selective acquisitions. Two acquisitions completed in 1997 provide Penton with opportunities to expand internationally. INDEX, a United Kingdom-based producer of trade shows for the information technology, manufacturing, and leisure markets, provides Penton with a platform for expanding its existing successful United States shows in the United Kingdom and on the European continent. ISOA, which is experienced in producing trade shows in Latin America, offers opportunities for international expansion in the emerging Mexican and Latin American markets, particularly in the heating/ventilating/air conditioning market, in which Penton already publishes successful magazines and produces a trade show. Penton also has a cooperative agreement with a leading Hong Kong-based business publishing company, CCI-Asia Pacific Ltd., to provide Chinese-language editions of Electronic Design and Air Transport World.

  - Developing Electronic Media Products and Competencies

     Penton intends to combine its Internet presence, which currently includes 31 Web sites, and its growing expertise in creating CD-ROMs with its broad experience in developing high-quality editorial content in order to expand its existing audiences of information users, to continue to develop new audiences, and to develop new sources of advertising revenue. Penton believes that the large existing audience for its electronic media products, combined with its publishing experience, gives it a competitive advantage in identifying, acquiring, and developing new electronic media products and services. In December of 1997, Penton signed a joint venture agreement with Findlay Publishing of the United Kingdom to produce and market Design Selector Global, a global database of component product information for mechanical, electro-mechanical and electronics engineers that is accessible in both CD-ROM and Internet formats.

RECENT ACQUISITIONS AND DIVESTITURES

     Penton acquired three trade show companies in 1997. A/E/C produces conference and trade show events for computer and high-tech solutions in the architectural, engineering, and construction industries. ISOA produces 24 industrial trade shows in the United States and Latin America that focus on the machine tool, plant maintenance, supply chain, and heating/ventilating/air conditioning markets. INDEX is an owner and producer of eight trade shows serving the computer, manufacturing, and leisure markets in the United Kingdom.

     Immediately following and as a condition to the Stock Distribution, Penton will acquire DM Publishing. DM Publishing publishes three magazines in the baking and convenience store markets: Modern Baking, Baking Management, and Convenience Store Decisions. It also produces a number of related special editions and directory and show issues serving the baking and convenience store markets. See "DM Publishing Combination Agreement."

     Penton's strategy to focus on core market segments led to three dispositions in the 1990s. In 1995, Penton sold Progressive Architecture magazine, which was a stand-alone title for Penton in the market it served. Also in 1995, Penton exchanged its Millimeter magazine, which was a market leader but a standalone in serving the motion picture, television, and video production industry, for EEPN magazine, a property that strengthened Penton's portfolio in the electronic engineering market. In 1997, Penton sold Modern Office Technology magazine because the market served did not fit Penton's strategic plans.

SOURCES OF REVENUE

     A significant amount of Penton's revenues is derived from advertising sales, with lesser amounts derived from sources such as trade shows and conferences, ancillary products and services, printing, and direct-mail marketing. The following table sets forth the sources and amounts of Penton's revenue for the three fiscal years ended December 31, 1997 (dollars in millions):

                        SOURCE                            1997     1996     1995
                        ------                           ------   ------   ------
Advertising............................................  $156.0   $146.4   $138.1
Trade Shows and Conferences............................    10.8      5.4      3.7
Ancillary Products & Services..........................    14.4     14.9     16.5
Penton Press...........................................    10.5      8.9      8.9
Direct-Mail Marketing..................................    13.2     13.0     12.7
                                                         ------   ------   ------
                                                         $204.9   $188.6   $179.9
                                                         ======   ======   ======

  Advertising Sales


     Advertising revenues from Penton's publications accounted for approximately 76% of Penton's total revenues in 1997. Penton markets advertising space in each of its publications by assuring advertisers that they will reach a valuable, qualified audience of professionals and managers who are known to have an interest in purchasing products or services in the market segment covered. Penton's targeted publications enable advertisers to reach their customers and potential customers cost effectively. Advertising rates are based on the size of the circulation within the targeted market segment as well as on competitive factors. Penton's publications compete for advertising on the basis of the market's perception of the niche served by the magazine, readers' preference for the publication's content, editorial quality, quantity and quality of circulation, reader response to advertisers' products and services, the effectiveness of sales teams, customer service, and advertising rates.


     Each of Penton's publications has its own advertising sales team and rate structure, although advertisers may qualify for discounts based on spending patterns across multiple Penton publications. Because Penton provides a single source for advertisers to reach several market segments, Penton enables advertisers to be more cost efficient in their advertising purchases.

  Trade Shows and Conferences

     Revenues from Penton's trade shows and conferences accounted for approximately 5% of Penton's total revenues in 1997. Trade shows generate income primarily from the fees exhibitors pay to rent booth space, which must be paid in full before the events open. Registration fees for attendance at conference sessions generate additional revenue. Trade shows and conferences generally produce higher profit margins than print products and, unlike advertising revenue, revenues generated by trade shows historically have been relatively stable in economic downturns. Penton believes that revenues from trade shows and conferences will continue to increase as a percentage of total revenues.

  Ancillary Products and Services

     Revenues from ancillary products and services, which include databases, electronic products, paid subscriptions, reprints, custom publishing, and research, accounted for approximately 7% of Penton's total revenues in 1997. With the growth of electronic publishing, Penton believes there will be increased opportunities to market editorial content from Penton's publications in different formats, and to develop additional content for such formats. Penton has established 31 Web sites and expects to establish several more in the future. In addition, Penton offers several of its market-focused product and service directories on CD-

ROM and diskette. Penton believes that electronic media offer opportunities to generate additional revenues through increased advertising, sponsorship sales, and access fees paid by users.

  Penton Press

     Revenues from Penton Press accounted for approximately 5% of Penton's total revenues in 1997 after intercompany eliminations. Penton Press not only prints nearly all of Penton's magazines, but also prints approximately 50 titles of other publishers.

  Direct-Mail Marketing

     Revenues from Curtin & Pease/Peneco, Penton's direct-mail marketing subsidiary, accounted for approximately 6% of Penton's total revenues in 1997, of which 3% related to its direct-mail marketing operation and 3% to its related printing business, Feather Fine. Penton plans to reduce the significance of its direct-mail marketing and related printing operations as a revenue source. Penton management is currently considering strategic alternatives for Curtin & Pease/Peneco and Feather Fine.

INFORMATION PRODUCTS AND SERVICES

  Publications


     Magazines. Penton is the fifth largest specialized business magazine publisher in the United States, according to the American Business Press, the leading association for the business publishing industry. Penton publishes 42 national business and trade publications with a combined circulation of over 2.7 million subscribers worldwide. Of the 21 Penton magazines that serve measured market segments tracked by external reporting sources, 17 are ranked either first or second in their respective markets. Efficiencies of centralized circulation, fulfillment, and other back office services enable new titles to be spun off from existing titles, or acquired and integrated. Penton's publications serve the specialized, professional information needs of subscribers who work in specific segments of markets including design/engineering, electronics, manufacturing, supply chain/aviation, mechanical systems/construction, foodservice/hospitality, government/compliance, and management markets, and, upon completion of the DM Publishing Combination, will also serve the convenience store/baking market. Penton's magazines are controlled-circulation, business-to-business trade publications that are distributed free of charge to qualified subscribers in targeted market segments. These publications generate revenues predominantly from the sale of advertising space. In 1997, advertising revenues from all of Penton's magazines accounted for 74% of Penton's total revenues.


     In a controlled-circulation publication, circulation is limited to qualified subscribers who have verified their responsibility for certain specific job functions, such as purchasing influence or purchasing authority in the market served by the publication. The publisher selects these recipients based on defined qualifying characteristics, thereby enabling advertisers to reach those individuals most likely to be interested in purchasing the products advertised. Penton surveys subscribers to its controlled-circulation publications annually to verify their continued qualification. Circulation information for the majority of Penton's publications is audited each year by BPA International, a nationally recognized auditor of magazines. These audits verify that Penton has accurately identified the number and job responsibilities of qualified subscribers and that those subscribers are in fact eligible to receive the relevant publication under the standards that Penton has established.

     Editorial content is written by in-house editorial staff and freelance authors, well-known in the market segments that their magazines serve. Penton believes that its publications have established reputations for authoritative and reliable journalism among their readers and within the market segments they serve. Each Penton publication has its own editorial staff, including editors, designers, and production personnel. To preserve the editorial integrity of each publication's news reporting and analysis, Penton seeks to maintain strict separation between the editorial and sales staffs of each publication. Penton believes that its reputation for objective, fair, and credible editorial content contributes significantly to its success.

     Penton's editorial staffs meet frequently with readers of their publications to maintain a current understanding of the information needs and interests of those readers and thereby serve them more effectively. Penton devotes considerable resources to the study of trends in its readership communities and strives to make its publications the best-read and most widely used among its target audiences. Many of Penton's editors and contributors are recognized as experts in their field and are regularly contacted by the general press to comment on developments and trends in their respective markets.

     The following is a list of Penton's current magazines broken down by the market sectors they serve:

                                       FIRST ISSUE                  ANNUAL
                TITLE                   PUBLISHED    CIRCULATION   FREQUENCY          SUBSCRIBER AUDIENCE
                -----                  -----------   -----------   ---------          -------------------
DESIGN/ENGINEERING
-------------------------------------

A/E/C SYSTEMS The Magazine of
  Computer Solutions.................     1992          30,000         6       architects, engineers and
                                                                               construction executives
Computer-Aided Engineering...........     1982          55,000        12       technical managers in
                                                                               manufacturing, product design,
                                                                               engineering analysis
Hydraulics & Pneumatics..............     1948          50,100        12       engineers of fluid-power
                                                                               machinery and equipment
Machine Design.......................     1929         180,000        23       OEM, process and consulting
                                                                               industry design engineers
Mechanical Solutions.................     1997          60,000         4       users of Autodesk Mechanical
                                                                               Desktop(R) software
PT Design............................     1959          57,000        12       motion systems design and
                                                                               manufacturing engineers
PT Motion Systems Distributor........     1987          12,000         6       motion systems distributors

ELECTRONICS
-------------------------------------

EE Product News......................     1941         112,000        12       OEM electronics design engineers

Communications Products..............     1996          35,000         6       communications systems design
                                                                               engineers
Electronic Design....................     1952         165,000        26       OEM electronics engineers and
                                                                               engineering managers
Electronic Design China..............     1994          21,000        12       OEM electronics engineers and
                                                                               engineering managers in China
Microwaves & RF......................     1962          57,000        12       radio frequency and microwave
                                                                               systems engineers and engineering
                                                                               managers
Wireless Systems Design..............     1994          50,000        12       wireless systems engineers and
                                                                               engineering managers
Penton's Embedded Systems
  Development........................     1998          50,000        12       engineers and engineering
                                                                               managers who develop
                                                                               microprocessor and
                                                                               microcontroller-based and
                                                                               real-time systems
FOODSERVICE/HOSPITALITY
-------------------------------------

Food Management......................     1972          50,100        12       foodservice directors and
                                                                               managers in noncommercial market
Restaurant Hospitality...............     1919         122,250        12       commercial foodservice operators

Lodging Hospitality..................     1949          50,400        12       lodging industry development,
                                                                               operations, marketing managers
CONVENIENCE STORE/BAKING
-------------------------------------

Modern Baking*.......................     1987          27,300        12       in-store, retail and foodservice
                                                                               bakers

Convenience Store Decisions*.........     1990          41,700        12       convenience store and petroleum
                                                                               marketer chain management
Baking Management*...................     1997           9,050        12       management of large volume bakers

                                       FIRST ISSUE                  ANNUAL
                TITLE                   PUBLISHED    CIRCULATION   FREQUENCY          SUBSCRIBER AUDIENCE
                -----                  -----------   -----------   ---------          -------------------
GOVERNMENT/COMPLIANCE
-------------------------------------

Occupational Hazards.................     1938          65,000        12       managers of total risk control
                                                                               programs, industrial safety
Government Product News..............     1962          85,000        12       government purchasers and
                                                                               specifiers

Government PROcurement...............     1993          14,000         4       public-sector purchasing
                                                                               professionals

MANAGEMENT
-------------------------------------

IndustryWeek.........................     1882         240,000        23       executives of global
                                                                               manufacturing enterprises
IW Growing Companies.................     1998         210,000         8       management of growing
                                                                               manufacturing enterprises with
                                                                               fewer than 500 employees
MANUFACTURING
-------------------------------------

American Machinist...................     1877          80,000        12       managers and engineers in durable
                                                                               goods, metal products industries
Gases & Welding Distributor..........     1957           5,000         6       distributors of welding supplies,
                                                                               industrial and medical gases
Forging..............................     1990           5,000         5       managers and engineers in various
                                                                               types of forge shops
Foundry Management & Technology......     1892          19,500        12       foundry industry managers,
                                                                               engineers and research
                                                                               professionals
New Equipment Digest.................     1936         207,000        12       administrative, production, plant
                                                                               operations, maintenance,
                                                                               engineering design purchasers
                                                                               throughout industry
Welding Design & Fabrication.........     1931          40,000        12       designers and engineers in
                                                                               welding and fabricating plants
33 Metalproducing....................     1963          19,100        12       managers, engineers in
                                                                               metalproducing industries
Used Equipment Directory.............     1949          75,000        12       manufacturing plants that use
                                                                               industrial equipment
MECHANICAL SYSTEMS/CONSTRUCTION
--------------------------------------------------

Contracting Business.................     1944          52,000        12       heating, ventilating, air
                                                                               conditioning and refrigerating
                                                                               commercial and industrial
                                                                               contractors
Heating/Piping/Air Conditioning......     1929          53,000        12       HVAC mechanical systems engineers
Energy & Environmental Management....     1995          28,500         4       building owners and facility
                                                                               managers

SUPPLY CHAIN/AVIATION
-------------------------------------

Air Transport World..................     1964          40,100        12       airline industry management
Air Transport World China............     1995          15,000         4       airline industry management in
                                                                               China
Material Handling Engineering........     1945          95,000        13       managers and engineers
                                                                               responsible for material handling
Material Handling Business...........     1995          11,000         4       material handling distributors
                                                                               and sales managers
Shipping & Receiving.................     1995          25,000         6       shipping managers of small
                                                                               companies
Transportation & Distribution........     1960          71,000        12       supply chain company management

---------------

 * To be acquired as part of the DM Publishing Combination.

     Directories and Buyer's Guides. Penton also publishes 28 directories and buyer's guides, which are trusted, heavily-used sources of buying information for industry decision makers. Some of the more well-known of these publications, and the market sectors they serve, include:

                    TITLE                                MARKET SECTOR
                    -----                                -------------
Fluid Power Handbook & Directory               Design/Engineering
Electronic Design's VMEbus Product Directory   Electronics
Microwaves & RF Product Data Directory         Electronics
Annual Buyers Handbook*                        Foodservice/Hospitality
Sales Trend Handbook*                          Foodservice/Hospitality
Lodging Hospitality Almanac                    Foodservice/Hospitality
Casting Design & Application Reference         Manufacturing
  Handbook
The Secondary Market Guide                     Manufacturing

---------------

* To be acquired as part of the DM Publishing Combination.

     Most of the business directories Penton publishes have no competition, and where competition does exist, Penton's publication is usually the market leader. Competition, where present, is based on price and quality of data. Management believes that the comprehensiveness and quality of its data and the specialized focus of its directory publications have prevented others from launching competing publications or competing effectively.

     Other Publications. Other Penton publications include: Restaurant Show Daily and Equipment Show Daily, tabloid-format news publications that are the restaurant industry's primary source of daily show news, company updates and new-product information at major industry trade shows; and show guides to the annual Retailer's Bakery Convention/Exhibition, the baking industry's largest event, and the National Association of Convenience Stores Show, that industry's largest event. The latter two guides are to be acquired as part of the DM Publishing Combination. In addition, Penton publishes Design Mart, which presents information about new products and technology to small and medium-sized original equipment manufacturers, and NC Shop Owner, which provides information to small and medium-sized metalworking manufacturing businesses.

  Trade Shows and Conferences

     With the December 1997 acquisitions of INDEX and ISOA, Penton produces 63 trade shows and conferences in 10 market sectors. On a pro forma basis, had INDEX and ISOA been acquired in January 1997, Penton's trade show and conference revenue would have accounted for 12% of Penton's total revenue in 1997, and Penton would have sold approximately 1.4 million net square feet of exhibit space to over 5,500 exhibiting companies. In addition to these events, Penton maintains licensing agreements for five trade shows.

     The following is a list of Penton's trade shows and conferences broken down by the market sectors they serve:

                               DESIGN/ENGINEERING

     A/E/C SYSTEMS '98
     A/E/C SYSTEMS Fall
     A/E/C SYSTEMS Japan*
     A/E/C SYSTEMS Mexico*
     A/E/C SYSTEMS SMAU '98 (Milan, Italy)*
     A/E/C SYSTEMS SMAUCADD (Milan, Italy)*
     A/E/C SYSTEMS Singapore*
     Build USA
     Build USA Fall
     Computer-Aided Engineering's 3D and Parametric Design Conference
          Computers for Contractors '98
          Computers in Manufacturing
          EDM/PDM Expo
          Computer-Aided Engineering's Managing Product Design Automation
               Conference
          Hydraulics & Pneumatics Show
          International Manufacturing & Engineering Technology (IMET) Congress M/CAD Expo
          M/TECH '98
          Motion Control and Sensors Show
          PT Design Show

                                  ELECTRONICS

     Wireless Symposium & Exhibition, Portable by Design -- Spring
          Wireless Symposium & Exhibition, Portable by Design -- Fall

                            FOODSERVICE/HOSPITALITY

     LaBevEx**
          The Vision Forum

                             GOVERNMENT/COMPLIANCE

     Champions of Safety Conference

                             INFORMATION TECHNOLOGY

     Service Management Europe Show

                                    LEISURE

     Fitness, Health & Sport '98
     International Leisure Industry Week
     Leisure Hospitality '98
          Parks & Attractions '98
          SALTEX Show***

                                   MANAGEMENT

     IndustryWeek's America's Best Plants Conference -- Chicago
     IndustryWeek's America's Best Plants Conference -- Dallas
     IndustryWeek's America's Best Plants Conference -- Norfolk
     IndustryWeek's America's Best Plants Conference -- St. Louis
          IndustryWeek's Best Practices from America's Best Plants Conference IndustryWeek's Competing at the Speed of Light Conference IndustryWeek's Global Leadership Forum
          IndustryWeek's Managing for Innovation Conference

                                 MANUFACTURING

     Central Pennsylvania Industrial Show
     East Tennessee Industrial & Machine Tool Show
     Fluid Management Conference
          Georgia Industrial & Machine Tool Show
          Industrial Equipment & Maintenance (IEM) Expo
     Kentucky Industrial & Machine Tool Show
     Metal Components Expo
     Nevada Facilities Expo
     Northern Alabama Industrial & Machine Tool Show
     Northern Virginia Industrial & Facilities Maintenance Show
     Oklahoma Industrial & Manufacturing Technology Expo
     Pacific Coast Industrial & Machine Tool Show
     Piedmont Industrial & Construction Show
          Pre-Owned Production Equipment
          (PPE) Show
          Reno Industrial & Machine Tool Show
          Tennessee Industrial & Machine Tool Show
          Tidewater/Hampton Roads Industrial & Manufacturing Technology Show Tooling Show
          Tri-Cities Industrial Show
          Tulsa Industrial & Machine Tool Show
          USA/Mexico Industrial Expo
          Virginia Industrial Show
          Western Pennsylvania Industrial Show & Manufacturing Technology Expo

                        MECHANICAL SYSTEMS/CONSTRUCTION

     Construction Maryland Show
     HVAC Comfortech Show
          AHR/Mexico Show**

                                  SUPPLY CHAIN

     Mastering the Supply Chain: Best Practices in Logistics Conference Mid-South Industrial, Material Handling & Distribution Expo
          North American Warehousing & Distribution Exposition & Conference
               (NAWDEC)

---------------

  * Licensed Penton event

 ** Joint venture

*** Produced under management contract

     Attendees at Penton's trade shows and conferences are professionals and managers from the markets Penton serves, including manufacturers, distributors, dealers, retailers, value-added and other resellers, and large corporate end-users. Most events include an extensive conference program, which provides a forum for the exchange and dissemination of information germane to the particular event's focus. In addition, most events have one or more "keynote" sessions with speakers who are known for their market knowledge and expertise.

     Trade show exhibitors pay a set price per square foot of booth space, regardless of the exhibit hall they select or the location or size of their booth within a given hall. Typically, a majority of each trade show's exhibitors commit to booth space during that year's show for the next year's show. In 1997, exhibitor space fees accounted for 53% of Penton's total trade show and conference revenue. Penton also gains revenue from attendee fees at trade shows and conferences. In 1997, registration fees accounted for 29%, and show directory advertising sponsorship packages and information products accounted for 18%, of Penton's trade show and conference revenues.

     Penton's trade show and conference advertising revenue is derived principally from five products, some combination of which is part of each event:
(i) a daily news publication distributed during the show; (ii) the program exhibits guide; (iii) the preview, a news publication published and distributed to pre-registrants and certain prior year attendees in advance of the show; (iv) advertising billboards, banners, and sponsorship fees for specific show events or specific areas of the exhibit hall; and (v) ancillary exhibitor logo products that are sold to exhibitors to increase booth traffic and name recognition.

  Electronic Media

  Online Services. Penton has expanded onto the Internet by making many of its publications, as well as other information services, available through its World Wide Web sites. Penton's corporate Web site, launched in September 1995, furnishes market information about all its magazines and corporate services, enables readers to subscribe online, and provides links with its magazine home pages that provide market-focused services to readers and advertisers. In December of 1997, Penton entered into a joint venture agreement with Findlay Publications of the United Kingdom to develop Design Selector Global, a Web-based product that will enable design engineers who specify mechanical, electro-mechanical and electronic components and materials to conduct sophisticated searches for product and product distribution information. Findlay Publications owns the global product classification system that supports Design Selector Global, and has responsibility for the system's technology development. Penton is responsible for content development and marketing of a United States edition of the product.

     Penton currently maintains the following Web sites:

                                                                                       WEB SITE ADDRESS
             WEB SITE                          RELATED BUSINESS(ES)                        (WWW.-)
             --------                          --------------------                    ----------------
Penton Media, Inc.                    Penton Corporate Web site                  penton.com
Penton Research Services              Penton Research Services                   pentonresearch.com
DESIGN/ENGINEERING
A/E/C SYSTEMS International           A/E/C SYSTEMS Division                     aecsystems.com
A/E/C SYSTEMS The Magazine of         A/E/C SYSTEMS The Magazine of Computer     penton.com/cae/aec
  Computer Solutions                    Solutions
CAEnet                                Computer-Aided Engineering                 penton.com/cae
Penton's Design, Engineering &        15 Penton Design/Engineering and           pdem.net
  Manufacturing Network                 Manufacturing magazines
Fluid Power Web                       Hydraulics & Pneumatics                    fpweb.com
Machine Design Online                 Machine Design                             penton.com/md
MCADexpo                              MCADexpo                                   mcadexpo.com
Mechanical Solutions                  Mechanical Solutions                       penton.com/cae/mechanical
                                                                                   solutions
PT Design Online                      PT Design                                  ptdesign.com
IMET Congress                         International Manufacturing &              imetcongress.com
                                        Engineering (IMET) Congress
M/TECH Show                           M/TECH Show                                mtechexpo.com
ELECTRONICS
The Circuit Board                     Microwaves & RF                            penton.com/mwrf
EEPN Online                           EE Product News                            eepn.com
Electronic Design Online              Electronic Design                          elecdesign.com
Wireless Engineering Center           Wireless Systems Design                    penton.com/wsd
Wireless Symposium & Exhibition       Wireless Symposium & Exhibition            wirelessportable.com
                                        Portable by Design
HOSPITALITY
LH Online                             Lodging Hospitality                        lhonline.com
GOVERNMENT/COMPLIANCE
OH Interactive                        Occupational Hazards                       penton.com/oh

                                                                                       WEB SITE ADDRESS
             WEB SITE                          RELATED BUSINESS(ES)                        (WWW.-)
             --------                          --------------------                    ----------------
MANAGEMENT
The Interactive Management            IndustryWeek                               industryweek.com
  Resource
The Management Resource for Small     IW Growing Companies                       iwgc.com
  Manufacturers
MANUFACTURING
American Machinist Online             American Machinist                         penton.com/am
Computers in Manufacturing            Computers in Manufacturing                 cimshow.co.uk
Forging Online                        Forging                                    penton.com/forging
Industrial Shows of America           ISOA Division                              isoa.com
New Equipment Digest Innovation On    New Equipment Digest                       newequipment.com
  Line
Used Equipment Network                Used Equipment Directory                   buyused.com

MECHANICAL SYSTEMS/
  CONSTRUCTION
Contracting Business Interactive      Contracting Business                       penton.com/cb
Energy & Environmental Management     Energy & Environmental Management          e-e-m.com
  Online
HPAC Interactive                      Heating/Piping/Air Conditioning            penton.com/hpac

SUPPLY CHAIN/AVIATION
ATWOnline                             Air Transport World                        atwonline.com
MHESource                             Material Handling Engineering              mhesource.com
North American Warehousing &          NAWDEC                                     nawdec.com
  Distribution Exposition &
  Conference

     CD-ROMs and Diskettes. Penton also offers a number of its directories and magazines on CD-ROM and floppy disk, including: HPAC Info-Disk, which features Heating/Piping/Air Conditioning's annual directory issue; Lodging Hospitality's '98 Almanac CD-ROM, a directory of manufacturers, products & services, and articles from the past year of Lodging Hospitality; Fluid Power Handbook & Directory CD-ROM, a directory of manufacturers, products, trade names, and information on fluid power technology; CAE/AEC Compendium CD-ROM, a compendium of the CAE and A/E/C Directories plus a CAD/CAM Planning Guide; The Inventory of Manufacturing Equipment, which highlights survey results from American Machinist magazine; Metalcasting Plant Census on Disk, which features Foundry Management & Technology's on-going census of the foundry industry; ATW Statistics on Diskette, which provides information on world airline operating and financial performance and is available through Air Transport World; and IW's Census of Manufacturers, an IndustryWeek-Price Waterhouse research study that provides manufacturers' best practices and metrics, with an interactive CD-ROM allowing manufacturing executives to measure their performance against data from the research.

  Market Access & Business Development Services

     Penton generates additional revenues through a variety of marketing services, including database rentals and research and consulting services. Penton offers these services to advertisers to help them to reach their customers through media in addition to print.

  Specialized Advertising Services

     Penton forwards reader inquiries, which provide high quality sales leads, to its advertisers. In addition, classified and recruitment advertising sections in Penton publications provide a cost-efficient, effective medium for reaching prospects who are ready to buy specialized products and services and qualified professionals seeking career opportunities.

  Direct Marketing & Fulfillment

     Penton uses information from its subscription lists and other available databases to compile detailed mailing lists for rental by marketers who want to promote their products and services through direct-mail programs. Penton has the ability to customize its mailing list databases so that a list renter may select specific business or demographic criteria. Penton also matches advertisers' customer files against its subscriber databases in order to compile additional data regarding such customers, including job function, purchase involvement, and company size. Because its databases provide such highly targeted data, Penton believes that they are particularly attractive to its mailing list renters. Penton also provides copy writing, graphics, and research services for creating direct-mail marketing programs.

  Custom Communications/Promotion

     Penton Custom Publishing produces a full range of communications services for both print and electronic media, CD-ROM, and the Internet, including newsletters, magazines, catalogs, directories, education and training materials, and other support materials. Penton provides complete turnkey project management as well as more limited assistance with individual aspects of a project. Penton also markets custom reprints of advertisements, magazine articles, or special magazine supplements that advertisers use as direct-mail pieces, sales and training aids, product announcements, or trade show handouts. In addition, content from Penton magazines can be licensed for use on Web sites. For example, reviews of products and services enhance a manufacturer's and/or advertiser's Web site when presented as unbiased industry coverage.

  Research

     Penton Research Services offers a full range of primary and secondary research services. Primary research, which may be requested by an advertiser or an industry association, develops original statistics and analysis based on a variety of research methodologies that may include interviews, surveys, and focus groups. Secondary research makes use of existing research developed by other organizations, collating it to answer a specific research need.

  Printing

     Penton Press occupies a 138,000-square-foot company-owned facility in Berea, Ohio, has 250 employees, and prints 51 Penton publications and approximately 50 non-Penton titles. Total copies printed exceeded 64 million in 1997. Services provided include complete electronic and conventional pre-press service, heatset web offset and multi-color sheetfed printing, and post-press finishing and binding services that include sheet cutting, folding, insert tipping, saddle-wire and perfect binding, in-line and off-line mailing, and polybagging.

  Direct-Mail Marketing

     Curtin & Pease/Peneco, Penton's direct-mail marketing subsidiary, provides direct marketing services and advertising/promotion services primarily to the pharmaceutical, healthcare, and business services markets. Curtin & Pease/Peneco and its printing division, Feather Fine, accounted for approximately 6% of Penton's total revenue in 1997. Penton management is currently considering strategic alternatives for Curtin & Pease/Peneco and Feather Fine.

PRODUCTION AND DISTRIBUTION

     Penton prints nearly all of its own magazines and approximately 50 outside titles. If additional printing capacity is needed, Penton believes that outside printing services are readily available at competitive prices.

     The principal raw material used in Penton's print publications is paper. Penton believes that the existing arrangements providing for the supply of paper are adequate and that, in any event, alternative sources are available. Paper costs accounted for approximately 8% of Penton's total operating costs in 1997. Paper prices are affected by a variety of factors, including demand, capacity, pulp supply, and general economic conditions.

Paper prices have been volatile over the past several years. Penton's costs for paper, relative to revenues, can vary from year to year due to the level of its paper demands.

     All of Penton's publications are delivered by the United States Postal Service within the continental United States. Postage costs also represent a significant expense for Penton, accounting for approximately 8% of Penton's total operating costs and expenses in 1997. In an attempt to contain postal costs, Penton takes advantage of various postal discounts. Penton uses Yellowstone International Corporation to distribute certain of its publications internationally.

     See "Risk Factors -- Effect of Increases in Paper and Postage Costs."

PROMOTION AND MARKETING

     Penton uses a variety of promotional activities, including advertising, direct-mail, public relations, media relations, trade shows, and Internet marketing, to increase the awareness of and business support for its magazines, trade shows, electronic media products, and service businesses. These promotional activities also take place at the corporate level to build the image of Penton. Penton is implementing a formal corporate identity program to build greater understanding of its broadened business scope and to create stronger awareness of the Penton brand among all stakeholder audiences.

COMPETITION

     Penton competes with a wide range of companies that provide similar products and services. Although such competition is significant and is likely to increase in the future, Penton believes its diverse array of products and services allows it to compete effectively in the markets it serves.

     Competition in the publishing segment of Penton's business generally is at the market sector level, with each publication having one to three direct competitors. Competitors range in description from major, international, multi-title publishing houses with significant resources, which may give them a competitive advantage, to small, entrepreneurial businesses with relatively modest financial resources.

     Overall competitive factors include the market's perception of the niche served by the magazine, readers' preference for the publication's content, editorial quality, quantity and quality of circulation, reader response to advertisers' products and services, the effectiveness of sales teams, customer service, and advertising rates. Penton believes its products effectively compete on the basis of these factors. Penton's principal sales advantages include relevant editorial content and innovative marketing. Penton believes that its competitive position also benefits from improvements in productivity and from cost control programs. Penton places great emphasis on providing quality products and services to its customers.

     While Penton faces competition in the overall trade show and conference arena, in few cases do Penton events compete directly with other events. Trade show and conference events generally are differentiated by their market position, geographic location/venue, and seasonality. Penton believes its events compete effectively in each of these areas, and that the organizational efficiency and high quality of conference content are competitive advantages which draw exhibitor and attendee support.

     The Internet media business is highly competitive. An increasing number of companies are developing online content and services for delivery on the World Wide Web in order to compete both for audiences and for the advertising dollars that are currently being directed to the Internet.

TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

     Penton has developed strong brand awareness for its principal publications, trade shows, and other products and services. Penton regards its copyrights, trademarks, service marks, and similar intellectual property as critical to its success and relies upon copyright and trademark laws, as well as confidentiality agreements with its employees and others, to protect its rights. Penton pursues the registration of its material trademarks in the United States and, depending upon use, in certain other countries. Effective trademark and copyright protection may not be available in every country in which Penton's publications and services are available.

     Penton may be subject to claims of alleged infringement by it or its licensees of trademarks and other intellectual property rights of third parties from time to time in the ordinary course of business. Penton does not believe there are any such legal proceedings or claims that are likely to have, individually or in the aggregate, a material adverse effect on Penton's business, financial condition, or results of operations.

CUSTOMERS

     Penton is not overly dependent upon a single customer or a few customers. Penton has more than 5,000 advertising customers, and the top ten customers in 1997 accounted for only 5% of its total revenue. Penton's top 100 customers accounted for less than 18% of total revenue in 1997. The Company's customers include some of the world's largest and most dynamic companies. Penton's top ten advertiser customers in 1997 were: Hewlett Packard, AT&T, Texas Instruments, Compaq Computer, Scientific Components, Motorola, IBM, Siemens, Burr-Brown, and CNF Transportation.

ENVIRONMENTAL MATTERS

     Penton anticipates that compliance with various laws and regulations relating to protection of the environment will not have a material effect on its capital expenditures, earnings, or competitive position.

EMPLOYEES

     On April 30, 1998, there were approximately 1,390 persons employed by Penton, primarily located in the United States. None of Penton's employees is represented by a labor union, and Penton considers its relations with its employees to be good.

PROPERTIES

     Penton's principal properties and their general characteristics are as follows:

                                                                                         APPROXIMATE
            LOCATION                      PRINCIPAL USE            LEASE EXPIRATION      SQUARE FEET
            --------                      -------------            ----------------      -----------
Cleveland, Ohio                    General Offices                    2000                 186,000
Cleveland, Ohio                    Warehousing                        2001                  28,000
Berea, Ohio                        Printing/Warehousing               Owned                138,000
New York, New York                 Sales Offices                      2000                  10,000
Dunedin, Florida                   General Offices                    2000                  13,000
Safety Harbor, Florida             Warehousing                        1999                  18,000
Tampa, Florida                     Printing                           2000                  15,000
Tampa, Florida                     General Offices/ Warehousing       1999                  19,000
Hasbrouck Heights, New Jersey      General Offices                    2001                  25,000

     Other properties include 13 sales and/or editorial offices under leases expiring through 2013 located in major cities throughout the United States and in the United Kingdom. Penton believes its facilities are adequate for its present needs.

LITIGATION

     Penton is not a party to any legal proceedings other than ordinary routine litigation incidental to its business. No legal proceedings to which Penton is a party are material to its business or financial condition.

                                   MANAGEMENT

BOARD OF DIRECTORS

     The following discussion sets forth information concerning the individuals who, pursuant to the provisions of the DM Publishing Combination Agreement, will be serving on the Board immediately after the Stock Distribution and the DM Publishing Combination. Such directors will be divided into three classes. Stockholders will elect approximately 1/3 of the directors at each annual meeting, beginning with the 1999 annual meeting.


                                   AGE AND TERM OF
            NAME                     DIRECTORSHIP                           INFORMATION
            ----                   ---------------                          -----------
William J. Friend               Term as Director          Mr. Friend has served as a Director of Penton
                                Expires 1999.             since June 1998. Assistant to the
                                Age -- 34.                President/Strategic Planning Manager of Pittway
                                                          Corporation (manufacturer and distributor of
                                                          alarm and other security products) since August
                                                          1996. National Sales Manager, Xetron (division
                                                          of Pittway) (April 1994 to July 1996) and
                                                          Engineering Product Manager, System Sensor
                                                          (division of Pittway) (August 1992 to March
                                                          1994).
Don E. Schultz                  Term as Director          Mr. Schultz has served as a Director of Penton
                                Expires 1999.             since June 1998. President of Agora, Inc.
                                Age -- 64.                (integrated marketing communications consulting
                                                          firm). Professor of Integrated Marketing
                                                          Communications at the Medill School of Jour-
                                                          nalism, Northwestern University. Senior Partner,
                                                          Targetbase Marketing International and the
                                                          Targetbase Institute.
Richard B. Swank                Term as Director          Mr. Swank has served as a Director of Penton
                                Expires 1999.             since June 1998. Retired. Chairman and Chief
                                Age -- 67.                Executive Officer of Advanstar Communications,
                                                          Inc. (magazine, publishing, exhibition and
                                                          marketing services enterprise) from April 1990
                                                          to December 1994 and Director until May 1996.
                                                          Non-executive Chairman and Director, The Dialog
                                                          Corp. (U.S.A.) (an online information and data
                                                          provider) from November 1997 to present.
William C. Donohue              Term as Director          Mr. Donohue will become a Director of Penton
                                Expires 2000.             upon completion of the DM Publishing
                                Age -- 54.                Combination. President of Donohue Meehan
                                                          Publishing Company (a business publishing
                                                          company) since January 1987.
Joan W. Harris                  Term as Director          Ms. Harris has served as a Director of Penton
                                Expires 2000.             since June 1998. President of the Harris
                                Age -- 67.                Foundation (a private charitable foundation)
                                                          since January 1993. President of the Chicago
                                                          Music and Dance Theater. Former Commissioner for
                                                          Cultural Affairs for the City of Chicago. Past
                                                          chairperson of the Illinois Arts Alliance and
                                                          former director of National Public Radio
                                                          (1990-1997).
John J. Meehan                  Term as Director          Mr. Meehan will become a Director of Penton upon
                                Expires 2000.             completion of the DM Publishing Combination.
                                Age -- 50.                Executive Vice President of Donohue Meehan
                                                          Publishing Company (a business publishing
                                                          company) since January 1987.
Daniel J. Ramella               Term as Director          Mr. Ramella has served as a Director of Penton
                                Expires 2000.             since July 1990. President and Chief Operating
                                Age -- 46.                Officer of Penton (since 1990).

                                   AGE AND TERM OF
            NAME                     DIRECTORSHIP                           INFORMATION
            ----                   ---------------                          -----------
Anthony Downs                   Term as Director          Mr. Downs has served as a Director of Penton
                                Expires 2001.             since June 1998. Senior Fellow (since 1977) of
                                Age -- 67.                Brookings Institution (non-profit social policy
                                                          research center); Consultant (since 1977).
                                                          Director, Pittway Corporation (manufacturer and
                                                          distributor of alarm and other security prod-
                                                          ucts), Bedford Property Investors, Inc. (real
                                                          estate investment trust), Essex Property Trust,
                                                          Inc. (real estate investment trust), General
                                                          Growth Properties, Inc. (real estate investment
                                                          trust), Massachusetts Mutual Life Insurance
                                                          Corporation (insurance company), and National
                                                          Partnership Foundation (low-income housing
                                                          operator).
King Harris                     Term as Director          Mr. Harris has served as a Director of Penton
                                Expires 2001.             since May 1987 and as the non-executive Chairman
                                Age -- 55.                of the Board since May 1998. President, Chief
                                                          Executive Officer and Director of Pittway
                                                          Corporation (manufacturer and distributor of
                                                          alarm and other security products) since 1987.
                                                          Non-executive Chairman of the Board and
                                                          Director, Aptar Group, Inc. (specialty packaging
                                                          components manufacturer) and Director, Cylink
                                                          Corporation (commercial data encryption
                                                          company).
Thomas L. Kemp                  Term as Director          Mr. Kemp has served as a Director of Penton
                                Expires 2001.             since September 1996. Chief Executive Officer of
                                Age -- 47.                Penton (since September 1996); Chairman of the
                                                          Board of Penton from September 1996 to May 1998;
                                                          President and Chief Operating Officer from
                                                          January 1996 to August 1996, Executive Vice
                                                          President from 1994 to 1996, and Senior Vice
                                                          President, Business and Special Interest
                                                          division, from 1992 to 1994, of Miller Freeman,
                                                          Inc. (business magazine publisher and exhibition
                                                          manager).
Edward J. Schwartz              Term as Director          Mr. Schwartz has served as a Director of Penton
                                Expires 2001.             since June 1998. Vice President of Pittway
                                Age -- 57.                Corporation (manufacturer and distributor of
                                                          alarm and other security products) since 1989.

     Joan W. Harris is the aunt of King Harris. Mr. Harris is the uncle of William J. Friend. Pursuant to the DM Publishing Combination Agreement, Messrs. Donohue and Meehan are to be elected to serve as directors of Penton until Penton's 2000 annual meeting.

     Employees of Penton do not receive any additional compensation for serving as members of the Board or any of its committees. Compensation of non-employee directors consists of an annual retainer of $15,000, plus a fee of $2,000 for each Board meeting attended in person and $500 for any teleconference Board meeting that may be held. In addition, non-employee directors receive $500 for each committee meeting, but only $250 for each committee meeting attended on the same day as a Board meeting. The Chairman of each of the Audit and Compensation Committees receives an additional $2,000 per year. In lieu of the above fees, the non-executive Chairman of the Board receives an annual retainer of $50,000 per year.

     Each director of Penton will be reimbursed by Penton for out-of-pocket expenses incurred in attending Board and Board committee meetings (including those occurring prior to the Stock Distribution Date).

     Penton has adopted the Penton Media, Inc. 1998 Director Stock Option Plan (the "Director Option Plan") for non-employee directors. Pursuant to the Director Option Plan, and subject to certain limitations contained in it, the Board may grant non-qualified options to purchase Common Stock, at an exercise price not less than fair market value on the date of grant, to directors of Penton who at the time of grant are not employees of Penton or any of its subsidiaries. Each non-employee director has been awarded, subject to completion of the Stock Distribution, 8,000 options, which will vest at the rate of 2,000 per year, and Edward Schwartz has been awarded, subject to completion of the Stock Distribution, an additional 13,000 fully-vested options. See "Capitalization."

COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Committee. The Executive Committee consists of Mr. Harris as Chairman and Messrs. Kemp, Ramella, and Schwartz. When the Board is not in session, the Executive Committee may exercise all the powers and authority of the Board except as limited by law and Penton's Amended and Restated Certificate of Incorporation.

     Audit Committee. The Audit Committee consists of Mr. Schwartz as Chairman and Anthony Downs and Don Schultz. The Audit Committee will review, as it deems appropriate, and approve internal accounting and financial controls for Penton and auditing practices and procedures to be employed in the preparation and review of Penton's financial statements. The Audit Committee will make recommendations to the full Board concerning the engagement of independent public accountants to audit Penton's annual financial statements and will arrange with such accountants the scope of the audit to be undertaken by such accountants.

     Compensation Committee. The Compensation Committee consists of Richard Swank as Chairman and Ms. Harris, Mr. Downs, and Mr. Harris. The Compensation Committee will review and determine the compensation of executive officers, review and make recommendations to the Board with respect to salaries, bonuses, and deferred compensation of other officers and executives, compensation of directors and management succession, and make such determinations and perform such other duties as are expressly delegated to it pursuant to the terms of any employee benefit plan of Penton.


     Investment Committee. The Investment Committee consists of Mr. Schwartz as Chairman and Messrs. Friend and Swank. The Investment Committee will provide objectives and guidelines for the investment of funds held in trust under the various Penton pension plans, act as the investment committee for purposes of any 401(k) plans, and review the performance of investment managers charged with investing Penton pension plan funds.


     Nominating Committee. The Nominating Committee consists of Ms. Harris as Chairwoman and Messrs. Harris and Schultz. The Nominating Committee, as it deems appropriate, will make recommendations to the full Board with respect to the size and composition of the Board and its committees and with respect to nominees for election as directors. The Nominating Committee will consider suggestions regarding candidates for election to the Board submitted by stockholders in writing to Penton's Secretary.

EXECUTIVE OFFICERS

     It is expected that all senior management of both Penton and DM Publishing, who have extensive experience in the business media industry, will remain with Penton after the Stock Distribution and the DM Publishing Combination. Messrs. Kemp and Ramella, who will serve as the Chief Executive Officer and the President of Penton, respectively, immediately following the Stock Distribution and the DM Publishing Combination, have 24 and 21 years, respectively, of experience in the industry. The various operating unit heads of the major Penton operations who will be serving immediately following the Stock Distribution and the DM Publishing Combination have, on average, over 25 years of such experience in the industry.

Information concerning the persons who will serve as the executive officers of Penton immediately following the Stock Distribution and the DM Publishing Combination is as follows:

            NAME                    TITLE AND AGE                       BUSINESS EXPERIENCE
            ----                    -------------                       -------------------
Thomas L. Kemp                  Chief Executive           Mr. Kemp has been Penton's Chief Executive
                                Officer.                  Officer since 1996. Mr. Kemp's publishing career
                                Age -- 47.                spans more than 24 years. He spent 22 years with
                                                          San Francisco-based Miller Freeman, Inc., and
                                                          was Miller Freeman's President and Chief
                                                          Operating Officer in 1996, when he left the
                                                          company to join Penton. From 1994 to 1996, Mr.
                                                          Kemp was Miller Freeman's Executive Vice
                                                          President and Chief Operating Officer. He also
                                                          held a series of executive, publishing
                                                          management, and sales positions with Miller
                                                          Freeman subsequent to joining the company in
                                                          1974. Mr. Kemp is a Director and Treasurer of
                                                          Business Publications Audit International and a
                                                          member of the organization's Executive
                                                          Committee. He is a Director of the Business
                                                          Press Educational Foundation, and a former
                                                          Director of American Business Press and the
                                                          Association of Medical Publishers. Mr. Kemp is a
                                                          frequent speaker at media industry conferences
                                                          and events.

Daniel J. Ramella               President and Chief       Mr. Ramella has served as Penton's President and
                                Operating Officer.        Chief Operating Officer since 1990, and has
                                Age -- 46.                worked for Penton for more than 21 years. Mr.
                                                          Ramella was Senior Vice President, Publishing
                                                          from 1989 to 1990, and Vice President,
                                                          Foodservice Group from 1987 to 1989. He was
                                                          publisher of Restaurant Hospitality magazine
                                                          from 1985 to 1987. Mr. Ramella held management
                                                          positions with Production Engineering magazine
                                                          between 1977 and 1985. Before joining Penton in
                                                          1977, he was a Senior Audit Manager for Arthur
                                                          Andersen & Co. He is a Director, Secretary, and
                                                          Executive Committee Member of American Business
                                                          Press and has served as a Director of the
                                                          Business Press Educational Foundation. He is a
                                                          former Director, Treasurer, and Executive
                                                          Committee member of Business Publications Audit
                                                          International.

Joseph G. NeCastro              Chief Financial           Before joining Penton in June 1998, Mr. NeCastro
                                Officer and Treasurer.    spent 5 years with Reader's Digest Association,
                                Age -- 41.                Inc. He was Vice President, Finance for Reader's
                                                          Digest USA from 1995 until 1998, Corporate
                                                          Controller in 1994 and 1995, and held other
                                                          corporate financial management positions with
                                                          the company in 1993 and 1994. Mr. NeCastro was
                                                          Vice President and Treasurer for U.S. News &
                                                          World Report between 1990 and 1993, and Director
                                                          of Finance from 1987 to 1990. He held senior
                                                          business development and finance positions with
                                                          MCI Communications Corporation between 1983 and
                                                          1987 before moving into the publishing industry.

            NAME                    TITLE AND AGE                       BUSINESS EXPERIENCE
            ----                    -------------                       -------------------
James D. Atherton               Group President.          Mr. Atherton is Group President of the
                                Age -- 62.                Mechanical Systems/Construction, Electronics,
                                                          Government/ Compliance, Management, Supply
                                                          Chain/Aviation, and Industrial Shows of America
                                                          Groups. He has worked in business-to-business
                                                          publishing at Penton for 45 years. Mr. Atherton
                                                          was Group President of Penton's Inside Sales and
                                                          Electronics Groups from 1991 to 1995, and
                                                          President of the Electronics Group in 1991. From
                                                          1989 to 1991, he was Senior Vice President of
                                                          Publishing, and from 1984 to 1989, he was
                                                          Publishing Vice President of New Equipment
                                                          Digest (NED) and Material Handling Engineering
                                                          magazines. From 1981 to 1984, he was Vice
                                                          President of NED, and from 1975 to 1981, he was
                                                          NED's Publisher.

James A. Zaremba                Group President.          Mr. Zaremba is Group President of the Design/
                                Age -- 58.                Engineering, Foodservice/Hospitality,
                                                          Manufacturing, and Independent Exhibitions Ltd.
                                                          Groups and A/E/C Systems. He has spent most of
                                                          his 30-year business-to-business publishing
                                                          career with Penton. From 1993 to 1995, he was
                                                          Group President of the Design/Engineering and
                                                          Custom Communications Groups, and from 1991 to
                                                          1993, he was Group President of the
                                                          Design/Engineering Group. He was Group Vice
                                                          President of the Design/Engineering Group from
                                                          1989 to 1991. From 1988 to 1989, he was
                                                          Publisher of Machine Design magazine, and from
                                                          1983 to 1988, he was Publisher of PT Design
                                                          magazine.

Preston L. Vice                 Senior Vice President,    Mr. Vice has been Senior Vice President of
                                Publishing Services.      Publishing Services since 1989. Mr. Vice has 19
                                Age -- 50.                years of business-to- business publishing
                                                          experience and 28 years of accounting and
                                                          finance experience. He was Penton's Vice
                                                          President of Finance from 1982 to 1989, and
                                                          Director of Finance from 1979 to 1982. Mr. Vice
                                                          transferred to Penton from Pittway Corporation
                                                          in 1979. Previous to his tenure at Pittway he
                                                          was with Coopers & Lybrand.

Charles T. Griesemer            Vice President/           Mr. Griesemer has been Vice President/Controller
                                Controller.               of Penton since July 1998. Prior to this, he was
                                Age -- 46.                Penton's Vice President of Finance since he
                                                          joined Penton in 1989. In the preceding 16
                                                          years, he held finance positions at the Thermos
                                                          Company, Anchor Swan Corporation Inc., Pittway
                                                          Corporation, and Coopers & Lybrand.

     Penton's executive officers will hold office until their successors are appointed and qualified or until their earlier removal or resignation. However, Messrs. Kemp and Ramella have rights to hold their respective offices pursuant to and for the terms of their respective employment agreements referred to below under "Executive Compensation -- Employment Agreements."

SIGNIFICANT EMPLOYEES

     Other persons who will be significant employees of Penton immediately following the Stock Distribution and the DM Publishing Combination and their positions, ages, and prior business experience are as follows:

            NAME                    TITLE AND AGE                       BUSINESS EXPERIENCE
            ----                    -------------                       -------------------
William C. Donohue              President, Donohue        Mr. Donohue started his 25-year business
                                Meehan Publishing         publishing career in 1973 selling advertising
                                Company.                  for Woodall Publishing. He was vice president
                                Age -- 54.                and group publisher of Gorman Publishing's
                                                          Bakery Production & Marketing and Prepared Foods
                                                          magazines from 1976 to 1986 before forming
                                                          Donohue Meehan Publishing Company in 1987.

            NAME                    TITLE AND AGE                       BUSINESS EXPERIENCE
            ----                    -------------                       -------------------
John J. Meehan                  Executive Vice            Mr. Meehan started his 26-year career in
                                President, Donohue        business-to- business publishing at the former
                                Meehan Publishing         Chilton Publishing, where he held marketing and
                                Company.                  sales management positions with the company's
                                Age -- 50.                electronics publications from 1972 to 1977. From
                                                          1977 to 1986, he was Publisher of Gorman
                                                          Publishing's Bakery Production & Marketing and
                                                          Prepared Foods magazines. He was Group
                                                          Publishing Director for Thompson Publishing in
                                                          New York from 1986 to 1987 before forming
                                                          Donohue Meehan Publishing Company in 1987.

Russell S. Carson               Vice President & Group    Mr. Carson has been Vice President & Group
                                Publisher, New            Publisher of Penton's New Equipment Digest Group
                                Equipment Digest          since 1998. Mr. Carson has spent 33 years in
                                Group.                    business-to-business publishing. Mr. Carson was
                                Age -- 60.                Publisher of New Equipment Digest from 1989 to
                                                          1998, Publishing Director from 1986 to 1989, and
                                                          was National Sales Manager from 1980 to 1986. He
                                                          also worked on PT Design in several capacities.

Andrew C. DeSarle               Vice President, An-       Mr. DeSarle's 25 years in business-to-business
                                cillary Product Sales     and consumer publishing include roles as Vice
                                & Marketing.              President of Special Advertising at Argus Inc.,
                                Age -- 48.                a division of Intertec Publishing, from 1994 to
                                                          1996, and General Manager & Publisher for United
                                                          Newspapers' Want Ad Press Automotive and Want Ad
                                                          Press General Merchandise magazines, from 1991
                                                          to 1994. Mr. DeSarle's publishing career also
                                                          includes service at CMP Publications, Lebhar
                                                          Friedman Inc., Cue magazine, and Ziff-Davis
                                                          Publishing. He joined Penton in 1996.

Joseph M. DiFranco              Vice President & Group    Mr. DiFranco has worked in business-to-business
                                Publisher,                publishing for 25 years. Mr. DiFranco was Group
                                Design/Engineering,       Publisher of Machine Design ("MD") and American
                                Metals & Manufacturing    Machinist ("AM") magazines from 1993 to 1998,
                                Groups.                   Publisher of MD from 1990 to 1993, and Publisher
                                Age -- 53.                of AM from 1987 to 1990. He was Publisher of
                                                          Huebcor Publishing's Tooling & Production and
                                                          Metlfax magazines from 1982 to 1987. He also
                                                          held positions at the former Chilton Publishing
                                                          and at Eaton Corporation. He joined Penton in
                                                          1987.

John G. French                  Vice President & Group    Mr. French has been Electronic Design magazine's
                                Publisher of              Publisher since 1995. Mr. French has worked in
                                Electronic Design         high technology publishing for 18 years. Between
                                Group.                    1989 and 1995, he was Publisher of Microwaves &
                                Age -- 42.                RF magazine, Publisher of the former Electronics
                                                          magazine, and National Accounts Manager of
                                                          Electronic Design. Mr. French held positions
                                                          with VNU Business Publications, CMP Pub-
                                                          lishing, Pennwell Publishing, and CW
                                                          Communications prior to joining Penton in 1989.

Robert S. Martin                Vice President/           Mr. Martin was Plant Superintendent from 1975 to
                                General Manager,          1981, and Pre-Press Manager from 1968 to 1975.
                                Penton Press              He has worked in the printing industry for 39
                                Division.                 years.
                                Age -- 61.

            NAME                    TITLE AND AGE                       BUSINESS EXPERIENCE
            ----                    -------------                       -------------------
Susan J. Grimm                  Vice President,           Ms. Grimm has 18 years experience in
                                Publishing Systems &      business-to- business publishing. Ms. Grimm was
                                Support                   Vice President of Systems from 1988 to 1991,
                                Services.                 Vice President of Data Processing from 1987 to
                                Age -- 53.                1988, and Director of Data Processing from 1983
                                                          to 1987. She was Manager of Systems Development
                                                          from 1982 to 1983, and started with Penton as a
                                                          Systems Planning Analyst in 1980. Ms. Grimm
                                                          worked for Ernst & Young before joining Penton.

Katherine P. Torgerson          Vice President, Human     Ms. Torgerson was Director of Executive
                                Resources & Executive     Administration from 1997 to 1998, and Executive
                                Administration.           Assistant to the Chairman and the President from
                                Age -- 50.                1994 to 1997. Over more than 16 years with
                                                          Penton, Ms. Torgerson has held roles in
                                                          editorial, production, marketing and promotion,
                                                          business management, corporate communications,
                                                          and executive administration.

Andrew Dedman                   Managing Director,        Mr. Dedman has held his post with INDEX since he
                                Independent               helped found the company in 1984. He worked for
                                Exhibitions Ltd.          Clapp and Poliak UK (acquired by Cahners
                                Age -- 46.                Publishing in 1983) as Group Show Director and
                                                          in sales from 1975 to 1984. Mr. Dedman has 23
                                                          years experience in trade show management.

Susan J. Donahue                President,                Ms. Donahue is also Vice President of Industrial
                                Industrial Shows          Shows of America International. She has 18 years
                                of America.               experience in the trade show management
                                Age -- 42.                business. Ms. Donahue was ISOA's Vice President
                                                          from 1985 to 1992, and a Sales Representative
                                                          from 1980 to 1985. She joined the firm in 1980.

Charles E. Cross III            President, Indus-         Mr. Cross is also Vice President of ISOA. Mr.
                                trial Shows of America    Cross has 13 years of trade show management
                                International.            experience. From 1990 to 1992, he was Vice
                                Age -- 41.                President of ISOA and ISOA International. He was
                                                          ISOA's Sales Manager/Show Manager from 1985 to
                                                          1990.

Robert F. Wilson                President & CEO,          Mr. Wilson has served as President and Chief
                                Curtin & Pease/           Executive Officer of Curtin & Pease/Peneco since
                                Peneco.                   1990. Mr. Wilson was the subsidiary's President
                                Age -- 56.                from 1987 to 1990, and Executive Vice President
                                                          from 1983 to 1986. He has 38 years of experience
                                                          in the direct-mail business.

Stephen A. Sind                 Vice President of         Mr. Sind has 25 years of exhibition industry
                                Trade Show                experience. From 1995 to 1998, he served as
                                Development               President and CEO of the Center of Exhibition
                                Age -- 54.                Industry Research ("CEIR"). Prior to joining
                                                          CEIR, Mr. Sind spent 15 years with Reed
                                                          Exhibition Companies ("REC"), a division of Reed
                                                          Elsevier. He was REC's Senior Vice President of
                                                          Corporate Planning from 1989 to 1995, Senior
                                                          Vice President of International Sales from 1988
                                                          to 1989, and Senior Vice President, Asia/Pacific
                                                          from 1983 to 1987. He worked with the U.S.
                                                          Department of Commerce, the Bureau of East West
                                                          Trade, and the U.S. Embassy in Moscow before
                                                          joining REC in 1981.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     The following table sets forth, for 1997, certain information about the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company serving at the end of 1997 (collectively, the "Named Executive Officers"). The table contains additional information for previous years for Messrs. Kemp and Ramella, which information previously was required to be provided by Pittway in response to a Securities and Exchange Commission (the "Commission") filing requirement.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                            COMPENSATION
                                                       ANNUAL          -----------------------
                                                    COMPENSATION              AWARDS(1)
                                                 -------------------   -----------------------
                                                                       RESTRICTED   SECURITIES
                                                                         STOCK      UNDERLYING    ALL OTHER
                                                  SALARY     BONUS      AWARD(S)     OPTIONS/    COMPENSATION
      NAME AND PRINCIPAL POSITION         YEAR     ($)        ($)         ($)        SAR'S(#)        ($)
----------------------------------------  ----   --------    -----     ----------   ----------   ------------
Thomas L. Kemp                            1997   $400,000   $291,000    $      0      10,000        $4,322(2)
Chief Executive Officer                   1996    133,336    200,000           0       4,000           175
Daniel J. Ramella                         1997    330,000    241,000           0       7,000         4,481(3)
President and Chief Operating Officer     1996    315,000    150,000     100,000       7,000         4,330
                                          1995    300,000    115,000     100,000      10,500         3,012
James W. Zaremba                          1997    210,000    181,510           0       2,000         5,362(4)
Group President
James D. Atherton                         1997    210,000    169,880           0       2,000         5,498(5)
Group President
Jerome C. Neff(6)                         1997    177,000    105,880           0           0         6,592(7)
Group President

---------------

(1) The amounts and numbers listed represent awards under the Pittway Corporation 1990 Stock Awards Plan.

(2) Consists of $3,800 annual matching Pittway contributions during the year to Pittway's salary reduction plan and $522 for term life insurance provided by Pittway during the year.

(3) Consists of $3,959 annual matching Pittway contributions during the year to Pittway's salary reduction plan and $522 for term life insurance provided by Pittway during the year.

(4) Consists of $4,012 annual matching Pittway contributions during the year to Pittway's salary reduction plan and $1,350 for term life insurance provided by Pittway during the year.

(5) Consists of $3,392 annual matching Pittway contributions during the year to Pittway's salary reduction plan and $2,106 for term life insurance provided by Pittway during the year.

(6) Mr. Neff retired on April 30, 1998.

(7) Consists of $3,392 annual matching Pittway contributions during the year to Pittway's salary reduction plan and $3,200 for term life insurance provided by Pittway during the year.

     The following table contains information concerning options granted to the Chief Executive Officer and the Named Executive Officers under the Pittway Corporation 1990 Stock Awards Plan during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                         ANNUAL RATES
                       NUMBER OF       PERCENT OF                                          OF STOCK
                       SECURITIES     TOTAL OPTIONS                                   PRICE APPRECIATION
                       UNDERLYING      GRANTED TO       EXERCISE OR                   FOR OPTION TERM(1)
                        OPTIONS         EMPLOYEES       BASE PRICE     EXPIRATION    --------------------
        NAME           GRANTED(#)   IN FISCAL YEAR(%)     ($/SH)          DATE          5%         10%
        ----           ----------   -----------------   -----------    ----------    --------    --------
Thomas L. Kemp           10,000            3.7            $55.00       3/19/2007     $345,892    $876,558
Daniel J. Ramella         7,000            2.6             55.00       3/19/2007      242,124     613,591
James W. Zaremba          2,000            .74             55.00       3/19/2007       69,178     175,312
James D. Atherton         2,000            .74             55.00       3/19/2007       69,178     175,312
Jerome C. Neff                0            N/A               N/A             N/A          N/A         N/A

---------------

(1) The value, if any, one may realize upon the exercise of a stock option depends on the excess of the then current market value per share over the exercise price per share. There is no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.

     The following table sets forth information with respect to exercises of options and stock appreciation rights ("SARs") under the Pittway Corporation 1990 Stock Awards Plan during 1997 by the Named Executive Officers and the values of unexercised options and SARs under the Pittway Corporation 1990 Stock Awards Plan held by them as of December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES
                        SHARES                    UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                       ACQUIRED                      OPTIONS/SARS AT               IN-THE-MONEY OPTIONS
                          ON        VALUE         FISCAL YEAR END(#)(1)           AT FISCAL YEAR END ($)
                       EXERCISE    REALIZED    ----------------------------    ----------------------------
        NAME             (#)         ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           --------    --------    -----------    -------------    -----------    -------------
Thomas L. Kemp              0      $      0           0          14,000         $      0        $236,750
Daniel J. Ramella           0             0      16,098          24,500          845,816         704,813
James W. Zaremba        4,500       163,256           0           8,900                0         271,613
James D. Atherton       6,000       216,850           0          11,200                0         352,400
Jerome C. Neff              0             0           0           4,600                0         161,575

---------------

(1) Prior to and in conjunction with the Stock Distribution, the exercisability of one-third of Mr. Kemp's Pittway options and of all unexercisable Pittway options for Messrs. Ramella, Zaremba, and Atherton has been accelerated and all such options have been exercised. The exercisability of Mr. Neff's Pittway options were accelerated upon his retirement on April 30, 1998.

PENTON COMPENSATION PLANS

     Penton has adopted the Penton Media, Inc. 1998 Equity and Performance Incentive Plan (the "Equity Incentive Plan"), the Penton Media, Inc. 1998 Director Stock Option Plan (the "Director Option Plan"), the Penton Media, Inc. Retirement Savings Plan (the "Salary Reduction Plan"), the Penton Media, Inc. Retirement Plan (the "Pension Plan"), and the Penton Media, Inc. Supplemental Executive Retirement Plan (the "SERP"). The following summaries of the Equity Incentive Plan, the Director Option Plan, the Salary Reduction Plan, the Pension Plan, and the SERP are qualified by reference to the provisions of the actual plans, copies of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus is a part.

EQUITY INCENTIVE PLAN

     The Equity Incentive Plan permits the granting of stock options and other awards to officers and other key employees of Penton. Stock options may be either incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") or other options.

     The purpose of the Equity Incentive Plan is to promote the long-term financial interests of Penton and its affiliates by attracting and retaining officers and other key employees and to provide to such persons incentives and rewards for superior performance.

  Plan Summary

     General. Under the Equity Incentive Plan, the Compensation Committee is authorized to make awards of options to purchase shares of Common Stock ("Option Rights"), awards of Tandem Appreciation Rights and/or Free-Standing Appreciation Rights ("Appreciation Rights"), awards of restricted shares ("Restricted Shares"), awards of deferred shares ("Deferred Shares"), and awards of performance shares ("Performance Shares") and performance units ("Performance Units"). The terms applicable to awards of the various types, including those terms that may be established by the Compensation Committee when making or administering particular awards, are set forth in detail in the Equity Incentive Plan.

     Shares Available Under the Equity Incentive Plan. Subject to adjustment as provided in the Equity Incentive Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned, or
(v) in payment of dividend equivalents paid with respect to awards made under the Equity Incentive Plan may not exceed 2,500,000 in the aggregate. Such shares of Common Stock may be shares of original issuance, treasury shares or a combination of both. Upon the payment of any option price by the transfer to Penton of shares of Common Stock or upon satisfaction of any withholding amount by means of transfer or relinquishment of shares of Common Stock, only the net number of shares of Common Stock actually issued or transferred by Penton will be deemed to have been issued or transferred under the Equity Incentive Plan.

     Eligibility. Officers and other key employees of Penton and its subsidiaries may be selected by the Compensation Committee to receive benefits under the Equity Incentive Plan. The Compensation Committee may also make awards under the Equity Incentive Plan to a person who has agreed to commence serving in any such capacity within 90 days of the date of grant.

     Option Rights. The Compensation Committee may grant Option Rights, which entitle the optionee to purchase a specified number of shares of Common Stock at a price not less than 100% of the Market Value per Share (as defined in the Equity Incentive Plan) on the date of grant for Incentive Stock Options and not less than the greater of 85% of the Market Value per Share on the date of grant or the par value of a share of Common Stock for all other Option Rights. The option price is payable in cash, by the transfer to Penton of nonforfeitable unrestricted shares of Common Stock owned by the optionee having a value at the time of exercise equal to the option price, by any other legal consideration the Compensation Committee may deem appropriate, or by a combination of such payment methods. Any grant may provide for deferred payment of the option price from the proceeds of sale through a bank or broker of some or all of the shares of Common Stock to which the exercise relates. Any grant may provide for the automatic grant of additional Option Rights to an optionee upon the exercise of Option Rights using shares of Common Stock as payment.

     Option Rights granted under the Equity Incentive Plan may be Option Rights that are intended to qualify as Incentive Stock Options, Option Rights that are not intended to so qualify, or combinations thereof. The Compensation Committee may, at or after the date of grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the optionee in cash or additional shares of Common Stock on a current, deferred, or contingent basis or may provide that such equivalents be credited against the option price. The Compensation Committee may condition the exercise of Option Rights on the achievement of Management Objectives (as defined in the Equity Incentive Plan).

     No Option Right may be exercised more than ten years from the date of grant. Each grant must specify the period of continuous employment with Penton or any subsidiary that is necessary before the Option Rights will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change of Control (as defined below) of Penton. Successive grants may be made to the same optionee whether or not Option Rights previously granted remain unexercised. The exercise of an Option Right cancels, on a share-for-share basis, any Tandem Appreciation Right.

     Appreciation Rights. Appreciation Rights provide participants an alternative means of realizing the benefits of Option Rights. A Tandem Appreciation Right is a right to receive from Penton up to 100 percent of the spread between the option price and the current value of the shares of Common Stock underlying the option. The amount is determined by the Compensation Committee and the right is exercisable only when the related Option Right is also exercisable, the spread is positive and the recipient surrenders the related Option Right for cancellation. A Free-Standing Appreciation Right is the right to receive from Penton up to 100% of the spread at the time of exercise. When computing the spread for a Free-Standing Appreciation Right, the base price must be equal to or greater than the market value of the underlying shares of Common Stock on the date of grant. Successive grants may be made to the same recipient even if that individual already has unexercised Free-Standing Appreciation Rights. No Free-Standing Appreciation Right may be exercised more than ten years from the date of grant.

     Any grant of Appreciation Rights may specify any or all of the following:
(i) that the amount payable on exercise of an Appreciation Right may be paid by Penton in cash, in shares of Common Stock or in any combination thereof, and the right to elect among those alternatives may be given to the participant or retained by the Compensation Committee, (ii) a maximum amount payable on exercise, (iii) waiting periods before exercise, (iv) permissible exercise dates or periods, (v) whether the Appreciation Right may be exercised only on or after a Change of Control of Penton, (vi) whether dividend equivalents may be paid in cash or in shares of Common Stock, and (vii) Management Objectives that must be achieved as a condition to exercise such rights.

     Restricted Shares. An award of Restricted Shares involves the immediate transfer by Penton to a participant of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend, and other ownership rights in such shares, but the Compensation Committee may require that any dividends be automatically deferred and reinvested in additional Restricted Shares. The transfer may be made without additional consideration or in consideration of a payment by the participant that is less than current market value, as the Compensation Committee may determine. The Compensation Committee may condition the award on the achievement of Management Objectives.

     Restricted Shares must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period of not less than three years as determined by the Compensation Committee. An example would be a provision that the Restricted Shares would be forfeited if the participant ceased to serve Penton as an officer or key employee during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Compensation Committee for the period during which the forfeiture provisions are to continue. The Compensation Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a Change of Control of Penton.

     Deferred Shares. An award of Deferred Shares constitutes an agreement by Penton to deliver shares of Common Stock to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the deferral period as the Compensation Committee may specify. During the deferral period, the participant has no right to transfer any rights under his or her award, has no rights of ownership in the Deferred Shares and no right to vote them, but the Compensation Committee may, at or after the date of grant, authorize the payment of dividend equivalents on such shares on a current, deferred, or contingent basis, either in cash or additional shares of Common Stock. Awards of Deferred Shares may be made without additional consideration or in consideration of a payment by the participant that is less than the market value per share at the date of grant.

     Deferred Shares must be subject to a deferral period, as determined by the Compensation Committee at the date of grant, except that the Compensation Committee may provide for the earlier termination of such period in the event of a Change of Control of Penton.

     Performance Shares and Performance Units. A Performance Share is the equivalent of one share of Common Stock and a Performance Unit is the equivalent of $1.00. The number of Performance Shares or Performance Units is specified by the Compensation Committee and may be adjusted to reflect changes in compensation or other factors (unless the adjustment for certain participants would cause an award to lose its Section 162(m) exemption).

     A recipient must meet one or more Management Objectives within a specified performance period. Such performance period may be subject to earlier termination in the event of a Change of Control of Penton. A minimum level of acceptable achievement may also be established by the Compensation Committee. If by the end of the performance period the participant has achieved the specified Management Objectives, he or she will be deemed to have fully earned the Performance Shares or Performance Units. If the participant has not achieved the Management Objectives, but has attained or exceeded the predetermined minimum, he or she will be deemed to have partly earned the Performance Shares and/or Performance Units (the amount earned to be determined in accordance with a formula to be determined by the Compensation Committee).

     To the extent earned, the Performance Shares and/or Performance Units will be paid to the participant at the time and in the manner determined by the Compensation Committee in cash, shares of Common Stock or in any combination thereof (the Compensation Committee may give either the participant or the Compensation Committee the right to choose the form of payment). Dividend equivalents on Performance Shares may be paid in cash or additional shares of Common Stock on a current, deferred, or contingent basis. The Compensation Committee may specify a maximum amount payable under any grant of Performance Shares or Performance Units.

     Change of Control. "Change of Control" in the Equity Incentive Plan is defined as any of the following:

     (a) Penton is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of securities entitled to vote generally in the election of Penton's directors (the "Directors") immediately prior to such transaction;

     (b) Penton sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of Common Stock immediately prior to such sale or transfer;


     (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the Voting Power (as the term is defined in the Equity Incentive Plan);


     (d) Penton files a report or proxy statement with the Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change of Control of Penton has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

     (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Penton's stockholders, of each Director first elected during such period was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of any such period.

     Notwithstanding the foregoing provisions, a "Change of Control" shall not be deemed to have occurred for purposes of the Equity Incentive Plan (i) solely because (A) Penton; (B) a Subsidiary; (C) the Harris Group; or (D) any Penton-sponsored employee stock ownership plan or other employee benefit plan of Penton either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares, whether in excess of 20% of the Voting Power or otherwise, or because Penton reports that a Change of Control of Penton has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a Change of Control of any subsidiary of Penton. For purposes of the preceding sentence, the "Harris Group" shall mean Messrs. Irving B. Harris, Neison Harris, King Harris, William W. Harris, and Sidney Barrows, and their respective spouses, descendants and spouses of descendants, trustees of trusts established for the benefit of such persons (acting in their capacity as trustees of such trusts) and executors of estates of such persons (acting in their capacity as executors of such estates), and each person of which any of the foregoing owns (i) more than fifty percent (50%) of the voting stock or other voting interests and (ii) stock or other interests representing more than fifty percent (50%) of the total value of the stock or other interests of such person. For purposes of the preceding sentence, the term "spouses" includes widows and widowers until first remarried.

     Administration and Amendments. The Equity Incentive Plan is administered by a committee of the Board (or subcommittee thereof) consisting of not less than two Directors, initially the Compensation Committee. The members of the Committee shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Code.

     The Compensation Committee may, with the concurrence of the affected optionee, cancel any agreement evidencing Option Rights or any other award granted under the Equity Incentive Plan. In the event of such cancellation, the Compensation Committee may authorize the granting of new Option Rights or other such awards under the Equity Incentive plan (which may or may not cover the same number of shares of Common Stock that had been the subject of the prior award) in such manner, at such option price and subject to such other terms, conditions and discretions as would have been applicable under the Equity Incentive Plan had the canceled Option Rights or other awards not been granted.

     The Compensation Committee's interpretation of the Equity Incentive Plan and related agreements and documents is final and conclusive. The Equity Incentive Plan may be amended from time to time by the Compensation Committee. However, any amendment which must be approved by the stockholders of Penton in order to comply with applicable law or the rules of any national securities exchange upon which the shares of Common Stock are traded or quoted will not be effective unless and until such approval has been obtained in compliance with such applicable law or rules. Presentation of the Equity Incentive Plan or any amendment thereof for stockholder approval is not to be construed to limit Penton's authority to offer similar or dissimilar benefits through plans that are not subject to stockholder approval.

     The Compensation Committee may require participants, or permit participants to elect, to defer issuance of shares or the settlement of cash awards and may provide for payment of interest or dividend equivalents on the deferred amounts. The Compensation Committee may also condition any award on the surrender or deferral by a participant of his or her right to receive a cash bonus or other compensation.

     Termination. No grant under the Equity Incentive Plan may be made more than 10 years after the Equity Incentive Plan is approved by the stockholders, but all grants made on or before the 10th anniversary will continue in effect after that date subject the terms of those grants and the Equity Incentive Plan.

  Plan Benefits

     Owing to the discretion to be exercised by the Committee in administering the Equity Incentive Plan, it is not possible to determine in advance how the several types of awards authorized under the Equity Incentive Plan will be allocated among eligible participants. However, employees have been awarded options and Deferred Shares in connection with, and subject to completion of, the Stock Distribution. See "Capitalization."

DIRECTOR OPTION PLAN

     The Director Option Plan permits the granting of stock options to directors of Penton who at the time of the grant are not employees of Penton ("Non-Employee Directors"). The purpose of the Director Option Plan is to promote the long-term financial interests of Penton by (i) providing an incentive for Non-Employee Directors to maximize the long-term value of Common Stock and otherwise act in the best interest of Penton's stockholders, (ii) providing Non-Employee Directors with the opportunity to acquire a greater stake in the future of Penton through stock ownership, and (iii) attracting and retaining highly qualified Non-Employee Directors.

  Plan Summary

     The Director Option Plan permits the granting of stock options that are non-qualified options for purposes of the Code.

     Administration. The Director Option Plan is administered by the Board. Subject to certain limitations, the Director Option Plan empowers the Board, among other things: to award options to directors in such forms and amounts as it determines; to interpret the Director Option Plan; to adopt, amend and rescind guidelines, rules and regulations relating to the Director Option Plan; and to make all determinations deemed necessary or advisable for the Director Option Plan's administration.

     Shares Subject to the Director Option Plan; Adjustment. The maximum number of shares of Common Stock which may be issued pursuant to the Director Option Plan is 100,000 shares. If options expire unexercised or are canceled, terminated or forfeited in any manner without the issuance of shares, such shares are again available under the Director Option Plan. Shares issued pursuant to the Director Option Plan may be authorized and unissued shares, treasury shares or a combination thereof.

     The maximum number of shares subject to the Director Option Plan, and the shares and option prices under outstanding options, are subject to adjustment in the event of certain Organic Changes (as defined in the Director Option Plan) and/or to prevent dilution or enlargement of option rights.

     Required Option Provisions. The option price may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant or less than the par value of such shares of Common Stock. The term of an option cannot exceed ten years from the date of grant. Although options generally may be exercised at such time or times as the Board determines at or subsequent to grant, options may only be exercised during "window periods" following the dates of release for publication of Penton's quarter or annual summary statements of sales and earnings and generally may not be exercised during the six months subsequent to grant. In the event a Non-Employee Director ceases to be a member of the Board for any reason, each option previously granted to such Non-Employee Director will cease to be exercisable on the fifth anniversary of the date of termination or, if earlier, on its scheduled date of expiration. The option price may be paid, to the extent permitted by the Board, in cash using shares of Common Stock already owned by the optionee valued at its market price on the date of exercise. The Board may permit the participant to elect to pay the option price by authorizing a third party to sell the shares acquired upon exercise (or a sufficient portion thereof) and remit to Penton sale proceeds sufficient to pay the option price and any withholding or other tax resulting from exercise. Options will not be transferable except by will or the laws of descent and distribution, and during a participant's lifetime will be exercisable only by the participant or his or her legal representative. For purposes of the Director Option Plan, the market value of the shares of Common Stock on any date will be its closing price on that date (or, if that date is not a trading date for such stock, on the next preceding trading date for such stock) on the NYSE Composite Transactions list, as subsequently reported in The Wall Street Journal.

     Withholding. The Board has the power to withhold, or require a participant to remit to Penton, an amount sufficient to cover any withholding and other taxes due with respect to the participant's exercise of an option. If so permitted by the Board, a participant may elect to satisfy such taxes by having shares issuable under the Director Option Plan withheld or by delivering other shares to Penton.

     Termination and Amendment. The Board may terminate the Director Option Plan at any time, and may from time to time amend the Director Option Plan and any option outstanding thereunder; provided that no such action shall adversely affect any outstanding option without the consent of the participant who holds it. No such amendment to the Director Option Plan may be made without stockholder approval to the extent such approval is required by law, regulation or the rules of any exchange upon which the shares of Common Stock are listed.

  Plan Benefits

     Owing to the discretion to be exercised by the Board in administering the Director Option Plan, it is not possible to determine in advance how options will be awarded to directors under the Director Option Plan. However, in connection with, and subject to completion of, the Stock Distribution, each Non-Employee Director has been awarded 8,000 options, which will vest at the rate of 2,000 per year, and Mr. Schwartz has been awarded an additional 13,000 fully-vested options. See "Management -- Board of Directors."

EMPLOYEE RETIREMENT AND SAVINGS PLANS

     The Salary Reduction Plan, the Pension Plan, and the SERP are similar to plans currently maintained by Pittway and its subsidiaries. Assets attributable to employees of Penton's operating units will be transferred from the corresponding Pittway plans and credit will be given to such employees under Penton's plans for periods during which they were employed by Pittway, its predecessors and their subsidiaries.

  Salary Reduction Plan

     Substantially all employees of Penton's United States operations will be eligible to participate in the Salary Reduction Plan. Under the Plan, eligible employees may elect to have a portion of their "earnings" (total cash compensation less certain items) contributed to the Plan by their employers and their employers will match such contributions with specified percentages thereof. The percentages may vary between certain groups of covered employees and will be determined from time to time by their employers. For 1997, such matching percentages under the similar Pittway plan ranged from .5% to 3% of eligible covered employees' "earnings." Contributions and matches will be invested in one or more investment funds selected by the employee from among those available under the Plan. Penton anticipates that such funds may eventually include a fund which invests solely in Common Stock. Salary reduction contributions and employer matching contributions will vest immediately. Vested contributions (after any earnings or losses from the investment thereof) will be distributed in a lump sum following termination of employment but account balances may, under certain circumstances and subject to certain conditions, be withdrawn or borrowed earlier.

  Retirement Plans

     The Pension Plan is fully paid for by Penton, and employees become fully vested after five years of service. The annual benefit payable to an employee under the Pension Plan upon retirement, computed as a straight life annuity amount, equals the sum of the separate amounts the employee accrues for each of his years of service under the Pension Plan plus certain increases put into effect prior to 1998. Such separate amounts are determined as follows: for each year through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.85% (2.0% for years after 1986) of such year's compensation above such wage base; for each year after 1988 through the year in which the employee reaches thirty-five years of service, 1.2% of such year's "covered compensation" and 1.85% of such year's compensation above such "covered compensation"; and for each year thereafter, 1.2% of such year's compensation. Years of service and compensation with Pittway will be taken into account under the Pension Plan, upon the completion of a transfer of assets and liabilities attributable to Penton employees from the Pittway retirement plan to the Pension Plan. The employee's compensation under the Pension Plan for any year includes all salary (before any election under Pittway's or Penton's salary reduction plan or cafeteria plan), commissions and overtime pay and, beginning in 1989, bonuses; subject to such year's limit applicable to tax-qualified retirement plans ($160,000 for 1998 and, currently, for each year thereafter). The employee's "covered compensation" under the Pension Plan for any year is generally the average, computed such year, of the Social Security wage bases for each of the thirty-five years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement age under the Pension Plan is age 65, and reduced benefits are available as early as age 55. Benefits are not subject to reduction for Social Security benefits or other offset amounts. Estimated annual benefits payable under the Pension Plan upon retirement at normal retirement age for the following persons (assuming 1998 and future compensation at the $160,000 limit currently applicable, that covered compensation remains constant and the completion of the transfer of assets and liabilities from the Pittway retirement plan to the Pension Plan; but without regard to the formula limitation on annual benefits imposed on tax-qualified retirement plans, currently $130,000) are: Mr. Kemp, $60,024; Mr. Ramella, $87,921; Mr. Zaremba, $60,176; Mr. Atherton, $47,885; and Mr. Neff, $51,234.

  SERP

     Messrs. Kemp and Ramella participate in Penton's supplemental executive retirement plan, which is not tax-qualified. The annual benefit payable to a participant under the plan at age 65, computed as a straight life annuity amount, equals the sum of the separate amounts the participant accrues for each of his years of service after September 3, 1996 and January 1, 1996, respectively. The separate amount for each such year is 1.85% of that portion of the participant's salary and annual discretionary cash bonus, if any, for such year (before any election under Pittway's or Penton's salary reduction plan, and including any portion of such bonus taken in the form of performance shares awards) in excess of $150,000 (or any higher limit applicable that year to tax-qualified retirement plans) but less than $300,000. Benefits are not subject to reduction for Social Security benefits or other offset amounts. Accrued benefits are subject to forfeiture in certain events. Estimated annual benefits payable under the plan upon retirement at age 65 (assuming 1998 and future annual salary and discretionary cash bonus of not less than $300,000 for each of them and that the $160,000 limit applicable in 1998 remains constant) are: Mr. Kemp, $53,280 and Mr. Ramella, $52,232.

EMPLOYMENT AGREEMENTS

     Employment agreements between Penton and each of Messrs. Kemp and Ramella provide for minimum annual salaries of $400,000 and $330,000, respectively, supplementary insurance coverage and participation in Penton's supplemental executive retirement plan. Mr. Kemp's agreement also provides for the payment of accrued but unvested pension plan and salary reduction plan benefits in the event of termination of employment prior to full vesting. The agreements are for terms currently expiring September 2, 1999 and December 31, 2000, respectively. Each agreement renews automatically at the end of each contract year for an additional year (or until age 65, if earlier) unless either party thereto elects otherwise, but may be terminated by the executive officer on specified advance notice (with forfeiture of supplemental retirement benefits). Each agreement includes non-competition, non-solicitation and confidentiality obligations on the part of the executive officer which survive its termination.


     Under the terms of his employment agreement, Mr. Kemp is entitled to surrender to Pittway for cancellation immediately prior to the Stock Distribution all non-qualified options under the Pittway 1990 Stock Awards Plan held by him and to receive from Penton at the close of business on the Stock Distribution Date non-qualified options under the Equity Incentive Plan having an exercise price equal to the then fair market value of the Common Stock and having exercisability provisions corresponding to and an aggregate value equal to that of the surrendered Pittway options. Mr. Kemp has exercised one-third of his options prior to the date hereof and intends to surrender his remaining options under the Pittway 1990 Stock Awards Plan for a number of options under the Equity Incentive Plan equal to the value of the options surrendered. In addition, Mr. Kemp's employment agreement provides that he is to receive, at the close of business on the Stock Distribution Date, a non-qualified option under the Equity Incentive Plan having an exercise price equal to the then fair market value of the Common Stock and a value of $400,000. Mr. Kemp has waived this right in consideration for receiving, in connection with, and subject to completion of, the Stock Distribution, an option to purchase 60,000 shares of Common Stock at an exercise price per share equal to the average closing price of the Common Stock for the five trading day period ending on the eighth trading day after the Stock Distribution.


     In lieu of portions of bonuses otherwise payable in cash in 1998, Messrs. Kemp and Ramella have been awarded, subject to completion of the Stock Distribution, Deferred Shares under the Equity Incentive Plan having three-year deferral periods worth $60,000 and $50,000, respectively.

                              CERTAIN TRANSACTIONS

     Each of the DM Publishing Shareholders, as such, has certain contingent rights to additional cash (and/or, under certain circumstances, additional shares of Common Stock) and registration rights and indemnification rights from Penton pursuant to the DM Publishing Combination Agreement. See "DM Publishing Combination Agreement -- Closing Considerations and Contingent Rights."

     DM Publishing leases equipment from Donohue Meehan Equipment Leasing, an Illinois partnership, which is owned by the DM Publishing Shareholders. The total balances on these leases as of December 31, 1997, was $270,928. Penton believes that the lease terms are no less favorable to DM Publishing than those obtainable in an arm's-length transaction with an independent third party. See DM Publishing's Financial Statements.

     Immediately following the Stock Distribution Date, two of the 11 persons who are directors of Penton will also be directors of Pittway, and Penton and Pittway will have certain limited ongoing relationships after the Stock Distribution. See "The Stock Distribution -- Relationship between Penton and Pittway after the Stock Distribution" and Penton's Consolidated Financial Statements.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                      AND EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth information concerning the Common Stock projected to be beneficially owned immediately after the Stock Distribution and the issuance of shares of Common Stock at the closing of the DM Publishing Combination by (a) persons projected by Penton to be the beneficial owners of more than 5% of the outstanding shares of Common Stock, (b) each of the directors of Penton, (c) each of the Named Executive Officers of Penton and (d) all directors and executive officers of Penton as a group. The projections are based upon the numbers of shares of Pittway Stock held on the Record Date (to the extent known to Pittway), as adjusted to reflect the Stock Distribution and the shares of Common Stock to be issued at the closing of the DM Publishing Combination. See "The Stock Distribution -- Manner of the Stock Distribution." Except where otherwise indicated, the mailing address of each of the stockholders named in the table is: c/o Penton Media, Inc., 1100 Superior Avenue, Cleveland, Ohio 44114.



                                                                                     PERCENTAGE OF
                                                                   PROJECTED           PROJECTED
                            NAME                              NUMBER OF SHARES(1)   TOTAL SHARES(2)
                            ----                              -------------------   ---------------
William Harris Investors, Inc.(3)(4)........................       3,079,774           13.52%
  2 North LaSalle Street
  Suite 400
  Chicago, Illinois 60602
Mario J. Gabelli, et al(5)..................................       2,694,718            11.83
  One Corporate Center
  Rye, New York 10580
Janus Capital Corporation(6)................................       1,893,611             8.31
  100 Fillmore Street, Suite 300
  Denver, Colorado 80206
Irving B. Harris(3)(7)......................................       3,079,774            13.52
  2 North LaSalle Street
  Suite 400
  Chicago, Illinois 60602
Current Harris Group(3).....................................       5,479,130            24.05
Joan W. Harris(3)(8)........................................           3,000                *
King Harris(3)(9)(10).......................................       1,298,732             5.70
William J. Friend(3)(10)(11)................................          71,723                *
Edward J. Schwartz(12)......................................          10,047                *
Anthony Downs...............................................          10,839                *
Thomas L. Kemp(10)..........................................           5,072                *
Daniel J. Ramella(10)(13)...................................          58,944                *
William C. Donohue..........................................         770,819             3.38
John J. Meehan..............................................         770,819             3.38
Richard B. Swank............................................               0                *
Don E. Schultz..............................................               0                *
James W. Zaremba............................................           9,254                *
James D. Atherton...........................................               0                *
Jerome C. Neff(10)(14)......................................          20,297                *
All Directors and Executive Officers........................       3,019,532            13.25
  as a Group (16 persons)(10)(15)

---------------

* Less than one percent.

(1) Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares.


(2) Calculated using 22,781,713 shares as the total projected outstanding shares.


(3) The information as to the Current Harris Group (as defined below), Irving B. Harris, Joan W. Harris, King Harris, and William J. Friend is derived in part from statements with respect to Pittway Stock, as amended January 15, 1990, filed with the Commission pursuant to Section 13(d) of the Exchange Act and statements with respect to Pittway Stock, as amended November 15, 1991, filed with the Commission pursuant to such Section. Such statements were filed on behalf of such named persons as well as those other persons and entities who are currently members of the "Harris Group" beneficially owning, directly or indirectly, shares of Pittway Stock (the "Current Harris Group"). Such statements disclose that, because of the relationships among members of the Current Harris Group, such persons may be deemed to be a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder. The "Harris Group" means Messrs. Irving B. Harris, Neison Harris, King Harris, William W. Harris, and Sidney Barrows, and their respective spouses, descendants and spouses of descendants, trustees of trusts established for the benefit of such persons, and executors of estates of such persons. Joan W. Harris is the spouse of Irving
    B. Harris and the aunt of King Harris. King Harris is the uncle of William
    J. Friend. The aggregate number of outstanding shares which may be deemed to be beneficially owned by the Current Harris Group includes all the shares shown in this table for William Harris Investors, Inc. ("WHI"), Irving B. Harris, Joan W. Harris, King Harris, and William J. Friend. The total excludes duplication of shares within such group.

(4) The information as to WHI is derived in part from two statements with respect to Pittway Stock, as amended February 12, 1998, filed with the Commission pursuant to Section 13(g) of the Exchange Act. Such statements, together with advice furnished to Penton separately by WHI, disclose that
    (i) WHI, an investment adviser registered under the Investment Advisers Act of 1940, holds all its shares of Pittway Stock on behalf, and in terminable discretionary accounts, of Joan W. Harris and certain other members of the Harris Group, (ii) WHI shares voting power with such persons, and has sole dispositive power, with respect to all such shares, (iii) Irving B. Harris and his children are the sole voting stockholders of WHI, and (iv) Irving B. Harris is the Chairman of WHI.

(5) The information as to Mario J. Gabelli and entities controlled directly or indirectly by Mr. Gabelli is derived from statements with respect to Pittway Stock, as amended November 3, 1997 and July 10, 1998, filed with the Commission pursuant to Section 13(d) of the Exchange Act. Such statements disclose that (i) Mr. Gabelli is the chief investment officer for most of the entities signing such statements and is deemed to have beneficial ownership of the shares beneficially owned by all such entities, (ii) Mr. Gabelli and such entities do not admit that they constitute a group within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder, and (iii) with respect to Pittway Stock, Mr. Gabelli and such entities have the sole power to vote and dispose of all the shares of which they are beneficial owners (unless the aggregate voting interest of all such entities exceeds 25% of Pittway's total voting interest or other special circumstances exist, in which case the proxy voting committees of certain of such entities would have the sole power to vote certain of 426,700 shares of Pittway Common Stock and 374,500 shares of Pittway Class A Stock -- equivalent in total to 801,200 shares of Common Stock) except 6,450 shares of Pittway Common Stock and 42,733 shares of Pittway Class A
    Stock -- equivalent in total to 49,183 shares of Common Stock -- as to which they have no voting power.

(6) The information as to Janus Capital Corporation ("Janus") is derived from a statement with respect to Pittway Stock, as amended March 10, 1998, filed with the Commission pursuant to Section 13(g) of the Exchange Act. Such statement discloses that (i) Thomas H. Bailey is President and Chairman of the Board of Janus, owns approximately 12.2% of Janus and may be deemed to exercise control over Janus, (ii) Janus is deemed to have beneficial ownership of all its shares of Pittway Stock, (iii) Janus and Mr. Bailey share voting and dispositive power with respect to such shares, (iv) all such shares are held by managed portfolios to which Janus is an investment advisor or sub-advisor, and (v) Mr. Bailey disclaims beneficial ownership of such shares.

(7) Consists of the shares to be held by WHI (of which Irving B. Harris is a controlling stockholder), certain of which are held by WHI for the account of Mr. Harris or would otherwise be deemed beneficially owned by him without regard to WHI. As set forth in note (4), the voting power of the shares held by WHI is shared by WHI with the respective persons for whose account they are held and WHI has sole dispositive power with respect to such shares.

(8) Consists of 3,000 shares to be held by WHI for the account of Joan W. Harris. As set forth in note (4), the voting power of the shares held by WHI is shared by WHI with the respective persons for whose account they are held and WHI has sole dispositive power with respective to such shares.


 (9) Mr. King Harris will share the power to vote and dispose of 1,216,072 of such shares.


(10) Includes shares to be issued in the Stock Distribution with respect to shares of Pittway Class A Stock beneficially owned as of March 31, 1998, through participation in the Pittway Profit Sharing Plan. See "Stock Distribution -- Manner of the Stock Distribution" and " -- Pittway Stock Held under or Issuable pursuant to Pittway Employee Plans."

(11) Mr. Friend will share the power to vote and dispose of 70,826 of such shares.


(12) Mr. Schwartz will share the power to vote and dispose of 4,903 such shares.



(13) Mr. Ramella will share power to vote and dispose of 58,944 of such shares.



(14) Mr. Neff retired on April 30, 1998.



(15) Includes 1,206,761 shares as to which voting power will be shared other than with directors and officers of Penton.

                          DESCRIPTION OF CAPITAL STOCK

     The Restated Certificate of Incorporation (the "Certificate of Incorporation") of Penton provides among other things that its authorized capital stock consists of 60 million shares of Common Stock and 2 million shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK


     Penton is authorized to issue up to 60 million shares of Common Stock without stockholder approval (except as may be required by applicable stock exchange regulations). Holders of Common Stock have one vote for each share and share ratably in all dividends, subject to the rights of the Preferred Stock holders, if any. All of the shares of Common Stock to be distributed in the Stock Distribution will be fully paid and non-assessable. Following the Stock Distribution and the issuance of shares at the closing of the DM Publishing Combination, there will be 22,781,713 shares of Common Stock outstanding. At that time, Penton will be committed to issue certain options and deferred share awards under its Equity Incentive Plan and will have outstanding certain debt obligations convertible into Common Stock. See "Capitalization."


PREFERRED STOCK

     Penton is authorized to issue up to 2 million shares of Preferred Stock without stockholder approval, unless such approval is required by the NYSE. The NYSE requires stockholder approval prior to the issuance of securities as a prerequisite to listing when (i) the securities are convertible into Common Stock with a voting power equal to or in excess of 20% of the voting power outstanding before such issuance or (ii) the issuance of the securities will result in a change of control. The Board may provide for the issuance of shares of Preferred Stock or provide for the issuance of shares of Preferred Stock in one or more series, establish from time to time the number of shares to be included in each such series and fix the designations, voting powers, rights and qualifications, limitations, or restrictions of the shares of Preferred Stock of each such series.

LISTING AND TRADING OF COMMON STOCK


     The Common Stock has been approved for listing on the NYSE under the symbol "PME," subject to official notice of issuance. Prior to the date hereof, there has been no trading market for the Common Stock. In view of the contingent nature of the Stock Distribution, trading is not expected to commence until the Stock Distribution Date. See "Introduction." Penton is unable to predict the extent of the market for the Common Stock or the prices at which the shares will trade.


     Shares of Common Stock distributed in the Stock Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Penton under the Securities Act and shares received with respect to shares of Pittway Stock that are "restricted stock" for purposes of Securities Act Rule 144. Persons who may be deemed to be affiliates of Penton after the Stock Distribution generally include individuals or entities that control, are controlled by, or are under common control with Penton and may include certain officers and directors of Penton as well as principal stockholders of Penton. Persons who are affiliates of Penton will be permitted to sell their shares of Common Stock distributed in the Stock Distribution only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act (such as Rule
144).

DIVIDENDS ON COMMON STOCK

     The dividend policy of Penton will be determined by the Board. It is expected that Penton will pay initial quarterly dividends in an amount of $.03 per share. The future payment of dividends will depend on business decisions that will be made by the Board from time to time based upon the results of operations and financial condition of Penton and such other business considerations as the Board considers relevant.

STOCK DISTRIBUTION AGENT, TRANSFER AGENT AND REGISTRAR

     Harris Trust and Savings Bank will act as the Stock Distribution Agent for the Stock Distribution, and will act as the Transfer Agent and Registrar for the Common Stock after the Stock Distribution is completed.

                             ANTI-TAKEOVER EFFECTS

     Penton's Certificate of Incorporation contains several provisions that may make the acquisition of control of Penton by means of a tender offer, open market purchase, proxy fight, or otherwise more difficult. Penton's Amended and Restated Bylaws (the "Bylaws") also contain provisions that could have an anti-takeover effect.

     These provisions of the Certificate of Incorporation and the Bylaws are designed to encourage persons seeking to acquire control of Penton to negotiate the terms with the Board. Penton believes that, as a general rule, the interest of Penton's stockholders would be served best if any change in control results from negotiations with the Board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

     However, the provisions could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of Penton. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of Common Stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

     Set forth below is a summary of the relevant provisions of the Certificate of Incorporation and the Bylaws and certain applicable sections of the General Corporation Law of the State of Delaware (the "DGCL"). Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Certificate of Incorporation and the Bylaws. Copies of the Certificate of Incorporation and the Bylaws are filed as exhibits to the Registration Statement of which this Prospectus is a part.

BUSINESS COMBINATIONS

     Penton is governed by Section 203 of the DGCL. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

     In general, Section 203 defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

CLASSIFIED BOARD OF DIRECTORS

     The Certificate of Incorporation provides for the Board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately 1/3 of the Board is to be elected each year. See "Management -- Board of Directors." Under Section 141 of the DGCL, directors serving on a classified board can only be removed for cause. The provision for a classified board may be amended, altered or repealed only upon the affirmative vote of the holder of 66 2/3% of the outstanding shares of Penton's voting stock.

     The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Penton and could increase the likelihood that incumbent directors will retain their positions.

     Penton believes that a classified board will help to assure the continuity and stability of the Board and Penton's business strategies and policies as determined by the Board, because a majority of the directors will eventually have prior experience as directors of Penton.

     The classified board provision should also help to ensure that the Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of Penton, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

     The Certificate of Incorporation and the Bylaws provide that the number of directors shall be set by resolution of the Board adopted by the affirmative vote of a majority of the Board; provided that under no circumstance will the number of directors exceed 13.

     Pursuant to the Certificate of Incorporation, each director will serve until his or her successor is duly elected and qualified, unless he or she resigns, dies, becomes disqualified, or is removed. The Certificate of Incorporation also provides that, subject to the rights of the holders of any series of Preferred Stock, directors may be removed at any time, but only for cause.

     The Certificate of Incorporation further provides that generally vacancies or newly created directorships in the Board may only be filled by a resolution approved by a majority of the Board and any director so chosen will hold office until the next election of the class for which such director was chosen.

     The provisions regarding the maximum size of the Board may not be amended, altered, changed or repealed in any respect without the affirmative vote of 66 2/3% of the outstanding voting stock of Penton, prevent stockholders from creating additional directorships.

STOCKHOLDER ACTION; SPECIAL MEETINGS

     The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting. Such provisions may not be amended, altered, changed or repealed in any respect without the affirmative vote of 66 2/3% of the outstanding voting stock of Penton.

STOCKHOLDER PROPOSALS AND NOMINATIONS

     The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of stockholders of Penton, including proposed nominations of persons for election to the Board. Stockholders at an annual or special meeting may only consider proposals or nominations brought before the meeting by Penton, by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to Penton's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Such provisions may not be amended, altered, changed or repealed in any respect without the affirmative vote of 66 2/3% of the outstanding voting stock of Penton.

     To be timely, notice by stockholders of nominations or proposals to be brought before the 1999 annual meeting of stockholders, or before any special meeting of stockholders, must be delivered to the Secretary of Penton not earlier than the 90th day prior to such meeting and not later than the 60th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Notice by stockholders of nominations or proposals to be brought before any subsequent annual meeting must be received by the Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders or if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following public announcement of such meeting.

     Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and of any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of Common Stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business. In the case of nomination of any person for election as a director, the notice must also set forth any information regarding the nominee proposed by the stockholder that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission and the consent, if so required, of the nominee to be named in a proxy statement as a candidate for election and to serve as a director of Penton if elected.

     Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Penton.

AMENDMENT OF BYLAWS

     The Bylaws may be amended, altered or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of Penton's voting stock or by the affirmative vote of a majority of the Board. The percentage required for a vote by stockholders may make it more difficult to change the Bylaws for the purpose of gaining control over Penton.

                LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF
                             OFFICERS AND DIRECTORS

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

     The Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director of Penton shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will not adversely affect any right or protection of a director of Penton existing at the time of such repeal or modification.

INDEMNIFICATION AND INSURANCE

     Section 145 of the DGCL contains provisions permitting (and, in some situations, requiring) Delaware corporations such as Penton to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with, among other things, their service to the corporation in those capacities. The Certificate of Incorporation contains provisions requiring indemnification by Penton of its directors, officers, and employees to the fullest extent permitted by law. Among other things, these provisions provide that Penton is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any action by or in the right of Penton) (a "Proceeding") by reason of the fact that such person is or was a director, officer, or employee of Penton, or is or was serving at the request of Penton as a director, officer, or employee of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to any employee benefit plan) against expenses (including attorneys' fees), judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding to the fullest extent permitted by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Penton to provide broader indemnification rights than such law permitted Penton to provide prior to such amendment). These provisions also provide for the advance payment of fees and expenses reasonably incurred by the director, officer, or employee in defense of any such Proceeding, subject to reimbursement by the director, officer, or employee if it is ultimately determined that such director, officer, or employee is not entitled to be indemnified by Penton. Penton anticipates that it will enter into agreements with its directors providing contractually for indemnification consistent with the Certificate of Incorporation and Bylaws. In addition, the Certificate of Incorporation authorizes Penton to purchase insurance for its directors, officers, and employees insuring them against certain risks as to which Penton may be unable lawfully to indemnify them. Penton intends to obtain this insurance coverage for its directors, officers, and employees as well as insurance coverage to reimburse Penton for potential costs of its corporate indemnification of directors, officers, and employees. In connection with any liabilities resulting from filing the Registration Statement, of which this Prospectus forms a part, Penton has agreed to indemnify Messrs. Donohue and Meehan to the same extent as the Board members.

                        1999 ANNUAL STOCKHOLDERS MEETING

     On June 1, 1998, Pittway, which was then and is currently the sole stockholder of Penton, elected the current members of the Board (and elected each of the DM Publishing Shareholders as members of the Board contingent upon the Stock Distribution and the DM Publishing Combination). The first annual meeting of Penton's stockholders after the Stock Distribution is expected to be in May 1999.

     Penton's Bylaws establish an advance notice procedure for stockholder proposals to be brought before annual meetings, including proposed nominations of persons for election to the Board. See "Anti-Takeover Effects -- Stockholder Proposals and Nominations."

                                 LEGAL MATTERS

     The validity of the Common Stock to be distributed in the Stock Distribution will be passed upon by Jones, Day, Reavis & Pogue, Cleveland, Ohio, counsel for Penton.

                                    EXPERTS

     The financial statements of Penton as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of DM Publishing as of December 31, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of INDEX as of November 30, 1997 and for the twelve months then ended included in this Prospectus have been so included in reliance on the reports of Horwath Clark Whitehill, chartered accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     Penton has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information, reference is made to the Registration Statement, including the exhibits and schedules thereto. Following the Stock Distribution, Penton will be subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Copies of the Registration Statement (including the exhibits and schedules thereto) can be, and copies of the reports, proxy statements and other information filed by Penton with the Commission following the Stock Distribution can in the future be, inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. After being filed, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Following the Stock Distribution, such materials and other information concerning Penton will also be filed electronically with the Commission and will be accessible via the World Wide Web at http://www.sec.gov. Following the listing of Common Stock on the NYSE, Penton will be required to file with the exchange copies of such reports, proxy statements and other information which then can be inspected at the offices of such exchange at 20 Broad Street, New York, New York 10005. See "Description of Capital Stock -- Listing and Trading of Common Stock."

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
PENTON MEDIA, INC.
     Report of Independent Accountants......................  F-3
     Consolidated Statement of Income for the three months
      ended March 31, 1998 and 1997 and the years ended
      December 31, 1997, 1996 and 1995......................  F-4
     Consolidated Balance Sheet at March 31, 1998 and
      December 31, 1997 and 1996............................  F-5
     Consolidated Statement of Cash Flows for the three
      months ended March 31, 1998 and 1997 and the years
      ended December 31, 1997, 1996 and 1995................  F-6
     Consolidated Statement of Stockholder's Equity for the
      three months ended March 31, 1998 and the years ended
      December 31, 1997, 1996 and 1995......................  F-7
     Summary of Accounting Policies.........................  F-8
     Notes to Consolidated Financial Statements.............  F-10

DONOHUE MEEHAN PUBLISHING COMPANY
     Report of Independent Accountants......................  F-17
     Statement of Income and Accumulated Deficit for the
      three months ended March 31, 1998 and the year ended
      December 31, 1997.....................................  F-18
     Balance Sheet at March 31, 1998 and December 31,
      1997..................................................  F-19
     Statement of Cash Flows for the three months ended
      March 31, 1998 and the year ended December 31, 1997...  F-20
     Notes to Financial Statements..........................  F-21

INDEPENDENT EXHIBITIONS LIMITED
     Director's Report for the twelve months ended November
      30, 1997..............................................  F-23
     Statement of Director's Responsibilities...............  F-24
     Report of the Auditors.................................  F-25
     Profit and Loss Account for the twelve months ended
      November 30, 1997.....................................  F-26
     Balance Sheet at November 30, 1997.....................  F-27
     Notes to the Financial Statements......................  F-28

SERVICE EXHIBITIONS LIMITED
     Director's Report for the twelve months ended November
      30, 1997..............................................  F-33
     Statement of Director's Responsibilities...............  F-34
     Report of the Auditors.................................  F-35
     Profit and Loss Account for the twelve months ended
      November 30, 1997.....................................  F-36
     Balance Sheet at November 30, 1997.....................  F-37
     Notes to the Financial Statements......................  F-38

                                                               PAGE
                                                              NUMBER
                                                              ------
EQUITY INFORMATION EXCHANGE LIMITED
     Director's Report for the twelve months ended November
      30, 1997..............................................  F-41
     Statement of Director's Responsibilities...............  F-42
     Report of the Auditors.................................  F-43
     Profit and Loss Account for the twelve months ended
      November 30, 1997.....................................  F-44
     Balance Sheet at November 30, 1997.....................  F-45
     Notes to the Financial Statements......................  F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF PENTON MEDIA, INC.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of stockholder's equity present fairly, in all material respects, the financial position of Penton Media, Inc. (formerly Penton Publishing, Inc., and a wholly-owned subsidiary of Pittway Corporation) and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Penton Media Inc.'s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/  Price Waterhouse LLP
Cleveland, Ohio
June 8, 1998

                               PENTON MEDIA, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                              THREE MONTHS ENDED
                                                   MARCH 31,
                                                  (UNAUDITED)          YEARS ENDED DECEMBER 31,
                                              -------------------   ------------------------------
                                                1998       1997       1997       1996       1995
                                              --------   --------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES....................................  $52,485    $48,666    $204,931   $188,557   $179,900
                                              -------    -------    --------   --------   --------
OPERATING EXPENSES:
  Editorial, production and circulation.....   23,322     22,212      94,560     91,581     92,859
  Selling, general and administrative.......   22,471     19,919      78,523     72,566     69,322
  Depreciation and amortization.............    2,027      1,678       6,551      5,911      5,772
                                              -------    -------    --------   --------   --------
                                               47,820     43,809     179,634    170,058    167,953
                                              -------    -------    --------   --------   --------
Operating income............................    4,665      4,857      25,297     18,499     11,947
                                              -------    -------    --------   --------   --------
OTHER INCOME (EXPENSE):
  Interest expense..........................     (662)      (208)       (841)       (34)       (85)
  Gain on sale of publications..............       --         --       1,040         --      1,700
  Gain on insurance settlement..............       --         --          --         --      1,431
  Miscellaneous, net........................        3          3          10         17         83
                                              -------    -------    --------   --------   --------
                                                 (659)      (205)        209        (17)     3,129
                                              -------    -------    --------   --------   --------
Income from continuing operations before
  income taxes..............................    4,006      4,652      25,506     18,482     15,076
                                              -------    -------    --------   --------   --------
INCOME TAXES:
  Current...................................    1,687      1,761       9,754      6,733      5,702
  Deferred..................................      (21)       173         878        793        749
                                              -------    -------    --------   --------   --------
                                                1,666      1,934      10,632      7,526      6,451
                                              -------    -------    --------   --------   --------
Income from continuing operations...........    2,340      2,718      14,874     10,956      8,625
                                              -------    -------    --------   --------   --------
Loss from discontinued operations, net of
  income tax credit of $30..................       --         --          --         --        (48)
                                              -------    -------    --------   --------   --------
NET INCOME..................................  $ 2,340    $ 2,718    $ 14,874   $ 10,956   $  8,577
                                              =======    =======    ========   ========   ========
INCOME FROM CONTINUING OPERATIONS AND NET
  INCOME PER SHARE BASIC AND DILUTED
  (21,200,000 SHARES OUTSTANDING)...........  $   .11    $   .13    $    .70   $    .52   $    .40

     See Summary of Accounting Policies and Notes to Consolidated Financial
                                  Statements.

                               PENTON MEDIA, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                                          DECEMBER 31,
                                                              MARCH 31, 1998        -------------------------
                                                                (UNAUDITED)           1997            1996
                                                              ---------------       ---------       ---------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
CURRENT ASSETS:
  Cash......................................................     $  1,732           $  2,419        $  1,571
  Accounts and notes receivable, less allowance for doubtful accounts of $2,368 in 1998, $2,406 in 1997 and $2,069 in
    1996....................................................       32,112             29,363          30,985
  Inventories...............................................        3,660              2,429           3,360
  Deferred tax assets.......................................        2,995              2,851           2,608
  Prepayments, deposits and other...........................        5,077              3,886           3,318
                                                                 --------           --------        --------
                                                                   45,576             40,948          41,842
                                                                 --------           --------        --------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Buildings.................................................        6,168              6,168           6,163
  Machinery and equipment...................................       61,623             60,493          54,938
                                                                 --------           --------        --------
                                                                   67,791             66,661          61,101
  Less: accumulated depreciation............................       41,341             39,845          34,809
                                                                 --------           --------        --------
                                                                   26,450             26,816          26,292
                                                                 --------           --------        --------
  Land......................................................          426                426             426
                                                                 --------           --------        --------
                                                                   26,876             27,242          26,718
                                                                 --------           --------        --------
OTHER ASSETS:
  Goodwill, less accumulated amortization of $6,666 in 1998,
    $6,192 in 1997 and $5,134 in 1996.......................       65,371             65,460          19,735
  Other intangibles, less accumulated amortization of $5,443
    in 1998, $5,382 in 1997 and $5,177 in 1996..............        6,302              6,362           2,205
  Deferred tax assets.......................................        3,951              4,067           5,102
  Due from parent company...................................       10,880             12,212          13,136
  Miscellaneous.............................................          138                135              61
                                                                 --------           --------        --------
                                                                   86,642             88,236          40,239
                                                                 --------           --------        --------
                                                                 $159,094           $156,426        $108,799
                                                                 ========           ========        ========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................     $ 34,648           $ 34,170        $     --
  Accounts payable..........................................        8,691              9,427           7,405
  Accrued compensation and benefits.........................        7,352              9,081           8,833
  Other accrued expenses....................................        7,988              8,383           7,703
  Unearned income, principally trade show and conference
    deposits................................................        7,929              5,203           3,538
                                                                 --------           --------        --------
                                                                   66,608             66,264          27,479
                                                                 --------           --------        --------
LONG-TERM LIABILITIES AND DEFERRED CREDITS:
  Net deferred pension credits..............................       19,592             19,592          21,092
  Other.....................................................          941                957           1,077
                                                                 --------           --------        --------
                                                                   20,533             20,549          22,169
                                                                 --------           --------        --------
STOCKHOLDER'S EQUITY:
  Preferred stock, 2,000,000 shares authorized; none
    issued..................................................
  Common stock, $.01 par value, 60,000,000 shares
    authorized; 21,200,000 shares issued and outstanding....          212                212             212
  Capital in excess of par value............................       29,630             29,630          29,630
  Retained earnings.........................................       42,111             39,771          29,309
                                                                 --------           --------        --------
                                                                   71,953             69,613          59,151
                                                                 --------           --------        --------
                                                                 $159,094           $156,426        $108,799
                                                                 ========           ========        ========

     See Summary of Accounting Policies and Notes to Consolidated Financial
                                  Statements.

                               PENTON MEDIA, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                THREE MONTHS ENDED
                                                    MARCH 31,
                                                   (UNAUDITED)         YEARS ENDED DECEMBER 31,
                                                ------------------   -----------------------------
                                                 1998       1997       1997       1996      1995
                                                -------   --------   --------   --------   -------
                                                              (DOLLARS IN THOUSANDS)
CASH FLOWS FROM CONTINUING OPERATING
  ACTIVITIES:
  Income from continuing operations...........  $ 2,340   $  2,718   $ 14,874   $ 10,956   $ 8,625
  Adjustments to reconcile income from
     continuing operations to net cash
     provided by operating activities:
     Depreciation and amortization............    2,027      1,678      6,551      5,911     5,772
     Deferred income taxes....................      (21)       173        878        793       749
     Retirement and deferred compensation
       plans..................................       --       (500)    (2,000)    (2,032)   (1,198)
     Provision for losses on accounts
       receivable.............................      168        217        662        948       870
     Gain on sale of publications.............       --         --     (1,040)        --    (1,700)
     Gain on insurance settlement.............       --         --         --         --    (1,431)
     Change in assets and liabilities,
       excluding effects from acquisitions and
       dispositions:
       (Increase) decrease in accounts and
          notes receivable....................   (2,915)    (1,032)     1,261     (2,313)   (3,991)
       (Increase) decrease in inventories.....   (1,231)       214        931         37       210
       (Increase) decrease in prepayments and
          deposits............................   (1,176)      (211)       630         94     1,024
       (Decrease) increase in accounts payable
          and accrued expenses................   (2,872)    (1,838)     1,584      5,952    (1,246)
       Increase (decrease) in unearned
          income..............................    2,696       (781)      (552)       687      (563)
     Other changes, net.......................      (34)       (48)      (593)      (526)      302
                                                -------   --------   --------   --------   -------
Net cash (used) provided by continuing
  operations..................................   (1,018)       590     23,186     20,507     7,423
                                                -------   --------   --------   --------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures........................   (1,128)      (759)    (5,450)    (4,822)   (4,989)
  Net assets of businesses acquired, net of
     cash.....................................       --    (14,040)   (48,733)      (900)       --
  Proceeds from sale of publications..........       --         --        991      1,000        --
                                                -------   --------   --------   --------   -------
Net cash used by investing activities.........   (1,128)   (14,799)   (53,192)    (4,722)   (4,989)
                                                -------   --------   --------   --------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in notes payable...................      114     14,000     48,342         --        --
  Repayments of notes payable.................       --         --    (14,000)        --        --
  Dividends to parent company.................       --         --     (4,412)   (22,567)   (1,278)
  Advances from (to) parent company...........    1,345        (84)       924      6,679      (419)
                                                -------   --------   --------   --------   -------
Net cash provided (used) by financing
  activities..................................    1,459     13,916     30,854    (15,888)   (1,697)
                                                -------   --------   --------   --------   -------
NET (DECREASE) INCREASE IN CASH...............     (687)      (293)       848       (103)      737
CASH AT BEGINNING OF PERIOD...................    2,419      1,571      1,571      1,674       937
                                                -------   --------   --------   --------   -------
CASH AT END OF PERIOD.........................  $ 1,732   $  1,278   $  2,419   $  1,571   $ 1,674
                                                =======   ========   ========   ========   =======
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Interest paid...............................                       $    841   $     35   $    35
  Income taxes paid...........................                       $ 10,759   $  8,823   $ 6,033

     See Summary of Accounting Policies and Notes to Consolidated Financial
                                  Statements.

                               PENTON MEDIA, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                                                          THREE MONTHS ENDED MARCH 31, 1998 AND
                                                      YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                      ---------------------------------------------
                                                                             CAPITAL IN
                                                         COMMON STOCK        EXCESS OF
                                                      -------------------       PAR        RETAINED
                                                      SHARES    PAR VALUE      VALUE       EARNINGS
                                                      ------    ---------    ----------    --------
                                                            (SHARES AND DOLLARS IN THOUSANDS)
BALANCE -- DECEMBER 31, 1994......................    21,200      $212        $29,630      $33,621
  Net income......................................                                           8,577
  Dividends.......................................                                          (1,278)
                                                      ------      ----        -------      -------
BALANCE -- DECEMBER 31, 1995......................    21,200       212         29,630       40,920
                                                      ------      ----        -------      -------
  Net income......................................                                          10,956
  Dividends.......................................                                         (22,567)
                                                      ------      ----        -------      -------
BALANCE -- DECEMBER 31, 1996......................    21,200       212         29,630       29,309
                                                      ------      ----        -------      -------
  Net income......................................                                          14,874
  Dividends.......................................                                          (4,412)
                                                      ------      ----        -------      -------
BALANCE -- DECEMBER 31, 1997......................    21,200       212         29,630       39,771
                                                      ------      ----        -------      -------
  Net income (unaudited)                                                                     2,340
                                                      ------      ----        -------      -------
BALANCE -- MARCH 31, 1998 (UNAUDITED).............    21,200      $212        $29,630      $42,111
                                                      ======      ====        =======      =======

     See Summary of Accounting Policies and Notes to Consolidated Financial
                                  Statements.

                         SUMMARY OF ACCOUNTING POLICIES

                 (Dollars in thousands, except per share data)

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Penton Media, Inc. (formerly known as Penton Publishing, Inc.) and its subsidiaries ("Penton" or the "Company"). The Company, a wholly owned subsidiary of Pittway Corporation ("Pittway" or "Parent Company"), produces national business magazines and related products, trade shows and conferences domestically and in the United Kingdom, and direct mail marketing programs. The common stock of the Company is expected to be distributed by Pittway to its stockholders ("Stock Distribution") in connection with the pending acquisition described in Note 1.

     The accompanying financial statements for 1995 reflect two former subsidiaries, Pittway Real Estate, Inc. ("PREI"), a real estate development company, and Penton Learning Systems, Inc. ("PLS"), a seminar business, as discontinued operations. The stock of PREI was distributed to Pittway in November 1995. The stock of PLS was sold to its 49% minority shareholders in July 1995 at book value.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted.

     In the opinion of management, the interim consolidated financial statements reflect all adjustments necessary for a fair presentation of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

INVENTORIES

     Inventories are stated at the lower of cost or market. Costs included in inventories are raw materials, direct labor and manufacturing overhead. Cost of substantially all of the paper and ink stock is determined by using the last-in, first-out (LIFO) method, while the remaining inventories are valued primarily using the average cost method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost and are depreciated over the estimated useful lives of the assets using the straight-line method for financial reporting purposes. The useful lives are 3 to 15 years for machinery and equipment and up to 40 years for buildings. Leasehold improvements are amortized over the shorter of the lease term or the remaining useful life of the related assets. Maintenance and repairs are charged to expense as incurred; renewals and improvements which extend the life of the asset are capitalized. Depreciation expense amounted to $5,288, $5,023 and $4,748 in 1997, 1996 and 1995, respectively.

INTANGIBLE ASSETS

     Goodwill and other intangible assets, which primarily consist of exhibitor lists, customer mailing lists, trademarks and trade names, are capitalized and amortized over their estimated useful lives of up to 40 years. The carrying value of goodwill and other intangible assets is periodically reviewed by the Company and impairment is recognized when the projected, undiscounted net pretax cashflows derived from such intangible assets are less than their carrying value.

                         SUMMARY OF ACCOUNTING POLICIES

                 (Dollars in thousands, except per share data)

STOCKHOLDER'S EQUITY

     Pursuant to the Combination Agreement (See Note 1), the Company amended its Certificate of Incorporation on June 4, 1998, to authorize capital stock consisting of 60 million shares of Common Stock, par value $.01 per share, and 2 million shares of Preferred Stock, par value $.01 per share. Immediately thereafter, the Company issued 21,200,000 shares of Common Stock in replacement of the 100 shares of $1 par value stock previously outstanding. An amount of $212 has been transferred from Capital in excess of par value to Common Stock. The financial statements and related notes have been restated to reflect this recapitalization retroactively.

REVENUE RECOGNITION

     Advertising revenues from the Company's trade magazines are recognized in the month the publications are mailed. Revenues from trade shows and conferences are recognized in the month the events are held. Licensing revenues are recognized on a straight-line basis over the term of the license agreement.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion costs are primarily expensed as incurred. These costs amounted to $8,420, $9,330 and $9,954 in 1997, 1996 and 1995,
respectively.

INCOME TAXES

     For 1997 and in prior years, the results of the Company were included in Pittway's consolidated U.S. federal income tax returns. The provision for income taxes included in the consolidated statements of income represents an allocated share of Pittway's tax expense. The allocated share approximates the tax expense that would have been incurred on a separate return basis. The liability for income taxes currently payable is recorded by Pittway. Deferred income tax assets and liabilities are recorded by the Company at the current statutory tax rate.

     Pursuant to the Combination Agreement, the Company is required to indemnify Pittway for any additional federal, state, local and foreign income tax liabilities with respect to all periods prior to and including the date of the Stock Distribution. All consolidated federal income tax returns of Pittway have been audited by the Internal Revenue Service through 1992.

TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of the Company's foreign operations acquired in December 1997 is the local currency. Accordingly, assets and liabilities of foreign operations are translated to U.S. dollars at the rates of exchange on the balance sheet date; income and expense are translated at the average rates of exchange prevailing during the year. There were no transaction gains or losses in 1997.

NET INCOME PER SHARE

     Net income per share reflects net income divided by the historical number of shares outstanding, as restated.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (Dollars in thousands, except per share data)

NOTE 1 -- PENDING ACQUISITION AND SPIN-OFF FROM PITTWAY

     The Company has entered into an agreement (the "Combination Agreement") to acquire Donohue Meehan Publishing Company ("DM Publishing") for $7 million in cash, 6.767% of the Company's stock to be outstanding immediately after the acquisition and up to an additional $4 million in cash based on DM Publishing's pre-tax income for the years 1998 and 1999. The Company also has agreed to make a contingent cash payment to the extent, if any, that the shares issued in the acquisition have an average aggregate market value of less than $29 million during either of two 30-day periods in the year 2000. The contingent payment is subject to certain limitations as to any of such shares sold prior to the payment. A portion of the contingent payment may be made with Common Stock rather than cash under certain conditions.

     Pittway intends to distribute 100% of the Company's Common Stock on a share for share basis to holders of Pittway stock. The distribution to Pittway stockholders is contingent upon the closing immediately thereafter of the aforementioned acquisition by Penton of DM Publishing.

NOTE 2 -- RELATIONSHIP AND TRANSACTIONS WITH PITTWAY

     The Combination Agreement provides for Pittway to assist Penton in preparing its tax returns for 1998 and to assist in other tax matters for fees to be negotiated.

     Included in the consolidated statement of income is an allocation of corporate expenses related to services provided for the Company by Pittway. This allocation was based on an estimate of the incremental corporate expenses related to the Company's operations for the periods presented and, in the opinion of management, has been made on a reasonable basis. However, the allocation is not necessarily indicative of the level of expenses which might have been incurred had the Company been a separate company. The aggregate allocated costs totaled $386, $314 and $310 for the years ended 1997, 1996 and 1995, respectively. The Company's employees also participate in Pittway's pension plan (see Note 9). Certain of the Company's employees participate in Pittway's 1990 Stock Awards Plan, for which Pittway has allocated costs to the Company totaling $1,041, $1,122 and $1,456 in 1997, 1996 and 1995, respectively.

     Other transactions between the Company and Pittway, consisting principally of taxes and other reimbursable expenses paid by Pittway, have been reflected in the historical financial statements as though on a stand-alone basis, except that no interest income or expense has been allocated on intercompany balances.

     Pittway utilizes a centralized cash management system. Under this system, cash generated by Penton in excess of its cash requirements (including cash requirements for Penton's income taxes and other reimbursable expenses paid by Pittway) is transferred to Pittway and reflected as "Due from parent company" in the balance sheet. This account is reduced by dividends declared by the Company. As provided in the DM Publishing Combination Agreement, cash totaling the aggregate amount of outstanding checks and trade show deposits, net of deferred costs incurred with respect to trade shows, will be retained by Penton with any excess cash distributed to Pittway. If cash balances are less than this amount, Pittway will remit the difference to Penton. A final dividend will be declared to Pittway to settle the "Due from parent company" account.

NOTE 3 -- ACQUISITIONS AND DISPOSITIONS

     During 1997, the Company acquired one foreign and two domestic trade show companies for $45,602 cash and $2,476 of notes payable to the sellers. The acquisitions also include future contingent payments up to $13,542 tied to future earnings of the acquired companies through the year 2000, of which $655 was earned in 1997. The excess of the aggregate purchase price over the fair market value of net assets acquired of $46,531, excluding $4,218 of other intangibles amortizable over 15 years, is being amortized over 40 years. In 1997 the Company also sold one publication for $991 cash, and the assumption of certain liabilities.

     During 1995, the Company sold a publication for $1,000 cash, received in January 1996, and the assumption of $1,339 of deferred subscription revenues.

     All the aforementioned acquisitions were accounted for as purchase transactions. These operations have been included in the consolidated financial statements from their respective dates of acquisition or to the dates of disposition.

     The following unaudited pro forma information presents the combined results of operations of the Company and the acquired businesses, as if the acquisitions had occurred at the beginning of each of the years ended 1997 and 1996 and the quarterly period ended March 31, 1997, respectively: Net sales -- $220,936, $208,191 and $49,652; net income -$15,183, $11,317 and $1,894. The pro forma amounts give effect to certain adjustments, including the amortization of intangibles, foreign currency translation, increased interest expense and income tax effects. This pro forma information does not necessarily reflect the results of operations as they would have been if the businesses had constituted a single entity during such periods and is not necessarily indicative of results which may be obtained in the future.

NOTE 4 -- GAIN ON INSURANCE SETTLEMENT

     In 1995 the Company recorded a $1,431 pretax gain in connection with an insurance settlement resulting from a municipal water main which broke in January of 1995 and flooded a substantial portion of the Company's Cleveland headquarters. The gain primarily results from replacement of equipment at current market value in excess of net book value of damaged assets. The total proceeds from the insurance settlement, which included reimbursement for other expenses incurred, were received over a two-year period.

NOTE 5 -- INVENTORIES

     The LIFO reserve balances of $613, $462 and $368 at March 31,1998 (unaudited) and December 31, 1997 and 1996, respectively, represent the excess of current replacement cost over the LIFO value of inventory which consists principally of raw materials.

NOTE 6 -- NOTES PAYABLE

     The Company's short-term notes payable at December 31, 1997 include $29,170 of foreign indebtedness, denominated in British pounds and bearing interest at 8.1%, and $5,000 of domestic indebtedness at 6%. Pittway has guaranteed $26,694 of the foreign debt, which the Company is required to refinance without the guarantee prior to the Stock Distribution. The foreign debt includes $2,476 due in December 1998 which the holder may convert into Common Stock at fair market value. The domestic note is an allocated portion of Pittway's notes payable representing cash required for an acquisition completed in December 1997. There are no compensating balance or commitment fee requirements associated with these short-term borrowings.

NOTE 7 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of accounts and notes receivable, accounts payable, accrued expenses and notes payable approximates fair value because of the short maturity of these instruments.

NOTE 8 -- INCOME TAXES

     The provision for income taxes consists of:

                                                       1997          1996          1995
                                                      -------       -------       -------
Current -
  Federal...........................................  $ 8,124       $ 5,541       $ 4,795
  State and local...................................    1,630         1,192           907
                                                      -------       -------       -------
                                                        9,754         6,733         5,702
                                                      -------       -------       -------
Deferred -
  Federal...........................................      851           711           672
  State and local...................................       98            82            77
  Foreign...........................................      (71)           --            --
                                                      -------       -------       -------
                                                          878           793           749
                                                      -------       -------       -------
                                                      $10,632       $ 7,526       $ 6,451
                                                      =======       =======       =======

     The difference between the actual income tax provision and the tax provision computed by applying the statutory federal income tax rate of 35% to income before income taxes is as follows:

                                                       1997          1996          1995
                                                      -------       -------       -------
Income tax at statutory rate........................  $ 8,927       $ 6,469       $ 5,277
Tax effect of -
  State income taxes, net of federal benefit........    1,123           818           649
  Nondeductible expenses............................      582           513           525
  Other items, net..................................       --          (274)           --
                                                      -------       -------       -------
Actual income tax provision.........................  $10,632       $ 7,526       $ 6,451
                                                      =======       =======       =======
Effective income tax rate...........................    41.7%         40.7%         42.8%
                                                      =======       =======       =======

     The components of deferred tax assets and liabilities at December 31, 1997 and 1996 are comprised of the following:

                                                          1997          1996
                                                         -------       -------
Deferred tax assets -
  Deferred pension credits.............................  $ 7,651       $ 8,231
  Accrued vacation.....................................    1,159         1,025
  Bad debts............................................      805           808
  Deferred compensation................................       --           311
  Other................................................    1,107         1,128
                                                         -------       -------
     Total deferred tax assets.........................   10,722        11,503
                                                         -------       -------
Deferred tax liabilities -
  Depreciation.........................................   (3,640)       (3,793)
  Other................................................     (164)           --
                                                         -------       -------
     Total deferred tax liabilities....................   (3,804)       (3,793)
                                                         -------       -------
Net deferred tax asset.................................  $ 6,918       $ 7,710
                                                         =======       =======

     These balances are allocated between "Current assets" and "Other assets" in the accompanying balance sheet.

NOTE 9 -- RETIREMENT PLAN

     The Company participates in Pittway's noncontributory salaried retirement plan (the "Plan") covering substantially all current and former domestic employees. Benefits are based on years of service and annual compensation as defined by the Plan. Prior to 1995, Pittway allocated net pension plan income credits to the Company based upon the assets of a previously separate Company plan, which was merged into the Pittway plan in 1991. At the time the plans were merged, the amount of the Company's plan assets exceeded its projected benefit obligation and, by 1995, such excess ("Funding Excess") had increased and had become substantially disproportionate to the Funding Excess for the remainder of the Pittway plan. As a result, for the years 1995 through 1997 Pittway limited the allocation of net pension income credits to the Company to $1,500 per year.

     As provided in the Combination Agreement, Pittway has agreed to transfer $45,000 of its plan assets ("Allocated Assets"), including approximately $10,461 of Funding Excess, as of December 31, 1997 to a new plan to be adopted by the Company after the Stock Distribution. From December 31, 1997 to the actual transfer date, the Allocated Assets will be increased or decreased by a pro rata share of the return on Pittway plan assets and decreased by the amount of benefit payments made to retired Company employees. The amount of Allocated Assets was determined by Pittway as the estimated proportion of total Pittway plan assets that would result in the elimination of the Funding Excess for the Company in the same future year as such elimination for the remainder of the Pittway plan based on historical rates of service cost increases and return on plan assets.

     The "Net deferred pension credits" in the Consolidated Balance Sheet at December 31, 1997 include deferred investment gains of $29,500 which Pittway allocated to the Company on a basis consistent with the above-mentioned limitation on previous net pension plan income credits.

     The components of net pension income for the Company's portion of the Plan consist of:

                                                       1997          1996          1995
                                                      -------       -------       -------
Service cost........................................  $ 1,767       $ 1,672       $ 1,588
Interest cost.......................................    2,226         2,173         2,110
Amortization of unrecognized transition asset.......     (841)         (841)         (841)
Amortization of prior service cost..................      357           357           357
Recognized net investment earnings and actuarial
  gains.............................................   (5,009)       (4,861)       (4,714)
                                                      -------       -------       -------
Net pension income..................................  $(1,500)      $(1,500)      $(1,500)
                                                      =======       =======       =======

     The reconciliation of the funded status of the Company's portion of the Plan follows:

                                                         1997           1996
                                                       --------       --------
Change in Benefit Obligation -
  Projected benefit obligation at January 1..........  $ 32,150       $ 31,460
  Service cost.......................................     1,767          1,672
  Interest cost......................................     2,226          2,173
  Actuarial loss.....................................       669          1,115
  Benefits paid......................................    (2,273)        (4,270)
                                                       --------       --------
  Projected benefit obligation at December 31........  $ 34,539       $ 32,150
                                                       ========       ========
Fair value of Allocated Assets at December 31........  $ 45,000       $ 40,762
                                                       ========       ========
Funded Status of the Company's portion of the Plan -
  Funding Excess.....................................  $ 10,461       $  8,612
  Unrecognized net gain..............................   (29,500)       (28,667)
  Unrecognized prior service cost....................     1,969          2,326
  Unamortized transition net asset...................    (2,522)        (3,363)
                                                       --------       --------
  Net deferred pension credits.......................  $(19,592)      $(21,092)
                                                       ========       ========
Assumptions as of December 31 -
  Discount rate......................................         7%             7%
  Expected return on plan assets.....................         7%             7%
  Rate of compensation increase......................         5%             5%

NOTE 10 -- LEASE COMMITMENTS

     The Company leases certain office space and equipment under noncancelable operating leases expiring at various dates through the year 2003. Some of the leases contain renewal options and certain equipment leases include options to purchase during or at the end of the lease term. Minimum annual rental commitments under all noncancelable leases for the next five years beginning with 1998 are $6,994, $6,532, $5,865, $580, $381 and an aggregate of $105 thereafter. Total rent expense (including taxes, insurance and maintenance when included in the rent) amounted to $6,575, $6,329 and $6,644 in 1997, 1996 and 1995, respectively.

NOTE 11 -- CONTINGENCIES

     The Company in the normal course of business is subject to a number of lawsuits and claims, both actual and potential in nature. While management believes that resolution of existing claims and lawsuits will not have a material adverse effect on the Company's financial statements, management is unable to estimate the magnitude of financial impact of claims and lawsuits which may be filed in the future.

NOTE 12 -- SEGMENT INFORMATION

     The Company has three reportable segments: media services, printing and direct-mail marketing. The segments are based on the Company's internal organization and are managed separately due to inherent differences in the nature of these business. Within the media services segment, operating segments serving differing industries were combined due to the similarity of their economic characteristics and other factors.

     The media services segment serves specific industries and broad markets with integrated product offerings including trade magazines, trade shows and conferences, directories, name lists and a variety of other products and services. Revenues of this segment are generated primarily from magazine advertising. The printing segment prints magazines, catalogs, brochures and direct-mail pieces for the media services segment and outside commercial customers. The direct-mail marketing segment serves primarily the pharmaceutical and business services markets with the ability to design, produce, print and mail direct mail-marketing campaigns.

     Inter-segment revenues are made at approximate arm's-length prices. The Company evaluates performance based on operating income. Segment assets are those assets that are specifically identified with the reportable segments in which operations are conducted. Non-current assets at December 31, 1997 include $29,968 identified with operations in the United Kingdom, substantially all of which are intangible assets, with the remaining assets identified with domestic operations. Non-current assets at December 31, 1996 and 1995 are domestic. Export sales were not material and no single customer accounted for ten percent of sales.

                                                  (UNAUDITED)
                                              THREE MONTHS ENDED
                                                   MARCH 31,            YEAR ENDED DECEMBER 31,
                                              -------------------    ------------------------------
                                                1998       1997        1997       1996       1995
                                              --------   --------    --------   --------   --------
Total segment revenues:
  Media Services............................  $46,630    $43,582     $181,109   $166,631   $158,314
  Printing..................................    9,694      9,183       39,092     37,933     36,637
  Direct-Mail Marketing.....................    2,866      2,667       13,370     13,173     12,668
                                              -------    -------     --------   --------   --------
                                               59,190     55,432      233,571    217,737    207,619
Less Inter-segment revenues:
  Printing..................................    6,705      6,751       28,566     29,064     27,719
  Direct-Mail Marketing.....................       --         15           74        116         --
                                              -------    -------     --------   --------   --------
                                              $52,485    $48,666     $204,931   $188,557   $179,900
                                              =======    =======     ========   ========   ========
Operating Income:
  Media Services............................  $ 4,495    $ 4,829     $ 24,854   $ 17,681   $  9,428
  Printing..................................      416        292        1,534      1,270      1,512
  Direct-Mail Marketing.....................     (246)      (264)      (1,091)      (452)     1,007
                                              -------    -------     --------   --------   --------
                                              $ 4,665    $ 4,857     $ 25,297   $ 18,499   $ 11,947
                                              =======    =======     ========   ========   ========
Depreciation and Amortization:
  Media Services............................                         $  3,903   $  3,335   $  3,302
  Printing..................................                            2,229      2,145      2,085
  Direct-Mail Marketing.....................                              419        431        385
                                                                     --------   --------   --------
                                                                     $  6,551   $  5,911   $  5,772
                                                                     ========   ========   ========
Total assets:
  Media Services............................                         $130,123   $ 79,652   $ 87,871
  Printing..................................                           17,823     18,681     19,735
  Direct-Mail Marketing.....................                            8,480     10,466      8,888
                                                                     --------   --------   --------
                                                                     $156,426   $108,799   $116,494
                                                                     ========   ========   ========
Capital expenditures:
  Media Services............................                         $  3,741   $  3,339   $  2,986
  Printing..................................                            1,406        948        876
  Direct-Mail Marketing.....................                              303        535      1,127
                                                                     --------   --------   --------
                                                                     $  5,450   $  4,822   $  4,989
                                                                     ========   ========   ========

NOTE 13 -- QUARTERLY RESULTS (UNAUDITED)

     Quarterly results of operations for the years ended December 31, 1997 and 1996 are shown below:

                                                       1997 QUARTERS
                                          ----------------------------------------     TOTAL
                                           FIRST     SECOND      THIRD     FOURTH     FOR YEAR
                                          -------    -------    -------    -------    --------
Revenues..............................    $48,666    $54,054    $50,729    $51,482    $204,931
Operating Income......................      4,857      8,545      5,708      6,187      25,297
Net Income............................      2,718      4,875      3,218      4,063(a)   14,874
Basic and diluted net income per
  share...............................        .13        .23        .15        .19         .70

                                                       1996 QUARTERS
                                          ----------------------------------------     TOTAL
                                           FIRST     SECOND      THIRD     FOURTH     FOR YEAR
                                          -------    -------    -------    -------    --------
Revenues..............................    $45,233    $48,382    $46,437    $48,505    $188,557
Operating Income......................      3,256      6,022      3,508      5,713      18,499
Net Income............................      1,928      3,568      2,075      3,385      10,956
Basic and diluted net income per
  share...............................        .09        .17        .10        .16         .52

(a) Includes $634 after-tax gain, or $.03 per share (basic and diluted), on sale of a magazine.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Donohue Meehan Publishing Company

In our opinion, the accompanying balance sheet and the related statements of income and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Donohue Meehan Publishing Company at December 31, 1997, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP
Cleveland, Ohio
April 3, 1998, except for Note 7 which
is dated as of May 21, 1998

                       DONOHUE MEEHAN PUBLISHING COMPANY

                  STATEMENTS OF INCOME AND ACCUMULATED DEFICIT

                                                               THREE MONTHS
                                                                  ENDED
                                                              MARCH 31, 1998       YEAR ENDED
                                                               (UNAUDITED)      DECEMBER 31, 1997
                                                              --------------    -----------------
                                                                    (DOLLARS IN THOUSANDS)
REVENUES....................................................      $2,104             $ 9,358
                                                                  ------             -------
OPERATING EXPENSES:
  Editorial, production and circulation.....................         666               2,826
  Selling...................................................         455               2,146
  General and administrative................................         158                 748
  Depreciation..............................................          17                  75
                                                                  ------             -------
                                                                   1,296               5,795
                                                                  ------             -------
Operating income............................................         808               3,563
OTHER INCOME (EXPENSE):
  Interest expense..........................................          (5)                (21)
  Interest income...........................................          10                  75
                                                                  ------             -------
                                                                       5                  54
                                                                  ------             -------
Income before taxes.........................................         813               3,617
Provision for state income taxes (Note 1)...................          --                  36
                                                                  ------             -------
NET INCOME..................................................         813               3,581
Shareholder distributions...................................          --              (3,617)
Accumulated deficit at beginning of period..................      (1,318)             (1,282)
                                                                  ------             -------
Accumulated deficit at end of period........................      ($ 505)            ($1,318)
                                                                  ======             =======

   The accompanying notes are an integral part of these financial statements.

                       DONOHUE MEEHAN PUBLISHING COMPANY

                                 BALANCE SHEET

                                                               MARCH 31,
                                                                 1998       DECEMBER 31
                                                              (UNAUDITED)       1997
                                                              -----------   ------------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash......................................................    $1,147        $    19
  Accounts receivable, less allowance for doubtful accounts
     of $113 in 1998 and 1997...............................     1,360          1,898
  Prepaid expenses..........................................        77             46
                                                                ------        -------
                                                                 2,584          1,963
PROPERTY, PLANT AND EQUIPMENT:
  Furniture and equipment...................................       404            404
  Automobiles...............................................       131            131
  Accumulated depreciation..................................      (329)          (312)
                                                                ------        -------
                                                                   206            223
                                                                ------        -------
Other assets................................................         2              2
                                                                ------        -------
                                                                $2,792        $ 2,188
                                                                ======        =======
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $   28        $    92
  Accrued expenses..........................................        50             54
  Lease obligations, current portion........................        90             90
  Retirement plan payable...................................        68            194
  Deferred income tax.......................................        23             23
                                                                ------        -------
                                                                   259            453
                                                                ------        -------
LONG-TERM LIABILITIES
  Lease obligations.........................................       101            116
  Deferred compensation.....................................     2,877          2,877
                                                                ------        -------
                                                                 2,978          2,993
                                                                ------        -------
                                                                 3,237          3,446
                                                                ------        -------
SHAREHOLDER'S EQUITY (DEFICIT):
  Common stock -- 700 shares Series A issued and
     outstanding, no par value..............................        60             60
  Accumulated deficit.......................................      (505)        (1,318)
                                                                ------        -------
                                                                  (445)        (1,258)
                                                                ------        -------
                                                                $2,792        $ 2,188
                                                                ======        =======

   The accompanying notes are an integral part of these financial statements.

                       DONOHUE MEEHAN PUBLISHING COMPANY

                            STATEMENT OF CASH FLOWS

                                                              THREE MONTHS
                                                                 ENDED        YEAR ENDED
                                                               MARCH 31,     DECEMBER 31,
                                                                  1998           1997
                                                              (UNAUDITED)-   ------------
                                                                (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................     $  813        $ 3,581
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................         17             75
     Deferred income tax provision..........................         --              2
     Deferred compensation..................................         --             81
  Changes in assets and liabilities:
     Decrease (increase) in accounts receivable.............        538           (182)
     (Increase) decrease in prepaid expenses................        (31)            11
     (Decrease) increase in accounts payable................        (64)            11
     (Decrease) increase in accrued expenses................         (4)             8
     (Decrease) increase in retirement plan payable.........       (126)            30
                                                                 ------        -------
  Net cash provided by operating activities.................      1,143          3,617
CASH FLOWS FROM FINANCING ACTIVITIES:
  Lease payments............................................        (15)           (58)
  Distributions made to shareholders........................         --         (3,617)
                                                                 ------        -------
  Net cash used by financing activities.....................        (15)        (3,675)
                                                                 ------        -------
NET INCREASE (DECREASE) IN CASH.............................      1,128            (58)
CASH AT BEGINNING OF YEAR...................................         19             77
                                                                 ------        -------
CASH AT END OF YEAR.........................................     $1,147        $    19
                                                                 ======        =======
Supplemental cash flow information:
  State income taxes paid...................................     $   --        $    34
                                                                 ======        =======
  Interest..................................................     $    5        $    20
                                                                 ======        =======

   The accompanying notes are an integral part of these financial statements.

                       DONOHUE MEEHAN PUBLISHING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)
NOTE 1 -- NATURE OF BUSINESS:

     Donohue Meehan Publishing Company ("the Company") is a publisher of magazines in the retail baking market (Modern Baking and Baking Management) and in the convenience store industry (Convenience Store). The Company's principal revenues are derived from magazine advertising. The Company has offices located in Chicago, Illinois and Philadelphia, Pennsylvania.

     The Company was incorporated on January 5, 1987 and elected "S" Corporation tax status. Accordingly, the Company is not liable for federal income taxes. The state of Illinois imposes a replacement income tax on "S" Corporations. The state of Pennsylvania accepts the "S" Corporation status for corporations and does not impose a corporate income tax, however, Pennsylvania does impose a Capital Stock Foreign Franchise Tax.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates by management regarding the reported amounts of assets and liabilities as well as the revenues and expenses recognized during the reporting period. Actual results could differ from these estimates.

CASH

     The Company considers all short-term securities purchased with an original maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

     Revenues from advertising are recognized as earned during the period when the corresponding issue containing the advertisements is mailed.

PLANT PROPERTY AND EQUIPMENT

     Furniture and equipment are recorded at cost and are depreciated over the estimated useful lives of the assets principally using accelerated methods. Leased property meeting certain criteria is capitalized and the present value of the related lease payment is recorded as a liability. Depreciation for these assets is computed over the lease term using the straight-line method. Lease terms are 3 years for equipment and 5 years for automobiles.

STATE INCOME TAXES

     The company records state income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." This standard requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

     The state income tax provision consisted of the following:

Current.....................................................  $34
Deferred....................................................    2
                                                              ---
                                                              $36
                                                              ===

     The year-end deferred income tax liability consists of the difference between accrual basis profits and cash basis profits recorded at the effective state income tax rate.

NOTE 3 -- RETIREMENT PLAN:

     In 1988 the company established a profit sharing plan for its eligible employees in order to provide for their future retirement. The amount of the Company's contribution to the Plan is determined annually by the Company's Board of Directors.

     The Board of Directors declared a $194 plan contribution for 1997 to be paid in 1998. This amount has been recorded as a liability at December 31, 1997.

NOTE 4 -- RELATED PARTY TRANSACTIONS:

     The Company leases various computers, automobiles and office equipment under capital leases from Donohue-Meehan Equipment Leasing, an Illinois partnership under common ownership with the Company.

     Capitalized leases at December 31, 1997, consisted of computers and office equipment ($185) and automobiles ($131).

     During 1997, $78 was paid pursuant to these leases. Additionally, the Company acquired in non-cash transactions, $173 of assets by capital lease in 1997. Future minimum annual lease payments under capital leases are as follows:

1998........................................................  $ 90
1999........................................................    74
2000........................................................    50
2001........................................................    37
2002........................................................    20
                                                              ----
                                                               271
Less interest expense.......................................    65
                                                              ----
Present value of minimum lease payments.....................  $206
                                                              ====

NOTE 5 -- OPERATING LEASES:

     Future minimum annual rental payments under the noncancelable operating leases for office facilities are as follows: 1998 -- $66; 1999 -- $67;
2000 -- $67; and 2001 -- $25.

NOTE 6 -- DEFERRED COMPENSATION:

     The Company has entered into certain agreements with key employees in which the Company is obligated to pay the employees a specified amount upon death or disability of the employer or upon sale of the Company. The compensation is based on specified percentages as set forth in each employee's deferred compensation agreement applied against the fair market value of the Company and results in a charge to results of operations of $81 in 1997.

NOTE 7 -- SUBSEQUENT EVENT:

     On May 21, 1998, the Company and its shareholders entered into an Agreement whereby, upon the spin-off of Penton Media, Inc. ("Penton") (formerly Penton Publishing, Inc.) from Pittway Corporation, the Company will be merged into a wholly-owned subsidiary of Penton.

     Upon completion of the merger, the Company's shareholders will receive (i) common stock of Penton immediately following the spin-off from Pittway and the merger, (ii) cash, (iii) the right to receive additional cash if certain profitability levels are achieved during 1998 and/or 1999, and (iv) the right to receive additional cash (or, in certain circumstances, additional common stock of Penton) if the market price of Penton's common stock during either of two reference periods in the year 2000 is less than a specified amount.

                        INDEPENDENT EXHIBITIONS LIMITED

                               DIRECTOR'S REPORT

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

     The directors present their report together with the financial statements for the twelve months ended 30 November 1997.

PRINCIPAL ACTIVITY

     The principal activity of the company continues to be the organisation of exhibitions and conferences.

BUSINESS REVIEW AND FUTURE DEVELOPMENTS

     The business of the company has continued to develop in the light of prevailing trading conditions and the position at 30 November 1997 is reflected in the company's financial statements for the twelve months then ended. The present intention is to continue the existing development of the company.

     In December 1997, the company's entire issued share capital was acquired by Penton Media Limited. Penton Media Limited has confirmed that it will provide such financial support as is necessary to allow the company to trade and to meet its liabilities as they fall due.

RESULTS

     The results for the twelve month period are set out in the Profit and Loss Account on page F-26. The director recommends the payment of a dividend of L117,531.

DIRECTORS AND THEIR INTEREST IN THE COMPANY

     The director who served during the period was RJ Findlay. The director has an interest in the share capital of the company at the beginning and end of the period, through his interest in the shares of Findlay Publications Holdings Limited. His interest in that company's share capital is disclosed in its financial statements.

     RJ Findlay resigned as a director of the company on 12 December 1997.

     The following were appointed Directors of the company on 12 December 1997.

DJ Ramella
TL Kemp
PL Vice
A Dedman

By Order of the Board

/s/ J. Wood
Company Secretary

                        INDEPENDENT EXHIBITIONS LIMITED

                    STATEMENT OF DIRECTOR'S RESPONSIBILITIES

     It is the purpose of this statement to distinguish the directors' responsibilities for the financial statements from those of the auditors, as stated in their report.

     The directors have prepared financial statements which give a true and fair view of the company's state of affairs at 30 November 1997 and of its profit or loss for the twelve month period. In preparing those financial statements the directors have been required to:

     - select suitable accounting policies and then apply them consistently;

     - make judgements and estimates that are reasonable and prudent;

     - state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

     - prepare the financial statements on the going concern basis unless it is inappropriate to assume that the company will continue in business.

     The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company. The directors are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud or other irregularities.

                             REPORT OF THE AUDITORS

TO THE DIRECTORS OF
INDEPENDENT EXHIBITIONS LIMITED

     We have audited the financial statements for the twelve months ended 30 November 1997 on pages F-26 to F-32 which have been prepared under the accounting policies set out on page F-28.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     As described on page F-24 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the director in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of the information in the financial statements.

UNQUALIFIED OPINION

     In our opinion, the financial statements give a true and fair view of the state of the company's affairs at 30 November 1997 and of its profit for the twelve months then ended.

                                                     /s/ Horwath Clark Whitehill
                                                           Chartered Accountants
                                                         and Registered Auditors

June 10, 1998
London, England

                        INDEPENDENT EXHIBITIONS LIMITED

                            PROFIT AND LOSS ACCOUNT

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

                                                                           1997
                                                              NOTES          L
                                                              -----      ---------
TURNOVER....................................................    1(ii)    2,607,480
Cost of Sales...............................................             1,076,330
                                                                         ---------
GROSS PROFIT................................................             1,531,150
Administrative expenses.....................................             1,497,617
                                                                         ---------
OPERATING PROFIT............................................                33,533
Interest receivable and similar income......................                26,869
                                                                         ---------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...............    2           60,402
Tax on profit on ordinary activities........................    4           15,517
                                                                         ---------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION................                44,885
Dividends...................................................              (117,531)
                                                                         ---------
RETAINED LOSS FOR THE PERIOD................................               (72,646)
Profit and loss account brought forward.....................                18,014
                                                                         ---------
PROFIT AND LOSS ACCOUNT CARRIED FORWARD.....................               (54,632)
                                                                         =========

     The profit and loss account contains all the gains and losses recognised in the twelve months and is the only movement in shareholders' funds.

 The notes to the financial statements form part of these financial statements.

                        INDEPENDENT EXHIBITIONS LIMITED

                                 BALANCE SHEET

                                30 NOVEMBER 1997

                                                                                   1997
                                                              NOTES       L          L
                                                              -----   ---------   -------
FIXED ASSETS
Tangible assets.............................................    5                  44,628
CURRENT ASSETS
Debtors.....................................................    6     1,242,951
Cash at bank................................................          2,056,046
                                                                      ---------
                                                                      3,298,997
CREDITORS: amounts falling due within one year..............    7     3,361,454
                                                                      ---------
NET CURRENT LIABILITIES.....................................                      (62,457)
                                                                                  -------
TOTAL ASSETS LESS CURRENT LIABILITIES.......................                      (17,829)
PROVISIONS FOR LIABILITIES AND CHARGES......................    8                  34,363
                                                                                  -------
NET LIABILITIES.............................................                      (52,192)
                                                                                  =======
FINANCED BY:
CAPITAL AND RESERVES
Called up share capital.....................................    9                     105
Share premium...............................................                        2,335
Profit and loss account.....................................                      (54,632)
                                                                                  -------
SHAREHOLDERS' DEFICIT.......................................                      (52,192)
                                                                                  -------

Approved by the Board on
June 10, 1998
and signed on its behalf:

/s/ A. Dedman -- Director

 The notes to the financial statements form part of these financial statements.

                        INDEPENDENT EXHIBITIONS LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

1. ACCOUNTING POLICIES

     (i) BASIS OF ACCOUNTING

        The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

     (ii) TURNOVER

        Turnover represents the invoiced value of services supplied and is stated net of value added tax. The turnover is attributable to the principal activity of the company of organising exhibitions and conferences.

     (iii)DEFERRED TAXATION

        Deferred taxation is accounted for using the liability method on all material timing differences to the extent that it is probable that liabilities or assets will crystallise.

     (iv) FIXED ASSETS AND DEPRECIATION

        Fixed assets are included at cost. Depreciation is provided on all tangible fixed assets to write off the cost over their expected life by equal annual instalments.

        The rates applied are:

        Fixtures and fittings        - 10% to 50%
          Motorcars                  - 25%

     (v)  PENSION COSTS

        The costs of providing pensions for employees are charged in the profit and loss account in accordance with the recommendations of qualified actuaries. Any funding surpluses or deficits that may arise from time to time are amortised over the average remaining working life of employees.

2. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                               1997
                                                                L
                                                              ------
This is stated after charging:
  Auditors' remuneration....................................   5,250
  Depreciation..............................................  16,074
                                                              ------

                        INDEPENDENT EXHIBITIONS LIMITED

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

3. STAFF COSTS

                                                               1997
                                                                 L
                                                              -------
Wages and salaries..........................................  477,650
Social security costs.......................................   41,666
Other pension costs.........................................   21,730
                                                              -------
                                                              541,046
                                                              =======
                                                                  NO.
The average number of employees during the year was.........       14
                                                              =======

4. TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                               1997
                                                                L
                                                              ------
Corporation tax based on profits for the year at 23.5%
  (1996: 24%)...............................................  22,750
Under/(over) provision in previous years....................      67
Deferred taxation...........................................  (7,300)
                                                              ------
                                                              15,517
                                                              ======

5. FIXED ASSETS

                                                              FIXTURES
                                                                AND
                                                              FITTINGS
                                                                 L
                                                              --------
COST
  At 1 December 1996........................................   71,273
  ADDITIONS.................................................   14,525
                                                               ------
AT 30 NOVEMBER 1997.........................................   85,798
                                                               ------
DEPRECIATION
  At 1 December 1996........................................   25,096
  CHARGE FOR THE YEAR.......................................   16,074
                                                               ------
AT 30 NOVEMBER 1997.........................................   41,170
                                                               ------
NET BOOK VALUE
AT 30 NOVEMBER 1997.........................................   44,628
                                                               ------

6. DEBTORS

                                                                1997
                                                                  L
                                                              ---------
Trade debtors...............................................    836,084
Other debtors...............................................    345,316
Prepayments and accrued income..............................     61,551
                                                              ---------
                                                              1,242,951
                                                              =========

                        INDEPENDENT EXHIBITIONS LIMITED

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

7. CREDITORS

Amounts falling due within one year:

                                                                1997
                                                                  L
                                                              ---------
     Trade creditors........................................    956,982
     Corporation tax........................................     59,998
     Other taxes and social security........................     42,046
     Other creditors........................................  2,106,166
     Proposed dividend......................................    117,531
     Accruals and deferred income...........................     78,731
                                                              ---------
                                                              3,361,454
                                                              =========

8. PROVISIONS FOR LIABILITIES AND CHARGES

Pension provision...........................................     49,113
Less deferred tax...........................................    (14,750)
                                                              ---------
                                                                 34,363
                                                              =========
     A) DEFERRED TAXATION
          At 1 December 1996................................     (7,450)
          Movement in provision.............................     (7,300)
                                                              ---------
                                                                (14,750)
                                                              =========

        Full recognition has been made in respect of the company's deferred taxation asset which consists of timing differences arising from:

                                                                1997
                                                                  L
                                                              ---------
          Capital allowances................................      1,300
          Tax relief on pension provision...................    (16,050)
                                                              ---------
                                                                (14,750)
                                                              =========

     b) PENSION PROVISION

        Employees of the company are eligible for membership of the Findlay Publications Pension and Death Benefit Scheme. The scheme is a defined benefit pension scheme, the assets of which are held in a separate trustee administered fund. The total pension costs to all participating companies are assessed on the advice of qualified actuaries using the attained age method. The latest actuarial assessment of the scheme was at 1 March 1996.

        The significant actuarial assumptions used in the assessment were that future investment return would be 9% per annum and future salary and wage increases would average 8% per annum. At the date of the latest actuarial assessment the actuarial value of the assets in the scheme was sufficient to cover 117% of the benefits that had accrued to members, after allowing for expected future increases in earnings.

        The surplus funding of the scheme has enabled participating companies, in accordance with the advice from the actuary, to make reduced contributions which results in the creation of the pension provision in compliance with Statement of Standard Accounting Practice No. 24.

                        INDEPENDENT EXHIBITIONS LIMITED

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

        Following the sale of the company in December 1997, new pension arrangements are to be put in place and the actuary has been requested to calculate the value of members benefits to be transferred into a new pension arrangement.

9. SHARE CAPITAL

                                                              1997
                                                                L
                                                              -----
Authorised
10,000 Ordinary shares of 10p each..........................  1,000
                                                              -----
Allotted, called up and fully paid
1,052 Ordinary shares of 10p each...........................    105
                                                              -----

10. RELATED PARTY TRANSACTIONS

     At 30 November 1997, the following companies are deemed to be related parties by virtue of the beneficial interest held in their share capital by the director and/or key management of the company:

    Findlay Publications Limited
    Richard Copley-Smith Limited
    Service Exhibitions Limited*
    Equity Information Exchange Limited*

     * The company acts as agent for these related parties.

     During the twelve month period the following amounts were paid to related parties for services detailed:

                                                        L
                                                     -------
Findlay Publications Limited   -Management            61,000
                               charges.............
                               -Circulation           28,000
                               charges.............
                               -Consultancy          316,720
                               charges.............
Richard Copley-Smith Limited   -Consultancy          316,720
                               charges.............

     As at 30 November 1997, the following amounts were outstanding with related parties:

Creditors - Findlay Publications Limited...........  160,797
Creditors - Equity Information Exchange Limited....  635,325
Creditors - Service Exhibitions Limited............  623,682

11. SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

     a) DIVIDENDS

        In accordance with UK GAAP the profit and loss account for the twelve months to 30 November 1997 has been charged with the dividend proposed for the period. Under US GAAP dividends are charged to retained reserves only when declared.

     b) DEFERRED TAXATION

        Deferred corporation tax has, in accordance with UK GAAP, been provided under the liability method to the extent that it is probable that a liability will crystallise in the foreseeable future. Under US GAAP the liability method is required by FAS109, however full provision is required for all differences. In the financial statements for the twelve months to 30 November 1997 this does not give rise to a difference as full provision has been made for all timing differences.

                        INDEPENDENT EXHIBITIONS LIMITED

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

     c) PENSION COSTS

        Pension costs have been assessed in accordance with the advice of an independent actuary and are based on the actuarial valuation of the scheme as at 1 March 1996 and have been accounted for in accordance with UK SSAP24. This surplus that has arisen in the scheme is being released over the remaining service lives of employees.

        Under US GAAP pension costs are accounted for in accordance with FAS87 which recommends the use of the projected unit credit method for calculating the cost to an accounting period.

        A full valuation and recalculation of the pension costs under US GAAP has not been prepared. However, the difference in cost charged to the profit and loss account for the twelve months to 30 November 1997 is not considered to be material.

                          SERVICE EXHIBITIONS LIMITED

                               DIRECTOR'S REPORT

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

     The directors present their report together with the financial statements for the twelve months ended 30 November 1997.

PRINCIPAL ACTIVITY

     The principal activity of the company continues to be the organisation of exhibitions and conferences for those involved in the service management profession.

BUSINESS REVIEW AND FUTURE DEVELOPMENTS

     The business of the company has continued to develop the business in the light of prevailing trading conditions and the position at 30 November 1997 is reflected in the company's accounts for the twelve months then ended. The present intention is to continue the development of the existing business of the company.

     In December 1997 the company's entire issued share capital was acquired by Penton Media Limited. Penton Media Limited has confirmed that it will provide such financial support as is necessary to allow the company to continue to trade and meet its liabilities as they fall due.

RESULTS

     The results for the twelve month period are set out in the Profit and Loss Account on page F-36. The director recommends the payment of a final dividend of L82,448.

DIRECTORS AND THEIR INTEREST IN THE COMPANY

     The director who served during the period was RJ Findlay. His interest in the share capital of the company was 450 L1 ordinary shares throughout the period.

     RJ Findlay resigned as a director on 12 December 1997.

     The following were appointed directors on 12 December 1997.

DJ Ramella
TL Kemp
PL Vice
A Dedman

By Order of the Board

/s/ J. Wood
Company Secretary

                          SERVICE EXHIBITIONS LIMITED

                    STATEMENT OF DIRECTOR'S RESPONSIBILITIES

     It is the purpose of this statement to distinguish the director's responsibilities for the financial statement from those of the auditors, as stated in their report.

     The directors have prepared financial statements which give a true and fair view of the company's state of affairs at 30 November 1997 and of its profit or loss for the twelve month period. In preparing the financial statements the directors have been required to:

     - select suitable accounting policies and then apply them consistently;

     - make judgements and estimates that are reasonable and prudent;

     - state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

     - prepare the financial statements on the going concern basis unless it is inappropriate to assume that the company will continue in business.

     The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company. The directors are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud or other irregularities.

                             REPORT OF THE AUDITORS
TO THE DIRECTORS OF
SERVICE EXHIBITIONS LIMITED

     We have audited the financial statements on pages F-36 to F-40 which have been prepared under the accounting policies set out on page F-38.

RESPECTIVE RESPONSIBILITIES OF DIRECTOR AND AUDITORS

     As described on page F-34 the company's director is responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the director in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of the information in the financial statements.

UNQUALIFIED OPINION

     In our opinion, the financial statements give a true and fair view of the state of the company's affairs at 30 November 1997 and of its profit for the twelve months then ended.

                                                     /s/ Horwath Clark Whitehill
                                                           Chartered Accountants
                                                         and Registered Auditors
June 10, 1998
London, England

                          SERVICE EXHIBITIONS LIMITED

                            PROFIT AND LOSS ACCOUNT

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

                                                                        1997
                                                              NOTES       L
                                                              -----   ---------
TURNOVER....................................................  1(ii)     531,433
Cost of Sales...............................................            181,664
                                                                      ---------
GROSS PROFIT................................................            349,769
Administrative expenses.....................................            296,106
                                                                      ---------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...............     2       53,663
Tax on profit on ordinary activities........................     4       12,955
                                                                      ---------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION................             40,708
Dividends...................................................            (82,448)
                                                                      ---------
RETAINED LOSS FOR THE PERIOD................................            (41,740)
Profit and loss account brought forward.....................             18,077
                                                                      ---------
PROFIT AND LOSS ACCOUNT CARRIED FORWARD.....................            (23,663)
                                                                      =========

     The profit and loss account contains all the gains and losses recognised in the twelve months and is the only movement in shareholders' funds.

 The notes to the financial statements form part of these financial statements.

                          SERVICE EXHIBITIONS LIMITED

                                 BALANCE SHEET

                                30 NOVEMBER 1997

                                                                       1997
                                                              NOTES      L
                                                              -----   -------
CURRENT ASSETS
Debtors.....................................................    5     667,971
CREDITORS: amounts falling due within one year..............    6     690,634
                                                                      -------
NET LIABILITIES.............................................          (22,663)
                                                                      =======
CAPITAL AND RESERVES
Called up share capital.....................................    7       1,000
Profit and loss account.....................................          (23,663)
                                                                      -------
SHAREHOLDERS' DEFICIT.......................................          (22,663)
                                                                      =======

Approved by the Board
on June 10, 1998,
and signed on its behalf:

/s/ A. Dedman -- Director

 The notes to the financial statements form part of these financial statements.

                          SERVICE EXHIBITIONS LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

1. ACCOUNTING POLICIES

(I) BASIS OF ACCOUNTING

     The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

(II) TURNOVER

     Turnover represents the amount invoiced to customers for attendance at exhibitions and conferences, and is stated net of value added tax.

(III) DEFERRED TAXATION

     Deferred taxation is accounted for using the liability method on all material timing differences to the extent that it is probable that liabilities or assets will crystallise.

                                                               1997
                                                                L
                                                              ------
2. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION
This is stated after charging:
Auditors' remuneration......................................   2,500
                                                              ------

3. STAFF COSTS
Wages and salaries..........................................  45,070
Social security costs.......................................   4,380
                                                              ------
                                                              49,450
                                                              ======

                                                               NO.
                                                              ------
The average number of employees during the year was.........       3
                                                              ------

                          SERVICE EXHIBITIONS LIMITED

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

                                                               1997
                                                                L
                                                              ------
4. TAX ON PROFIT ON ORDINARY ACTIVITIES
Corporation tax based on profits for the year at 23.5%
  (1996: 24%)...............................................  13,000
Over provision in respect of previous years.................     (45)
                                                              ------
                                                              12,955
                                                              ======

                                                               1997
                                                                 L
                                                              -------
5. DEBTORS
Other debtors...............................................  663,295
Prepayments and accrued income..............................    4,676
                                                              -------
                                                              667,971
                                                              =======

6. CREDITORS
Amounts falling due within one year:
Corporation tax.............................................   31,068
Other taxes and social security costs.......................    4,440
Other creditors.............................................   87,133
Proposed dividends..........................................   82,448
Accruals and deferred income................................  485,545
                                                              -------
                                                              690,634
                                                              =======

7. SHARE CAPITAL
Authorised
Ordinary shares of L1 each..................................    1,000
                                                              -------
Allotted, called up and fully paid
Ordinary shares of L1 each..................................    1,000
                                                              =======

8. RELATED PARTY TRANSACTIONS

     At 30 November 1997, the following companies are deemed to be related parties by virtue of the beneficial interest held in their share capital by the director and/or key management of the company:

          Findlay Publications Investments Limited
          Findlay Publications Limited
          Richard Copley-Smith Limited
          Independent Exhibitions Limited*
---------------
* Independent Exhibitions Limited acts as agent for the company.

                          SERVICE EXHIBITIONS LIMITED

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

     During the year the following amounts were paid to related parties for services detailed:

                                                                 L
                                                              -------
     Findlay Publications Limited -- Management charges.....   10,301
     Findlay Publications Investments Limited -- Consultancy
      charges...............................................   67,500
     Richard Copley-Smith Limited -- Consultancy charges....   67,500
As at 30 November 1997, the following amounts were
  outstanding with related parties:
     Debtors -- Independent Exhibitions Limited.............  623,682

9. SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     (A) DIVIDENDS

        In accordance with UK GAAP the profit and loss account for the twelve months to 30 November 1997 has been charged with the dividend proposed for the period. Under US GAAP dividends are charged to retained reserves only when declared.

     (B) DEFERRED TAXATION

        Deferred corporation tax has in accordance with UK GAAP been provided under the liability method to the extent that it is probably that a liability will crystallise in the foreseeable future. Under US GAAP the liability method is required by FAS109, however full provision is required for all differences. In the financial statements for the twelve months to 30 November 1997 this does not give rise to a difference as full provision has been made for all timing differences.

                      EQUITY INFORMATION EXCHANGE LIMITED

                               DIRECTORS' REPORT

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

     The directors have pleasure in presenting their report and the financial statements for the twelve months ended 30 November 1997.

PRINCIPAL ACTIVITY

     The principal activity of the company continues to be the organisation of exhibitions.

BUSINESS REVIEW AND FUTURE DEVELOPMENTS

     The directors have continued to develop the business in the light of prevailing trading conditions and the position at 30 November 1997 is reflected in the company's accounts for the year then ended. The present intention is to continue the development of the existing business of the company.

     In December 1997 the company's entire issued share capital was acquired by Penton Media Limited. Penton Media Limited has confirmed that it will provide such financial support as is necessary to allow the company to trade and to meet its liabilities as they fall due.

RESULTS AND DIVIDENDS

     The results for the twelve month period are set out in the profit and loss account on page F-44. The directors recommend the payment of a dividend of L153,295.

DIRECTORS AND THEIR INTERESTS IN THE COMPANY

     The directors who served during the period and their interests in the share capital of the Company were as follows:

                                                                      L1 ORDINARY SHARES
                                                              -----------------------------------
                                                              30 NOVEMBER 1997   30 NOVEMBER 1996
                                                              ----------------   ----------------
RS Copley-Smith.............................................        222                222
RJ Findlay..................................................        435                435

     RS Copley-Smith and RJ Findlay resigned as directors on 12 December 1997.

     The following were appointed directors on 12 December 1997.

DJ Ramella
TL Kemp
PL Vice
A Dedman

By Order of the Board

/s/ J. Wood
Company Secretary

                      EQUITY INFORMATION EXCHANGE LIMITED

                    STATEMENT OF DIRECTORS' RESPONSIBILITIES

     It is the purpose of this statement to distinguish the directors' responsibilities for the financial statements from those of the auditors, as stated in their report.

     The directors have prepared financial statements which give a true and fair view of the company's state of affairs at 30 November 1997 and of its profit or loss for the twelve month period. In preparing the financial statements the directors have been required to:

     - select suitable accounting policies and then apply them consistently;

     - make judgements and estimates that are reasonable and prudent;

     - state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the financial statements;

     - prepare the financial statements on the going concern basis unless it is inappropriate to assume that the company will continue in business.

     The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company. The directors are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud or other irregularities.

                             REPORT OF THE AUDITORS

TO THE DIRECTORS OF
EQUITY INFORMATION EXCHANGE LIMITED

     We have audited the financial statements for the twelve months ended 30 November 1997 on pages F-44 to F-49 which have been prepared under the accounting policies set out on page F-46.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

     As described on page F-42 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those financial statements and to report our opinion to you.

BASIS OF OPINION

     We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

     We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of the information in the financial statements.

UNQUALIFIED OPINION

     In our opinion, the financial statements give a true and fair view of the state of the company's affairs at 30 November 1997 and of its profit for the twelve months then ended.

                                                     /s/ Horwath Clark Whitehill
                                                           Chartered Accountants
                                                         and Registered Auditors

June 10, 1998
London, England

                      EQUITY INFORMATION EXCHANGE LIMITED

                            PROFIT AND LOSS ACCOUNT

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

                                                                           1997
                                                              NOTES          L
                                                              -----      ---------
TURNOVER....................................................    1(ii)    2,159,136
Cost of Sales...............................................               854,272
                                                                         ---------
GROSS PROFIT................................................             1,304,864
Administrative expenses.....................................             1,260,533
                                                                         ---------
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION...............    2           44,331
Tax on profit on ordinary activities........................    4              901
                                                                         ---------
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION................                43,430
Dividends...................................................              (153,295)
                                                                         ---------
RETAINED PROFIT FOR THE PERIOD..............................              (109,865)
Profit and loss account brought forward.....................                   239
                                                                         ---------
PROFIT AND LOSS ACCOUNT CARRIED FORWARD.....................              (109,626)
                                                                         =========

     The profit and loss account contains all the gains and losses recognised in the twelve months and is the only movement in shareholders' funds.

               The notes form part of these financial statements.

                      EQUITY INFORMATION EXCHANGE LIMITED

                                 BALANCE SHEET

                                30 NOVEMBER 1997

                                                                       1997
                                                              NOTES     L
                                                              -----  --------
CURRENT ASSETS
Debtors.....................................................    5     691,608
CREDITORS: amounts falling due within one year..............    6     780,003
                                                                     --------
NET CURRENT LIABILITIES.....................................          (88,395)
PROVISIONS FOR LIABILITIES AND CHARGES......................    7      19,581
                                                                     --------
NET LIABILITIES.............................................         (107,976)
                                                                     ========
CAPITAL AND RESERVES
Called up share capital.....................................    8       1,026
Share premium...............................................              624
Profit and loss account.....................................         (109,626)
                                                                     --------
SHAREHOLDERS' DEFICIT.......................................         (107,976)
                                                                     --------

Approved by the Board on
June 10, 1998
and signed on its behalf:

/s/ A. Dedman - Director

 The notes to the financial statements form part of these financial statements.

                      EQUITY INFORMATION EXCHANGE LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

1. ACCOUNTING POLICIES

  (I) BASIS OF ACCOUNTING

     The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards.

  (II) TURNOVER

     Turnover represents the invoiced value of services supplied and is stated net of value added tax. The turnover is attributable to one activity, the principal activity of the company.

  (III) DEFERRED TAXATION

     Deferred taxation is accounted for using the liability method on all material timing differences to the extent that it is probable that liabilities or assets will crystallise.

  (IV) PENSION COSTS

     The costs of providing pensions for employees are charged in the profit and loss account in accordance with the recommendations of qualified actuaries. Any funding surpluses or deficits that may arise from time to time are amortised over the average remaining working life of employees.

2. PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                               1997
                                                                 L
                                                              -------
This is stated after charging:
Auditors' remuneration......................................    4,300

3. STAFF COSTS


Wages and salaries..........................................  195,803
Social security costs.......................................   17,277
Other pension costs.........................................       --
                                                              -------
                                                              213,080
                                                              =======

                                                                  NO.
The average number of employees in the year was.............        7
                                                              =======

4. TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                               1997
                                                                 L
                                                              -------
Corporation tax based on profits for the year at 23.5%
  (1996: 24%)...............................................   13,000
Overprovision in respect of previous years..................   (7,999)
Deferred taxation...........................................   (4,100)
                                                              -------
                                                                  901
                                                              =======

                      EQUITY INFORMATION EXCHANGE LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

5. DEBTORS

Other debtors...............................................  674,267
Prepayments and accrued income..............................   17,341
                                                              -------
                                                              691,608
                                                              =======

6. CREDITORS
Amounts falling due within one year:

Other creditors.............................................  263,880
Corporation tax.............................................   42,749
Other taxes and social security costs.......................   32,505
Proposed dividend...........................................  153,295
Accruals and deferred income................................  287,574
                                                              -------
                                                              780,003
                                                              =======

7. PROVISIONS FOR LIABILITIES AND CHARGES

Pension provision...........................................   29,081
Less deferred tax...........................................   (9,500)
                                                              -------
                                                               19,581
                                                              -------

(a) DEFERRED TAXATION
At 1 December 1996..........................................   (5,400)
Movement in provision.......................................   (4,100)
                                                              -------
At 30 November 1997.........................................   (9,500)
                                                              =======

    Full recognition has been made in respect of the company's deferred taxation asset which consists entirely of timing differences arising from the tax relief on the pension provision.

     (b) PENSION PROVISION

        Employees of the company are eligible for membership of the Findlay Publications Pension and Death Benefit Scheme. The scheme is a defined benefit pension scheme, the assets of which are held in a separate trustee administered fund. The total pension costs to all participating companies are assessed on the advice of qualified actuaries using the attained age method. The latest actuarial assessment of the scheme was at 1 March 1996.

        The significant actuarial assumptions used in the assessment were that future investment return would be 9% per annum and future salary and wage increases would average 8% per annum. At the date of the latest actuarial assessment the actuarial value of the assets in the scheme was sufficient to cover 117% of the benefits that had accrued to members, after allowing for expected future increases in earnings.

        The surplus funding of the scheme has enabled participating companies, in accordance with the advice from the actuary, to make reduced contributions which results in the creation of the pension provision in compliance with Statement of Standard Accounting Practice No. 24.

                      EQUITY INFORMATION EXCHANGE LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

        Following the sale of the company in December 1997, new pension arrangements are to be put in place and the actuary has been requested to calculate the value of members benefits to be transferred into a new pension arrangement.

8. SHARE CAPITAL

                                                               1997
                                                                 L
                                                              -------
Authorised
Ordinary shares of L1 each..................................  100,000
                                                              -------
Allotted, called up and fully paid
  Ordinary shares of L1 each................................    1,026
                                                              =======

9. RELATED PARTY TRANSACTIONS

    The following companies are deemed to be related parties by virtue of the beneficial interest held in their share capital by the director and/or key management of the company:

          Findlay Publications Investments Limited
        Findlay Publications Limited
        Richard Copley-Smith Limited
        Service Exhibitions Limited
        Independent Exhibitions Limited*

        -----------------------
* Independent Exhibitions Limited acts as agent for the company.

     During the twelve month period the following amounts were paid to related parties for services detailed:

                                                                 L
                                                              -------
  Findlay Publications Limited -- Management charges........   76,500
                                  -- Circulation charges....   21,370
  Findlay Publications Investments Limited -- Consultancy
     charges................................................  233,187
  Richard Copley-Smith Limited -- Consultancy charges.......  233,187

As at 30 November 1997, the following amounts were
outstanding with related parties:
  Debtors -- Independent Exhibitions Limited................  635,325

10. SUMMARY OF DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     a) DIVIDENDS

        In accordance with UK GAAP the profit and loss account for the twelve months to 30 November 1997 has been charged with the dividend proposed for the period. Under US GAAP dividends are charged to retained reserves only when declared.

     b) DEFERRED TAXATION

        Deferred corporation tax has, in accordance with UK GAAP, been provided under the liability method to the extent that it is probable that a liability will crystallise in the foreseeable future. Under US GAAP the liability method is required by FAS109, however full provision is required for all

                      EQUITY INFORMATION EXCHANGE LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                  FOR THE TWELVE MONTHS ENDED 30 NOVEMBER 1997

        differences. In the financial statements for the twelve months to 30 November 1997 this does not give rise to a difference as full provision has been made for all timing differences.

  C) PENSION COSTS

        Pension costs have been assessed in accordance with the advice of an independent actuary and are based on the actuarial valuation of the scheme as at 1 March 1996 and have been accounted for in accordance with UK SSAP24. This surplus that has arisen in the scheme is being released over the remaining service lives of employees.

        Under US GAAP pension costs are accounted for in accordance with FAS87 which recommends the use of the projected unit credit method for calculating the cost to an accounting period.

        A full valuation and recalculation of the pension costs under US GAAP has not been prepared. However, the difference in cost charged to the profit and loss account for the twelve months to 30 November 1997 is not considered to be material.

------------------------------------------------------
------------------------------------------------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PENTON OR BY PITTWAY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES NOR DOES IT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE STOCK DISTRIBUTION SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PENTON SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Summary of Certain Information.............     3
Forward-Looking Statements.................     7
Recent Developments........................     7
Introduction...............................     8
The Stock Distribution.....................    10
DM Publishing Combination Agreement........    13
Risk Factors...............................    21
Capitalization.............................    25
Selected Historical Financial
  Information..............................    26
Unaudited Pro Forma Combined Financial
  Information..............................    27
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................    32
Business...................................    40
Management.................................    57
Executive Compensation.....................    64
Certain Transactions.......................    72
Stock Ownership of Certain Beneficial
  Owners and Executive Officers and
  Directors................................    73
Description of Capital Stock...............    76
Anti-Takeover Effects......................    77
Limitations on Liability and
  Indemnification of Officers and
  Directors................................    80
1999 Annual Stockholders Meeting...........    80
Legal Matters..............................    80
Experts....................................    81
Available Information......................    81
Index to Financial Statements..............   F-1


                            ------------------------

  UNTIL AUGUST 29, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                               PENTON MEDIA, INC.

                            PENTON MEDIA, INC. LOGO
                                  COMMON STOCK
                          DISTRIBUTED TO STOCKHOLDERS
                             OF PITTWAY CORPORATION
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------

                                 AUGUST 4, 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate (except for the Commission registration fee) of the fees and expenses payable by the Registrant in connection with the issuance and distribution in the Stock Distribution of Common Stock:

  Securities and Exchange Commission registration fee.......  $   21,226
  NYSE Original Listing Fee.................................     150,000
  Printing and engraving costs..............................     170,000
  Legal fees and expenses...................................     235,000
  Accountants fees and expenses.............................      95,000
  Blue Sky fees and expenses................................       5,000
  Investment Banking fees and expenses......................     500,000
  Insurance premium.........................................     200,000
  Miscellaneous.............................................      23,774
                                                              ----------
          Total.............................................  $1,400,000
                                                              ==========

---------------
* To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

     The Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director of Penton shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will not adversely affect any right or protection of a director of Penton existing at the time of such repeal or modification.

  INDEMNIFICATION AND INSURANCE

     Section 145 of the DGCL contains provisions permitting (and, in some situations, requiring) Delaware corporations such as Penton to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with, among other things, their service to the corporation in those capacities. The Certificate of Incorporation contains provisions requiring indemnification by Penton of its directors, officers, and employees to the fullest extent permitted by law. Among other things, these provisions provide that Penton is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any action by or in the right of Penton) (a "Proceeding") by reason of the fact that such person is or was a director, officer, or employee of Penton, or is or was serving at the request of Penton as a director, officer or employee of another corporation, partnership, joint venture, trust, or other enterprise (including service with respect to any employee benefit plan) against expenses (including attorneys' fees), judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding to the fullest extent permitted by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Penton to provide broader indemnification rights than such law permitted Penton to provide prior to such amendment). These provisions also provide for the advance payment of fees and expenses reasonably incurred by the director, officer, or employee in defense of any such Proceeding, subject to reimbursement by the director, officer, or employee if it is ultimately determined that such director, officer, or employee is not entitled to be indemnified by Penton. Penton anticipates that it will enter into agreements with its directors providing contractually for indemnification consistent with the Certificate of Incorporation and Bylaws. In addition, the Certificate of Incorporation authorizes Penton to purchase insurance for its directors, officers, and employees insuring them against certain risks as to which Penton may be unable lawfully to indemnify them. Penton intends to obtain this insurance coverage for its directors, officers and employees as well as insurance coverage to reimburse Penton for potential costs of its corporate indemnification of directors, officers and employees. In connection with any liabilities resulting from filing this Registration Statement, Penton has agreed to indemnify Messrs. Donohue and Meehan to the same extent as the Board members.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     On December 12, 1997, Penton Media Limited, a United Kingdom subsidiary of the Registrant, acquired the outstanding stock of Independent Exhibitions Limited and two affiliates under common control with it, all United Kingdom corporations, from their stockholders for UK L16,505,637, UK L1,500,000 convertible loan note and UK L2,200,000 of contingent convertible loan notes. The Registrant agreed that any or all of the principal of each of such notes could be exchanged for Penton common stock (at its average market price during the 30 trading days immediately following notice of exercise of the exchange right) if at the time of exchange such common stock were listed and admitted to trading on the New York Stock Exchange or on any other principal securities exchange in the United States or were quoted in the over-the-counter market as reported by NASDAQ. In agreeing to such exchange rights, the Registrant relied upon the exemption from registration provided by Regulation S under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

 EXHIBIT
  NUMBER                           DESCRIPTION OF DOCUMENT
 -------         ------------------------------------------------------------
 2.1*            Combination Agreement, dated May 21, 1998, by and among
                 Penton Media, Inc., D-M Acquisition Corp., Pittway
                 Corporation, Donohue Meehan Publishing Company, William C.
                 Donohue, and John J. Meehan.
 3.1*            Restated Certificate of Incorporation
 3.2*            Amended and Restated Bylaws
 5.1**           Opinion of Jones, Day, Reavis & Pogue regarding legality
 8.1*            Internal Revenue Service Revenue Ruling
10.1*            Credit Facility, dated December 12, 1997, between Penton
                 Media, Ltd. and the Bank of America
10.2(a)*         Employment Agreement, dated July 25, 1996, between the
                 Registrant and Thomas L. Kemp
10.2(b)***       Waiver and Release, dated July 21, 1998, between the
                 Registrant and Thomas L. Kemp
10.3*            Employment Agreement, dated January 1, 1997, between the
                 Registrant and Daniel J. Ramella
10.4*            Form of Employment Agreement between the Registrant and
                 William C. Donohue
10.5*            Form of Employment Agreement between the Registrant and John
                 J. Meehan
10.6***          Penton Media, Inc. 1998 Equity and Performance Incentive
                 Plan
10.7***          Penton Media, Inc. 1998 Director Stock Option Plan
10.8***          Penton Media, Inc. Retirement Savings Plan
10.9***          Penton Media, Inc. Retirement Plan
10.10***         Penton Media, Inc. Supplemental Executive Retirement Plan

 EXHIBIT
  NUMBER                           DESCRIPTION OF DOCUMENT
 -------         ------------------------------------------------------------
21.1*            Subsidiaries of Penton Media, Inc.
23.1**           Consent of PricewaterhouseCoopers LLP with respect to the
                 Consolidated Financial Statements of Penton Media, Inc.
23.2**           Consent of PricewaterhouseCoopers LLP with respect to the
                 Financial Statements of Donohue Meehan Publishing Company
23.3**           Consent of Horwath Clark Whitehill with respect to the
                 Financial Statements of Independent Exhibitions Limited,
                 Service Exhibitions Limited and Equity Information Exchange
                 Limited
23.4**           Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                 5.1)
24.1*            Powers of Attorney
27.1***          Financial Data Schedule
99.1*            Consent of William C. Donohue to be a Director of Penton
                 Media, Inc.
99.2*            Consent of John J. Meehan to be a Director of Penton Media,
                 Inc.


---------------

  * Filed on June 15, 1998.

 ** Filed herewith.


*** Filed on July 23, 1998


ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, Ohio, on the 3rd day of August, 1998.


                                      PENTON MEDIA, INC.


                                      By /s/ PRESTON L. VICE
                                         ---------------------------------------


                                         Preston L. Vice, Senior Vice President



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed on August 3, 1998 by the following persons in the capacities indicated.



                 SIGNATURE                                            TITLE
                 ---------                                            -----

                     *                             Chief Executive Officer and Director
--------------------------------------------       (Principal Executive Officer)
               Thomas L. Kemp

            /s/ JOSEPH NECASTRO                    Chief Financial Officer
--------------------------------------------       (Principal Financial Officer)
              Joseph NeCastro

                     *                             Vice President/Controller
--------------------------------------------       (Controller or Principal Accounting Officer)
            Charles T. Griesemer

                     *                             Director
--------------------------------------------
               Anthony Downs

                     *                             Director
--------------------------------------------
             William J. Friend

                     *                             Director
--------------------------------------------
               Joan W. Harris

                     *                             Director
--------------------------------------------
                King Harris

                     *                             Director
--------------------------------------------
             Daniel J. Ramella

                     *                             Director
--------------------------------------------
             Edward J. Schwartz

                                                   Director
--------------------------------------------
               Don E. Schultz

                     *                             Director
--------------------------------------------
              Richard B. Swank


---------------

* Preston L. Vice, by signing his name hereto, does hereby execute this Amendment to the Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers.

                                      By: /s/ PRESTON L. VICE

                                         ---------------------------------------
                                         Preston L. Vice
                                         Attorney-in-Fact

                               PENTON MEDIA, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                             ADDITIONS
                                                       ---------------------
                                         BALANCE AT    CHARGE TO                DEDUCTIONS     BALANCE
                                         BEGINNING     COSTS AND                   FROM       AT END OF
                                         OF PERIOD     EXPENSES     OTHER(A)    RESERVE(B)     PERIOD
                                         ----------    ---------    --------    ----------    ---------
                                                             (DOLLARS IN THOUSANDS)

1997
Allowance for doubtful accounts........    $2,069        $662         $344         $669        $2,406
1996
Allowance for doubtful accounts........    $1,997        $948                      $876        $2,069
1995
Allowance for doubtful accounts........    $1,993        $870                      $866        $1,997

---------------

(A) Valuation allowance of company acquired during the year.

(B) Write-off of accounts considered uncollectible, net of recoveries.

                                 EXHIBIT INDEX


   EXHIBIT
    NUMBER                               DESCRIPTION OF DOCUMENT
   -------             ------------------------------------------------------------
           2.1*        Combination Agreement, dated May 21, 1998, by and among
                       Penton Media, Inc., DM Acquisition Corp., Pittway
                       Corporation, Donohue Meehan Publishing Company, William C.
                       Donohue, and John J. Meehan. The Registrant agrees to
                       furnish supplementally a copy of any omitted schedule to the
                       Commission upon request.
           3.1*        Restated Certificate of Incorporation
           3.2*        Amended and Restated Bylaws
           5.1**       Opinion of Jones, Day, Reavis & Pogue regarding legality
           8.1*        Internal Revenue Service Revenue Ruling
          10.1*        Credit Facility dated December 12, 1997, between Penton
                       Media Ltd. and Bank of America
          10.2(a)*     Employment Agreement, dated July 25, 1996, between the
                       Registrant and Thomas L. Kemp
          10.2(b)***   Waiver and Release, dated July 21, 1998, between the
                       Registrant and Thomas L. Kemp
          10.3*        Employment Agreement, dated January 1, 1997, between the
                       Registrant and Daniel J. Ramella
          10.4*        Form of Employment Agreement between the Registrant and
                       William C. Donohue
          10.5*        Form of Employment Agreement between the Registrant and John
                       J. Meehan
          10.6***      Penton Media, Inc. 1998 Equity and Performance Incentive
                       Plan
          10.7***      Penton Media, Inc. 1998 Director Stock Option Plan
          10.8***      Penton Media, Inc. Retirement Savings Plan
          10.9***      Penton Media, Inc. Retirement Plan
          10.10***     Penton Media, Inc. Supplemental Executive Retirement Plan
          21.1*        Subsidiaries of Penton Media, Inc.
          23.1**       Consent of PricewaterhouseCoopers LLP with respect to the
                       Consolidated Financial Statements of Penton Media, Inc.
          23.2**       Consent of PricewaterhouseCoopers LLP with respect to the
                       Consolidated Financial Statements of Donohue Meehan
                       Publishing Company
          23.3**       Consent of Horwath Clark Whitehill with respect to the
                       Financial Statements of Independent Exhibitions Limited,
                       Service Exhibitions Limited and Equity Information Exchange
                       Limited
          23.4**       Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                       5.1)
          24.1*        Powers of Attorney
          27.1***      Financial Data Schedule
          99.1*        Consent of William C. Donohue to be a Director of Penton
                       Media, Inc.
          99.2*        Consent of John J. Meehan to be a Director of Penton Media,
                       Inc.


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  * Filed on June 15, 1998.


 ** Filed herewith.



*** Filed on July 23, 1998.